Exhibit 10.15

[EXECUTION]

LOAN AND SECURITY AGREEMENT

by and among

FORBES ENERGY SERVICES LLC,

FORBES ENERGY INTERNATIONAL, LLC,

TX ENERGY SERVICES, LLC,

C.C. FORBES, LLC,

and

SUPERIOR TUBING TESTERS, LLC

(as Borrowers)

and

FORBES ENERGY SERVICES LTD.

(as Guarantor)

and

REGIONS BANK

(as a Lender and as Agent)

and

THE LENDERS FROM TIME TO TIME HERETO

(as Lenders)

and

JEFFERIES FINANCE LLC

(as Arranger and Syndication Agent)

and

REGIONS BUSINESS CAPITAL, A DIVISION OF REGIONS BANK

(as Bookrunner)

September 9, 2011

(i)

4. GRANT OF SECURITY INTEREST; COLLATERAL COVENANTS		63

4.1	Security Interest in the Collateral	63
4.2	Perfection of Security Interest	63
4.3	Preservation of Collateral	65
4.4	Ownership and Location of Collateral	65
4.5	Defense of Agent’s and Lenders’ Interests	65
4.6	Books and Records	66
4.7	Financial Disclosure	66
4.8	Compliance with Laws	66
4.9	Inspection of Premises/Appraisals	67
4.10	Insurance	67
4.11	Failure to Pay Insurance	68
4.12	Payment of Taxes	68
4.13	Payment of Leasehold Obligations	69
4.14	Accounts and other Receivables	69
4.15	Collateral Access Agreements	73
4.16	Maintenance of Equipment	73
4.17	Exculpation of Liability	73
4.18	Environmental Matters	73
4.19	Financing Statements	75

5. REPRESENTATIONS AND WARRANTIES		75

5.1	Authority, Etc.	75
5.2	Formation and Qualification	76
5.3	Survival of Representations and Warranties	76
5.4	Tax Returns	76
5.5	Financial Statements	77
5.6	Corporate Name	78
5.7	O.S.H.A. and Environmental Compliance	78
5.8	Solvency; No Litigation, Violation of Law; No ERISA Issues	79
5.9	Patents, Trademarks, Copyrights and Licenses	80
5.10	Licenses and Permits	80
5.11	No Contractual Default	80
5.12	No Burdensome Restrictions/No Liens	81
5.13	No Labor Disputes	81
5.14	Margin Regulations	81
5.15	Investment Company Act	81
5.16	Disclosure	81
5.17	Real Property	82
5.18	Hedging Agreements	82
5.19	Conflicting Agreements	82
5.20	Business and Property of Loan Parties; Inactive Subsidiaries	82
5.21	Material Contracts	82

(ii)

5.22	Capital Structure	83
5.23	Bank Accounts, Security Accounts, Etc.	84
5.24	[Reserved.]	84
5.25	OFAC	84

6. AFFIRMATIVE COVENANTS		84

6.1	Payment of Fees	84
6.2	Conduct of Business; Compliance with Laws and Maintenance of Existence and Assets	84
6.3	Violations	85
6.4	Government Receivables	85
6.5	Execution of Supplemental Instruments; Further Assurances	85
6.6	Payment of Indebtedness	86
6.7	Standards of Financial Statements	86
6.8	Financial Covenants	86

7. NEGATIVE COVENANTS		87

7.1	Merger, Consolidation, Acquisition and Sale of Assets	87
7.2	Creation of Liens	89
7.3	Guarantees	89
7.4	Investments	90
7.5	Loans	92
7.6	[Reserved.]	92
7.7	Dividends and Distributions/Senior Unsecured Notes Payments	92
7.8	Indebtedness	93
7.9	Nature of Business	95
7.10	Transactions with Affiliates	96
7.11	Leases	97
7.12	Subsidiaries	97
7.13	Fiscal Year and Accounting Changes	98
7.14	Pledge of Credit	98
7.15	Amendment of Organizational Documents; Senior Unsecured Notes Documents	98
7.16	Compliance with ERISA	98
7.17	Prepayment, Etc. of Money Borrowed	99
7.18	State of Organization/Names/Locations	99
7.19	Foreign Assets Control Regulations, Etc.	99
7.20	Modification of Certain Documents	100

8. CONDITIONS PRECEDENT		100

8.1	Conditions to Initial Advances	100
8.2	Conditions to Each Advance	104

(iii)

9. INFORMATION AS TO LOAN PARTIES		105

9.1	Disclosure of Material Matters Pertaining to Collateral	105
9.2	Collateral and Related Reports	105
9.3	Environmental Reports	107
9.4	Litigation	107
9.5	Material Occurrences	107
9.6	Government Receivables	108
9.7	Annual Financial Statements	108
9.8	[Reserved.]	108
9.9	Monthly Financial Statements	108
9.10	Notices re Equityholders; the Senior Unsecured Notes Documents	109
9.11	Additional Information	109
9.12	Projections	109
9.13	[Reserved.]	110
9.14	Notice of Governmental Body Items	110
9.15	ERISA Notices and Requests	110
9.16	Notice of Change in Management, Etc.	111
9.17	Additional Documents	111

10. EVENTS OF DEFAULT		111

11. LENDERS’ RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT		114

11.1	Rights and Remedies	114
11.2	Waterfall	114
11.3	Agent’s Discretion	115
11.4	Setoff	116
11.5	Rights and Remedies not Exclusive	116
11.6	Commercial Reasonableness	116

12. WAIVERS AND JUDICIAL PROCEEDINGS		117

12.1	Waiver of Notice	117
12.2	Delay	117
12.3	Jury Waiver	117
12.4	Waiver of Counterclaims	117

13. EFFECTIVE DATE AND TERMINATION		118

13.1	Term	118
13.2	Termination	118

14. REGARDING AGENT		118

14.1	Appointment	118
14.2	Nature of Duties	119
14.3	Lack of Reliance on Agent and Resignation	119
14.4	Certain Rights of Agent	120
14.5	Reliance	120

(iv)

14.6	Notice of Default	120
14.7	Indemnification	121
14.8	Agent in its Individual Capacity	121
14.9	Actions in Concert	121
14.10	Intercreditor Agreements/Subordination Agreements	121

15. GUARANTEE		122

15.1	Guarantee; Contribution Rights	122
15.2	Waivers	122
15.3	No Defense	123
15.4	Guarantee of Payment	123
15.5	Liabilities Absolute	123
15.6	Waiver of Notice	124
15.7	Agent’s Discretion	124
15.8	Reinstatement	124
15.9	No Marshalling, Etc.	125
15.10	Action Upon Event of Default	126
15.11	Statute of Limitations	126
15.12	Interest	126
15.13	Guarantor’s Investigation	127
15.14	Termination	127
15.15	Extension of Guarantee	127
15.16	Applicability to Borrowers	127

16. MISCELLANEOUS		127

16.1	Governing Law; Consent to Jurisdiction; Etc.	127
16.2	Entire Understanding; Amendments; Lender Replacements; Overadvances	128
16.3	Successors and Assigns; Participations; New Lenders; Taxes; Syndication	130
16.4	Application of Payments	133
16.5	Indemnity/Currency Indemnity	133
16.6	Notice	134
16.7	Survival	135
16.8	Postponement of Subrogation, Etc. Rights	135
16.9	Severability	135
16.10	Expenses	136
16.11	Injunctive Relief	136
16.12	Consequential Damages	137
16.13	Captions	137
16.14	Counterparts; Facsimile or Emailed Signatures	137
16.15	Construction	137
16.16	Confidentiality; Sharing Information	137
16.17	Publicity	138
16.18	Patriot Act Notice	138
16.19	Agent Titles	138

(v)

List of Exhibits and Schedules

Exhibits

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Notice of Conversion
Exhibit C	Form of Notice of Advance Request
Exhibit 5.5	Financial Projections
Exhibit 9.7	Form of Compliance Certificate
Exhibit 16.3	Form of Commitment Transfer Supplement

Schedules

Schedule C-1	Commitments
Schedule R-1	Real Property
Schedule 2.3	Payment Account; Disbursement of Advance Proceeds
Schedule 4.4	Books and Records Locations
Schedule 4.14(c)	Location of Chief Executive Offices
Schedule 5.2(a)	Jurisdictions of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation / Commercial Tort Claims / Money Borrowed
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.13	Labor Disputes
Schedule 5.22	Capital Structure
Schedule 5.23	Bank Accounts
Schedule 7.2	Existing Liens
Schedule 7.8	Existing Indebtedness

-i-

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated September 9, 2011, is entered into by and among FORBES ENERGY SERVICES LLC, a limited liability company formed under the laws of the State of Delaware (“Energy Services”), TX ENERGY SERVICES, LLC, a limited liability company formed under the laws of the State of Delaware (“TX Energy”), C.C. FORBES, LLC, a limited liability company formed under the laws of the State of Delaware (“C.C.”), SUPERIOR TUBING TESTERS, LLC, a limited liability company formed under the laws of the State of Delaware (“Tubing”), and FORBES ENERGY INTERNATIONAL, LLC, a limited liability company formed under the laws of the State of Delaware (“International”; and together with Energy Services, TX Energy, C.C., Tubing, and any other Person that at any time after the date hereof becomes a Borrower, each a “Borrower” and collectively, the “Borrowers”), FORBES ENERGY SERVICES LTD., a Texas corporation (“Parent”; and together with any other Person that at any time after the date hereof becomes a Guarantor, each a “Guarantor” and collectively, the “Guarantors”), the lenders which are now or which hereafter become a party hereto (each a “Lender” and collectively, the “Lenders”) and REGIONS BANK, an Alabama bank organized under the laws of the State of Alabama (in its individual capacity, “Regions”), as agent (Regions, in such capacity, the “Agent”) for Secured Parties (as hereinafter defined).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:

1.	DEFINITIONS.

1.1 Accounting Terms.

As used in this Agreement, the Note(s), any Other Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

1.2 General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7.

“Accounts” shall mean and include as to each Loan Party and each of its Subsidiaries, all of such Loan Party’s and Subsidiary’s “accounts” as defined in the UCC, whether now owned or hereafter acquired including, without limitation all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with any such card.

“Administrative Borrower” shall mean Forbes Energy Services LLC, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 2.19 hereof, and its successors and assigns in such capacity.

“Advances” shall mean the Revolving Advances (including without limitation the Protective Advances), and Swingline Loan Advances, or any of them as the context implies.

“Advance Rates” shall mean the lending formula percentages set forth in the definition of Borrowing Base.

“Affiliate” of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (A) to vote ten (10%) percent or more of the Equity Interests having ordinary voting power for the election of directors or managers (or other comparable body) of such Person, or (B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Loan and Security Agreement, as amended, restated, modified and supplemented from time to time.

“Annual Incremental Amount” shall mean, for Loan Parties’ fiscal year ended December 31, 2011 and for each fiscal year thereafter, EBITDA (as reported in Loan Parties’ annual financial statements delivered to Agent and each Lender pursuant to Section 9.7) for such fiscal year multiplied by the Applicable Percentage (as defined below); provided, that, the Annual Incremental Amount for a fiscal year will be zero (0) if the EBITDA for such fiscal year does not exceed (a) solely in the case of the fiscal year ended December 31, 2011, EBITDA as reported in Loan Parties’ audited annual financial statements delivered to Agent prior to the Closing Date, and (b) in the case of the fiscal year ended December 31, 2012 and each fiscal year thereafter, the greatest amount of EBITDA previously reported by Loan Parties to Agent and Lenders for any fiscal year ending subsequent to the Closing Date. As used in each of the respective Sections set forth below, “Applicable Percentage” shall be the percentage set forth opposite each such Section:

Section	Applicable Percentage
1.2 (Permitted Acquisitions/JV Cap Amount)	Five (5%) percent
7.4(n) (Investments)	Five (5%) percent
7.8(b) (Indebtedness)	Ten (10%) percent
7.11 (Leases)	Five (5%) percent

“Applicable Margin” for each type of Advance shall mean, at any time:

(a) subject to clause (b) below, the applicable percentage (on a per annum basis) set forth in the chart below for Base Rate Loans and for LIBOR Rate Loans, respectively, that will result, in accordance with such chart, if the Quarterly Average Borrowing Availability for the immediately preceding calendar quarter is in an amount within the range indicated in the chart below for such percentage:

Tier	Quarterly Average Borrowing Availability	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans
I	Less than thirty (30%) percent of the Maximum Credit	1.75%	2.75%
II	Greater than or equal to thirty (30%) percent of the Maximum Credit, but less than sixty (60%) percent of the Maximum Credit	1.50%	2.50%
III	Greater than or equal to sixty (60%) percent of the Maximum Credit	1.25%	2.25%

(b) Notwithstanding anything to the contrary set forth in clause (a) above, (i) until October 1, 2011, the Applicable Margin for the Revolving Interest Rate for Base Rate Loans and for LIBOR Rate Loans shall be the applicable percentage calculated based on the percentage set forth in Tier III set forth above, and for each calendar quarter thereafter, the Revolving Interest Rate will be adjusted quarterly thereafter, on the first (1st) day of each calendar quarter, based on the Quarterly Average Borrowing Availability and the chart set forth above, (ii) the Applicable Margin shall be calculated and established once each calendar quarter, based upon the Quarterly Average Borrowing Availability for the immediately preceding calendar quarter and shall remain in effect until adjusted thereafter (if applicable) at the beginning of the next calendar quarter, and (iii) each adjustment of the Applicable Margin shall be effective as of the first (1st) day of a calendar quarter based on the Quarterly Average Borrowing Availability for the immediately preceding calendar quarter. In the event that at any time after the end of a calendar quarter the Quarterly Average Borrowing Availability for the prior calendar quarter used for the determination of the Applicable Margin of such recently ended calendar quarter was less than the actual amount of the Quarterly Average Borrowing Availability for such prior calendar quarter, the Applicable Margin of such recently ended calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Borrowing Availability, as determined by Agent, and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. In the event that the Quarterly Average Borrowing Availability for the prior calendar quarter used for the determination of the Applicable Margin of such recently ended calendar quarter was greater than the actual amount of the Quarterly Average Borrowing Availability, the Applicable Margin of such recently ended calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Borrowing Availability, and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrowers; provided, that, the basis for the Quarterly Average Borrowing Availability having been greater than the actual Quarterly Average Borrowing Availability is not as a result of information provided by, or on behalf of, Borrowers or Guarantors to Agent. The foregoing provisions that provide for a credit to the loan account of Borrowers shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default, whether based on such recalculated percentage or otherwise, but this sentence shall not affect the right of Borrowers to have such credit.

“Approved Fund” shall mean (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) a Controlled Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) a Controlled Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

“Authority” shall have the meaning set forth in Section 4.18(d).

“Bank Product Agreement” shall mean any agreement for any service or facility extended to any Loan Party by a Bank Product Provider including: (a) credit cards, (b) debit cards, (c) purchase cards, (d) credit card, debit card and purchase card processing services, (e) treasury, cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (f) cash management, including controlled disbursement, accounts or services, (g) return items, netting, overdraft and interstate depositary network services or (h) Hedging Agreements.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party to a Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Loan Party is obligated to reimburse to a Bank Product Provider as a result of such Person purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Loan Party pursuant to the Bank Product Agreements.

“Bank Product Provider” shall mean (a) Regions or any of its Affiliates or (b) any Lender or any Affiliate of any Lender (in each case as to any Lender or any Affiliate of any Lender, to the extent approved by Agent in its Permitted Discretion) that provides any Bank Products to any Loan Party.

“Bankruptcy Code” shall have the meaning set forth in Section 2.17.

“Base Rate” shall mean, for any day (or if such day is not a Business Day, the immediately preceding Business Day), a rate per annum (rounded upward, if necessary, to the next 1/100th of one (1%) percent) equal to the greater of (a) the “prime rate” as determined by Agent announced from time to time by Regions (or any successor to the foregoing) as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank) and (b) the Federal Funds Effective Rate in effect on such day plus one-half of one (0.50%) percent, and (c) the LIBOR Rate for a LIBOR Loan with a one (1) month interest period plus one (1%) percent. If the Agent shall have determined in its reasonable discretion (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective on the effective date of such change in the prime rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively. The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.

“Base Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.

“Benefited Lender” shall have the meaning set forth in Section 2.13(f).

“Blocked Accounts” shall have the meaning set forth in Section 4.14(h).

“Borrower” or “Borrowers” shall have the meanings set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowing Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the sum of: (A) the Borrowing Base plus (B) the amount of Qualified Cash in an aggregate amount not to exceed $5,000,000, and (ii) the Maximum Credit less Maximum Credit Reserves (in each case under (i) and (ii), without duplication and without giving effect to Reserves in respect of outstanding Letters of Credit), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Revolving Advances (inclusive of all then outstanding and unpaid Swingline Loan Advances and Protective Advances) plus (ii) the amount of all then outstanding Letters of Credit.

“Borrowing Base” shall mean, at any time, the amount equal to:

(a) eighty-five (85%) percent of Eligible Accounts, plus

(b) the Eligible Appraised Well Services Equipment Formula Amount (as defined below), minus

(c) Reserves.

For the purposes of this definition of Borrowing Base, “Eligible Appraised Well Services Equipment Formula Amount”, “Net Book Value”, “Well Services Equipment NOLV Amount”, “Well Services Equipment NOLV Adjusted Amount”, and “Well Services Equipment NOLV Adjustment Percentage” shall have the meanings set forth below:

(i) “Eligible Appraised Well Services Equipment Formula Amount” shall mean, on any date of determination, the lesser of (i) the Well Services Equipment NOLV Amount and (ii) one hundred (100%) percent of the Net Book Value of Eligible Well Services Equipment.

(ii) “Net Book Value” shall mean, as to any Eligible Well Services Equipment, on any date of determination, the gross book value thereof (calculated in accordance with GAAP) minus accumulated depreciation with respect to such Well Services Equipment that is calculated as of such date in accordance with GAAP.

(iii) “Well Services Equipment NOLV Adjusted Amount” shall mean, on any date of determination, (A) the Net Book Value of Eligible Well Services Equipment multiplied by (B) the Well Services Equipment NOLV Adjustment Percentage, which amount shall not, however, in any event exceed the Net Book Value of Eligible Well Services Equipment.

(iv) “Well Services Equipment NOLV Adjustment Percentage” shall mean, on any date of determination, a percentage equal to (A) the Net Orderly Liquidation Value of Borrowers’ Eligible Appraised Well Service Equipment as of the most recent Well Services Equipment Appraisal Delivery Date divided by (B) the Net Book Value of Borrowers’ Eligible Appraised Well Service Equipment as of the most recent Well Services Equipment Appraisal Delivery Date.

(v) “Well Services Equipment NOLV Amount” shall mean (A) on any Well Services Equipment Appraisal Delivery Date, eighty-five (85%) percent of the Net Orderly Liquidation Value of Borrowers’ Eligible Appraised Well Service Equipment and (B) on any date following the most recent Well Services Equipment Appraisal Delivery Date and prior to the next succeeding Well Services Equipment Appraisal Delivery Date, eighty-five (85%) percent of the Well Services Equipment NOLV Adjusted Amount.

“Borrowing Base Certificate” shall mean a certificate duly executed by a Responsible Officer of Administrative Borrower appropriately completed and in substantially the form of Exhibit A, as such form may from time to time be modified by Agent (in consultation with Administrative Borrower) in a manner consistent with the terms of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or in Texas are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, as determined in accordance with GAAP.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) that, in conformity with GAAP as in effect on the date hereof consistently applied, should be accounted for as a capital lease.

“Cash Dominion Event” shall mean either (a) an Event of Default shall exist or have occurred and be continuing or (b) a Trigger Event shall exist or have occurred and be continuing.

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency (an “A Rated Bank”); (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks; (e) mutual funds that invest solely in one or more of the investments described in clauses (a) through (d) above; and (f) with respect to such investments in currencies other than Dollars or in jurisdictions other than the United States, other investments reasonably deemed by a Loan Party to be equivalent to the investments described in clauses (a) through (e) above.

“Cash Interest Expense” shall mean, without duplication, for any period, Interest Expense (excluding non-cash items, including, but not limited to, the following non-cash components of Interest Expense: (a) the amortization of fees and costs with respect to the transactions contemplated by this Agreement which have been capitalized as transaction costs, and (b) interest paid in kind).

“Cash Receipt Account” or “Cash Receipt Accounts” shall mean, individually or collectively, all lockbox accounts, dominion accounts or other deposit accounts established and maintained by Loan Parties for the purpose of collecting or depositing cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds), and which are designated as such and listed on Schedule 5.23.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Tax Law” shall mean a change in the treaty, law or regulation after the date on which the applicable Agent or Lender becomes a party to this Agreement (or, if such Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Lender became such a beneficiary or member, if later); provided, however, such term does not include regulations or other guidance issued by the IRS or U.S. Treasury implementing or interpreting laws already enacted, but not yet effective.

“Change of Control” shall mean the occurrence of any event (whether in one or more transactions) which results in (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Parent to any Person or group (as such term is used in Section

13(d)(3) of the Exchange Act), other than as may be permitted in this Agreement; (b) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than any one or more of the Permitted Holders, of more than fifty (50%) percent of beneficial ownership, directly or indirectly, of the voting power of the total outstanding voting Equity Interests of Parent; or (c) a “Change of Control” or other similar event shall occur under, and as defined in, the Senior Unsecured Notes Documents. For purposes of clause (a) of this definition, “control of Loan Party” shall mean the power, direct or indirect, (i) to vote fifty-one (51%) percent or more of the Equity Interests having ordinary voting power for the election of directors (or equivalent governing body) of any Loan Party and (ii) to direct or cause the direction of the management and policies of any Loan Party by contract or otherwise

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, Liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any Subsidiary of any Loan Party.

“Closing Date” shall mean September 9, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean any and all collateral granted under this Agreement or any Other Document to secure any and all of the Obligations, including without limitation all tangible and intangible property of each Loan Party, all personal property of each Loan Party, all movable and immovable property of each Loan Party, in each case whether now owned or hereafter acquired and wherever located, including, but not limited to, the following of each Loan Party:

(a) all Accounts and other Receivables other than Accounts and Receivables constituting Excluded Assets;

(b) all certificated and uncertificated securities (other than Excluded Equity Interests);

(c) all chattel paper, including electronic chattel paper;

(d) all Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, supporting information, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(e) all Contract Rights;

(f) all commercial tort claims (including, without limitation any commercial tort claims from time to time described on Schedule 5.8(b) (as such Schedule 5.8(b) may from time to time be updated));

(g) all deposit accounts;

(h) all documents;

(i) all financial assets;

(j) all General Intangibles, including payment intangibles and software;

(k) all goods (including all Well Service Equipment and all other Equipment and all Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(l) all instruments;

(m) all Intellectual Property;

(n) all Investment Property;

(o) all of the Equity Interests (other than Excluded Equity Interests) issued by each Loan Party (other than Parent) and each of their Subsidiaries;

(p) [Reserved];

(q) all cash, cash equivalents or other money;

(r) all letter of credit rights;

(s) all security entitlements;

(t) all supporting obligations;

(u) all of each Loan Party’s right, title and interest in and to (i) all of its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, compensation, detinue, replevin, reclamation and repurchase; (iii) all supporting obligations and all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) all other property of any kind whatsoever (other than Real Property) of each Loan Party, including, but not limited to, warranty claims, relating to any goods; (v) all of each Loan Party’s Contract Rights, rights of payment which have been earned under a Contract Right, letter of credit rights (whether or not the letter of credit is evidenced by a writing), instruments (including promissory notes), documents, chattel paper (whether tangible or electronic), warehouse receipts, deposit accounts, money and securities; (vi) if and when obtained by any Loan Party, all movable and personal property of third parties in which such Loan Party has been granted a Lien; and (vii) any other goods, movable or personal property of any kind or description, wherever located, now or hereafter owned or acquired by any Loan Party; and

(v) all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing;

provided, however, that, no Excluded Assets shall be included in Collateral.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Loan Party, or any other Person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, duly executed and delivered in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other Person.

“Commitment” shall mean, with respect to each Lender, its Revolver Commitment or its Swingline Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or Swingline Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Commitment Transfer Supplement pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement (including, without limitation, pursuant to any increase contemplated under Section 2.20).

“Commitment Fees” shall have the meaning set forth in Section 3.3(a).

“Commitment Percentage” shall mean:

(a) with respect to a Lender’s obligation to make Revolving Advances and participate in Letters of Credit and in the Swingline Loan Advances, and right to receive payments of principal, interest and fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Revolving Advances and ratable portion in Swingline Loan Advances and Letters of Credit by (z) the outstanding principal amount of all Revolving Advances made by the Lenders (inclusive of all Swingline Loan Advances made by Swingline Lender) and all Letters of Credit; and

(b) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 14.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate amount of Revolver Commitments of all Lenders; provided, however, that, in the event the Revolver Commitments have been terminated or reduced to zero, Commitment Percentage under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s participation interest in the outstanding Letters of Credit and in the outstanding principal amount of Swingline Loan Advances, by (B) the outstanding principal amount of all Advances (inclusive of the outstanding principal amount of Swingline Loan Advances) plus the aggregate amount of outstanding Letters of Credit.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3, properly completed, or otherwise in form and substance reasonably satisfactory to Agent, and if applicable, to Administrative Borrower, by which a Purchasing Lender purchases and assumes all or a portion of Advances made by a Lender and/or all or a portion of the Commitments of a Lender.

“Compliance Certificate” shall mean the Compliance Certificate executed and delivered by a Responsible Officer of Administrative Borrower’s pursuant to Sections 9.7 and 9.9 in the form of Exhibit 9.7 appended hereto.

“Computer Hardware and Software” shall mean all of each Loan Party’s and each of its Subsidiary’s rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (c) any firmware associated with any of the foregoing; and (d) any documentation for hardware, software and firmware described in clauses (a), (b) and (c) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or to permit the effectuation and performance of this Agreement and the Other Documents, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Contra Claims” shall have the meaning set forth in subparagraph (k) of the definition of Eligible Accounts.

“Contract Right” shall mean any right of each Loan Party to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Control Notice” shall mean a written notice following a Cash Dominion Event delivered by Agent pursuant to a “control” or other agreements instructing the depository bank to comply with instructions originated by Agent with respect to the Blocked Account that is covered thereby without further consent of Loan Parties.

“Controlled Affiliate” of any Person shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to (a) vote fifty-one (51%) percent or more of the Equity Interests having ordinary voting power for the election of directors or managers (or other comparable body) of such Person, and (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Currency Due” shall have the meaning set forth in Section 16.5.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or Contract Right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall mean the United States of America Customs and Border Protection Agency of the United States Department of Homeland Security.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1.

“Defaulting Lender” shall have the meaning set forth in Section 2.16(a).

“Depository Accounts” shall have the meaning set forth in Section 4.14(h).

“Disposition” shall have the meaning set forth in Section 7.1; and “Dispose” shall have the correlative meaning.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as reasonably determined by Agent at such time that such amount could be converted into Dollars by Agent according to prevailing exchange rates selected by Agent.

“EBITDA” shall mean for any period, without duplication, the total of the following for Loan Parties and their Subsidiaries on a consolidated basis, each calculated for such period:

(a) Net Income; plus

(b) (without duplication), to the extent included in the calculation of Net Income, the sum of (i) income and franchise taxes or other taxes based on gross or net revenues paid or accrued, (ii) Interest Expense, net of interest income, paid or accrued, (iii) amortization and depreciation, (iv) goodwill impairment charges and other non-cash charges that will not become cash charges in future periods, (v) amortization of debt issuance costs and any non-cash, non-recurring charges relating to, any premiums or penalty paid, write-off of deferred financing costs or original issue discount or other charges in connection with, redeeming or otherwise retiring any Indebtedness prior to its stated maturity and (vi) other non-cash charges that will not become cash charges in future periods; less

(c) (without duplication), to the extent included in the calculation of Net Income, the sum of (i) the income of any Person (other than a Loan Party or a Subsidiary of any Loan Party) in which any Loan Party or a Subsidiary of any Loan Party has an ownership interest except to the extent such income is received by any Loan Party or such Subsidiary in a cash distribution during such period, (ii) gains or losses from sales or other dispositions of assets (other than sales of Inventory in the normal course of business) and (iii) the greater of (A) $0 and (B) the sum of extraordinary or non-recurring gains less extraordinary or non-recurring losses; provided, however, positive contributions to EBITDA from any Non-US Subsidiary that is not a Loan Party shall be disregarded except to the extent of payments received by a Loan Party from such Non-US Subsidiary; plus

(d) stock-based compensation expense reported for that period.

“Eligible Accounts” shall mean and include each Account of a Borrower arising in the ordinary course of such Borrower’s business and which Agent, in its Permitted Discretion shall deem to be an Eligible Account, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion. In addition, without limiting the foregoing, in no event shall an Account be an Eligible Account if:

(a) it does not arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of business of such Borrower, which transactions are completed in accordance in all material respects with the terms and provisions contained in any agreement binding on such Borrower or the other party or parties thereto, or it has not been billed pursuant to an invoice rendered to the Customer obligated with respect to such Account;

(b) it is due or unpaid more than (i) one hundred twenty (120) days after the original invoice date in the case of Accounts owing by a Qualified Customer and (ii) ninety (90) days after the original invoice date in the case of all other Customers;

(c) it is owed by a Customer who has Accounts unpaid more than (i) one hundred twenty (120) days after the original invoice date in the case of Accounts owing by a Qualified Customer and (ii) ninety (90) days after the original invoice date in the case of all other Customers, which unpaid Accounts constitute more than fifty (50%) percent of the total Accounts of such Customer;

(d) it is not subject to the first priority, valid and perfected Lien of Agent (subject to Permitted Encumbrances; but without limiting the right of Agent to establish any Reserves with respect to Permitted Encumbrances);

(e) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect;

(f) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, federal or other bankruptcy or insolvency laws (as now or hereafter in effect), or enter into discussions with its creditors existing at any one time with respect to rescheduling any of its Indebtedness, (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy or insolvency laws, or (viii) take any action for the purpose of effecting any of the foregoing or which is indicative of insolvency;

(g) the sale is to a Customer located or incorporated (or other analogous term) outside the United States of America or Canada (but excluding the provinces of Newfoundland, the Northwest Territories and the Territory of Nunavit), unless the sale is on letter of credit, guarantee or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(h) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase, return or contingent or conditional basis or is evidenced by chattel paper;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless such Borrower assigns its right to payment of such Account to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Account have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by such Borrower and accepted by the Customer (such as advanced billings) or the Account otherwise does not represent a final sale;

(k) [Reserved];

(l) the Account is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of such Borrower or the Account is contingent in any respect or for any reason (each such offset, deduction, defense, dispute, counterclaim or contingency, a “Contra Claim”), and in such event only to the extent of such offset, deduction, defense, dispute, counterclaim or contingency;

(m) such Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the Inventory has occurred the sale of which gave rise to such Account or such Account relates to a Customer whose obligation to pay is in any respect, conditional or subject to any such right of return, rejection, repossession or similar rights;

(o) such Account is not payable to such Borrower;

(p) in the case of any single Customer that is Qualified Customer and such Qualified Customer’s Affiliates, such Accounts constitute more than twenty (20%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts), and in the case of any single Customer that is not a Qualified Customer and such Customer’s Affiliates, such Accounts constitute more than ten (10%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(q) such Account consists of progress billings (such that the obligation of the Customer with respect to such Account is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the Customer, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the Customer to take the goods related thereto and pay such invoice;

(r) the Customer or any officer or employee of the Customer with respect to such Account is an officer, employee, agent or other Affiliate of any Loan Party or any Subsidiary of any Loan Party, except to the extent such transactions are permitted in accordance with Section 7.10 or to the extent approved by Administrative Agent in its Permitted Discretion;

(s) there are proceedings or actions which are threatened or pending against the Customer with respect to such Account which might result in any Material Adverse Effect with respect to such Customer;

(t) the underlying sale and other documentation governing such Account do not provide that such Account must be paid by the Customer in U.S. Dollars;

(u) the underlying sale and other documentation governing such Account are not governed by the laws of the United States of America or, for Customers located or incorporated (or other analogous term) in Canada, the laws of the United States or Canada;

(v) the total of all credits on the aging for all Customers (i.e., including credits both for the Customer obligated with respect to such Account and credits for all other Customers) are aged more than (i) one hundred twenty (120) days from invoice date in the case of credits owing to a Qualified Customer and (ii) ninety (90) days from invoice date in the case of credits owing to all other Customers (such credits, in the case of both clauses (i) and (ii), being referred to as “Past Due Credits”), and in such event only to the extent of such Past Due Credits; or

(w) such Account is deemed ineligible by Agent for any other reason in Agent’s Permitted Discretion.

Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Well Services Equipment” shall mean Well Services Equipment owned by Borrowers and which (a) is subject to the first priority, valid and perfected Lien of Agent, unless the certificates of title noting and/or the applicable documentation required to note Agent’s first priority

Lien in Well Services Equipment consisting of titled rolling stock and related trailers (if titled) have been submitted to Agent or the Title Agent for processing with the applicable department of motor vehicles for recording and/or notation, in which case, for the purposes of this clause (a), Agent shall be deemed to have a first priority, valid and perfected Lien in such titled rolling stock and related trailers, (b) has been appraised and included in the most recent Well Services Equipment Appraisal delivered to Agent, (c) is not damaged and/or defective Well Services Equipment, normal wear and tear excluded, is in good operating condition and meets all necessary safety standards for the use for which it is intended, (d) is registered or has been submitted to Agent or the Title Agent for registration (if titled) in the name of a Borrower, and (e) is located in the United States. General criteria for Eligible Well Services Equipment may be established and revised from time to time by Agent in good faith. Any Well Services Equipment which is not Eligible Well Services Equipment shall nevertheless be part of the Collateral.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(d).

“Environmental Laws” shall mean all federal, state, local and other environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, formal agency, interpretations, decisions, orders and directives of federal, state, local and other Governmental Body with respect thereto.

“Equipment” shall mean and include as to each Loan Party and each of its Subsidiaries, all of such Loan Party’s and Subsidiary’s, whether now owned or hereafter acquired and wherever located, Well Services Equipment and other equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories, and all other goods (other than Inventory) and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock or other equity interests).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer

Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the imposition of a lien under Section 412 or 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (h) a Title IV Plan is in “at risk status” within the meaning of Code Section 430(i), (i) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Code Section 432(b); (j) an ERISA Affiliate incurs a substantial cessation of operations within the meaning of ERISA Section 4062(e), with respect to a Title IV Plan; (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (l) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (m) the revocation or threatened revocation of a Qualified Plan’s qualification or tax exempt status; or (n) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the Code.

“Event of Default” shall mean the occurrence of any of the events set forth in Section 10.

“Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) Borrowing Availability, minus (b) the sum of: (i) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Loan Parties which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Loan Parties in good faith), plus (ii) without duplication, the amount of checks issued by Loan Parties to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by the Borrowers in good faith), but not yet sent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean:

(a) any Excluded Equity Interests;

(b) each instrument, contract (including each Intellectual Property-related contract and any Accounts and other Receivables arising under such contract), chattel paper, license, permit, General Intangible, and other agreement that is with, or issued by, a Person that is not a Loan Party or Affiliate of any Loan Party, but only while, and only to the extent that, the grant of a security interest therein pursuant to this Agreement would result in a default or penalty under, or a breach or termination of, such instrument, contract, chattel paper, license, permit, General Intangible, or other agreement (any such provisions that would result in any of the foregoing being referred to herein as a “Restriction”; and any such asset or property, or interest thereon, that is at any time subject to a Restriction being referred to herein as a “Restricted Asset”), except, in each case, to the extent that, pursuant to the Code or other applicable law, the grant of a security interest therein can be made without resulting in a default or penalty thereunder or breach or termination thereof; provided, that, none of the foregoing assets and properties, or interests therein, shall constitute Excluded Assets if (i) the Restriction applicable thereto has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such Restricted Asset, or (ii) such Restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the UCC, as applicable, and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity; provided further, that, (A) immediately upon the ineffectiveness, lapse or termination of any such Restriction with respect to a Restricted Asset (a “Non-Restricted Asset”), such Loan Party shall be deemed to have automatically, without further act by any Loan Party, Agent, Lenders or any other Person, granted a security interest in, all its rights, title and interests in and to such Non-Restricted Asset as if such Restriction had never been in effect; and (B) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Agent’s unconditional continuing security interest in and to all rights, title and interests of such Loan Party in or to any payment obligations or other rights to receive monies due or to become due under any such Restricted Asset and in any such monies and other proceeds of such Restricted Asset;

(c) applications for any trademarks that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Loan Party in such marks is no longer on an “intent-to-use” basis, at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by a Loan Party to Agent hereunder; and

(d) all interests in Real Property, whether held in fee simple title, a leasehold estate or otherwise.

Without limiting the generality of the foregoing, the Agent acknowledges that Accounts owing to Borrowers by PEMEX constitute Excluded Assets as of the Closing Date and shall continue to constitute Excluded Assets until such time (if any) as such Accounts shall constitute Non-Restricted Assets in accordance with this definition.

“Excluded Equity Interests” shall mean voting Equity Interests issued by a Non-US Subsidiary that is a CFC representing in excess of sixty-five (65%) percent (or such greater percentage to the extent such greater percentage would not result in a material adverse tax consequence to Loan Parties under Treas. Reg. Section 1.956-2) of the voting Equity Interests of such Non-US Subsidiary.

“Excluded Tax” shall mean, with respect to any Lender (as defined in Section 3.6) any Tax imposed on (or measured by) such Lender’s gross revenues or net income (however denominated) and any franchise tax (in each case imposed in lieu of a net income tax) by any jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or in which its principal office or its applicable lending office is located, and any branch profits taxes imposed on the Lender by the United States or any similar tax imposed on the Lender by a jurisdiction in which the Lender is resident for tax purposes.

“Extraordinary Receipts” shall mean any cash received by any Loan Party or any of their respective Subsidiaries consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not a Loan Party or any of their respective Subsidiaries, or (ii) received by a Loan Party or any of their respective Subsidiaries as reimbursement for any payment previously made to such Person), (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase or other acquisition agreement, (d) tax refunds, (e) pension plan reversions, (f) proceeds of insurance (other than such proceeds described in Section 2.14(a)) and (g) at any time that an Event of Default has occurred and is continuing, at the sole discretion of Agent, any other cash received by any Loan Party or any of their respective Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.14(a) of this Agreement).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one (1/100th of 1%) percent equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Fee Letter” shall mean the Fee Letter, dated as of the date hereof, by and among the Borrowers and Agent, as amended, restated, modified and supplemented from time to time.

“Financial Covenant Trigger Event” shall mean, on any date of determination, that Excess Availability is less than the greater of (a) $11,250,000 and (b) fifteen (15%) percent of the Maximum Credit; provided, that, a Financial Covenant Trigger Event shall cease to exist to the extent that Excess Availability is greater than (a) $11,250,00 and (b) fifteen (15%) percent of the Maximum Credit, in each case, for sixty (60) consecutive days.

“Fixed Charge Coverage Ratio” shall mean, with respect to Loan Parties and their Subsidiaries on a consolidated basis, for any applicable period, the ratio of (a) EBITDA for such period minus all cash Capital Expenditures (other than Capital Expenditures financed hereunder or by purchase-money financing (including vendor financing and third party financing permitted hereunder) secured by a Lien on the applicable Equipment which constitutes a Permitted Encumbrance in accordance with clause (f) of such definition of Permitted Encumbrance) made during such period, to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, as to Loan Parties and their Subsidiaries determined on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Cash Interest Expense during such period (excluding any write-off of deferred financing costs or original issue discount or other non-cash charges in connection with redeeming or otherwise retiring any

Indebtedness prior to its stated maturity during such period), plus (b) all regularly scheduled principal payments of Money Borrowed, Indebtedness with respect to earn-outs and similar obligations and Indebtedness with respect to Capital Leases, in each case made or required to be made during such period (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (c) all income taxes, franchise taxes and other similar taxes paid or required to be paid during such period in cash, plus (d) all cash dividends or other cash distributions made or required to be made on account of Equity Interests (other than those made to a Loan Party) and all repurchases or redemptions of Equity Interests (other than those made to a Loan Party) made or required to be made during such period, minus (e) principal payments on notes incurred for the purpose of paying insurance premiums.

“Foreign Subsidiary” shall mean any Non-US Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, as may be amended from time to time by the Financial Accounting Standards Board; except, that, if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.8 hereof, Agent and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and the Borrowers, after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.8 hereof shall be calculated on the basis of such principles in effect prior to such change and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date of such change.

“General Intangibles” shall mean and include as to each Loan Party and each of its Subsidiaries, all of such Loan Party’s and Subsidiary’s general intangibles (as such term is defined in the UCC), whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, commercial tort claims, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs and computer software, all claims under guaranties, Liens or other security held by or granted to such Loan Party or Subsidiary to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Government Receivables” shall have the meaning set forth in Section 6.4.

“Guarantee” shall mean the guarantee set forth in Section 15 of this Agreement and any other guarantee of the Obligations of the Borrowers now or hereafter executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons as well as each other Subsidiary of Parent and the Borrowers that becomes a guarantor of any of the Obligations after the Closing Date pursuant to Section 7.12(a) or otherwise.

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(d).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Substances Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state or other law, and any other applicable Federal, state or other laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedging Agreements” shall mean an agreement between any Loan Party and any financial institution that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against fluctuations in or managing exposure with respect to interest or exchange rates, currency valuations or commodity prices.

“Impacted Lender” shall mean any Lender that (a) is an Impaired Lender or (b) fails to promptly provide Agent, upon Agent’s written request, reasonably satisfactory assurance that such Lender is not, and will not become, a Defaulting Lender or an Impaired Lender.

“Impaired Lender” shall mean any Lender (a) that has given verbal or written notice (so long as such notice has not been retracted in writing) to any Borrower, the Agent or any other Lender or has otherwise publicly announced (and such announcement has not been retracted in writing) that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the Other Documents, (b) as to which the Agent has (and for so long as Agent continues to have) a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under one or more other syndicated credit facilities or (c) with respect to which one or more Lender-Related Distress Events has occurred and are continuing with respect to such Person or any Person that directly or indirectly controls such Lender and Agent has determined that such Lender may become a Defaulting Lender. For purposes of this definition, control of a Person shall have the same meaning as provided in the definition of Affiliate.

“Inactive Subsidiaries” shall mean Forbes Energy Capital, Inc. and any Subsidiary of a Loan Party that is not conducting business as of the date of determination and has not conducted business for at least the previous three (3) months.

“Indebtedness” of a Person at a particular date shall mean (a) all indebtedness for Money Borrowed of such Person whether direct or guaranteed; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP consistently applied; (c) notes payable and drafts accepted representing extensions of credit; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument (including, without limitation, the maximum potential amount of all earn-outs and similar deferred payment obligations regardless of the length of deferral); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (g) all obligations evidenced by bonds, debentures, notes or similar instruments; (h) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; and (i) all obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedging Agreements. For the absence of doubt, “Indebtedness” shall not include (A) accrued expenses incurred in the ordinary course of business consistent with past practices or (B) trade payables incurred in the ordinary course of business consistent with past practices and which trade payables under this clause (B) are outstanding no more than seventy-five (75) days past their invoice date.

“Intellectual Property” shall mean all trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP consistently applied, the total interest expense of such Person, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period).

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b).

“Interest Rate” shall mean the Revolving Interest Rate.

“Inventory” shall mean and include as to each Loan Party and each Subsidiary of each Loan Party, all of such Loan Party’s and Subsidiary’s now owned or hereafter acquired inventory (as such term is defined in the UCC), goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s or Subsidiary’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Loan Party or Subsidiary, and all documents of title or other documents representing them.

“Investment Conditions” shall mean, on any date of determination in connection with any proposed transaction with respect to which the satisfaction of Investment Conditions are required hereunder, that (a) Borrowers have Excess Availability in an amount that is at least equal to thirty (30%) percent of the Maximum Credit (i) both on such date of determination and for the thirty (30) consecutive day period immediately prior to such date, as if such proposed transaction had occurred on the first day of such thirty (30) consecutive day period, and (ii) after giving effect to such proposed transaction, (b) Loan Parties and their Subsidiaries, on a consolidated basis, shall have a Fixed Charge Coverage Ratio (calculated as provided in Section 6.8, regardless of whether a Financial Covenant Trigger Event shall have then occurred and be continuing) of 1.0:1.0 on the date of such proposed transaction and, in addition, solely in the case of either a proposed Permitted Acquisition or proposed Majority Interest JV transaction, on a projected, pro forma basis at all times during the twelve (12) month period after giving effect to such proposed Permitted Acquisition or proposed Majority Interest JV transaction; provided, that, notwithstanding anything to the contrary contained in this clause (b), if (A) Borrowers have Excess Availability in an amount that is at least equal to fifty (50%) percent of the Maximum Credit (“50% Excess Availability”) for both the thirty (30) consecutive day period immediately prior to the date of such proposed transaction and on the date of such proposed transaction, and (B) Borrowers shall have presented to Agent evidence satisfactory to Agent, in its Permitted Discretion, that Borrowers shall similarly have 50% Excess Availability on a projected, pro forma basis at all times during the twelve (12) month period after giving effect to such proposed transaction, then compliance with the Fixed Charge Coverage Ratio otherwise required by this clause (b) shall not constitute an Investment Condition in connection with any proposed transaction with respect to which the satisfaction of Investment Conditions are required, and (c) no Default or Event of Default shall have occurred and be continuing as of such date or shall exist after giving effect to the consummation of such proposed transaction.

“Investment Property” shall mean any “investment property” as such term is defined in Section 9-102 of the UCC now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party or

Subsidiary, including the rights of any Loan Party or Subsidiary to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party or Subsidiary; (d) all commodity contracts of any Loan Party or Subsidiary; and (e) all commodity accounts held by any Loan Party or Subsidiary.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms thereof (it being agreed that so long as Regions shall be Agent, then the Issuer shall be (a) Regions and/or (b) such other Person selected by Agent in its Permitted Discretion; provided, however, that, in the event that Regions is neither Agent nor a Lender, the “Issuer” with respect to all subsequently issued Letters of Credit shall be a Person selected by the Borrowers and acceptable to the Required Lenders, the Agent and such Person).

“Judgment Currency” shall have the meaning set forth in Section 16.5.

“JV” shall mean (a) a partnership, joint venture or similar arrangement, or (b) a corporation, limited liability company or other Person in which Loan Parties own less than one hundred (100%) percent of the outstanding Equity Interests.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.16(a).

“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy or insolvency laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial party of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in party by guaranties or other support (including, without limitation, the nationalization or assumption of ownership or operating control) by the U.S. government or other Governmental Body, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Body having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Body. Notwithstanding the foregoing, no Lender-Related Distress Event shall be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Body, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. For purposes of this definition, control of a Person shall have the same meaning as provided in the definition of Affiliate.

“Letter of Credit Application” shall have the meaning set forth in Section 2.10(a).

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a).

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“LIBOR” shall mean, for any Interest Period with respect to a LIBOR Loan, a per annum rate of interest (rounded upward, if necessary, to the nearest one-eighth of one (1/8th of 1%) percent), determined by Agent at approximately 11:00 a.m. (London time) two Business Days before commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Administrative Agent) or (b) if BBA LIBOR is not available for any reason, the average interest rate (as quoted to Agent by three major banks in the London interbank Eurodollar market selected by Agent) at which Dollar deposits in the approximate amount of the LIBOR Rate Loan would be offered to Agent. If the Board of Governors imposes a Statutory Reserve with respect to LIBOR deposits and the applicable rate is determined by reference to the foregoing clauses (a) or (b), then LIBOR shall be (x) the foregoing rate, divided by (y) the sum of 1 minus the Statutory Reserve.

“LIBOR Rate Loan” shall mean an Advance that bears interest based on LIBOR.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction. Any reference to the Lien of Agent shall be construed in the broadest sense possible and shall in each case include a security interest and other Lien as the context implies.

“Loan Party” shall mean, individually, each Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, the Borrowers and the Guarantors.

“Loan Party’s knowledge” or “knowledge of Loan Party” shall mean the actual knowledge of the President, the Chief Executive Officer, the Executive Vice President, or the Chief Financial Officer of Parent, without obligation to conduct further inquiry outside the ordinary course of business.

“Loan Year” shall mean each twelve (12) month period following the Closing Date.

“Local Bank Accounts” shall mean the following depository accounts maintained by Loan Parties at the following banks: (a) First Community Bank Account no. 38172 in the name of Superior Tubing Testers, LLC, (b) Texas Champions Bank Accounts no. 101040533, 101028622 and 101048860 in the name of TX Energy Services, LLC, TX Energy Services, LLC and Forbes Energy Services LLC, respectively, and (c) Brush Country Bank Accounts no. 1008862, 1018051 and 1018531 in the name of C.C. Forbes, LLC, C.C. Forbes, LLC and Forbes Energy Services LLC, respectively.

“Majority Interest JV” shall mean a JV in which Loan Parties own greater than fifty (50%) percent of the Equity Interests.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, assets, business or prospects of the Loan Parties and their Subsidiaries taken as a whole, (b) the Loan Parties’ ability to pay the Obligations or to comply with this Agreement or any Other Document in accordance with the terms hereof or thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) Agent’s ability to realize on the Collateral or otherwise enforce the terms of this Agreement or any of the Other Documents.

“Material Contracts” shall have the meaning set forth in Section 5.21.

“Maximum Credit” shall mean $75,000,000 (subject to adjustment as provided pursuant to the terms of Section 2.20).

“Maximum Credit Increase Effective Date” shall have the meaning set forth in Section 2. 2.20(c).

“Maximum Credit Reserves” shall mean Reserves to the extent that such Reserves are in respect of amounts that may be payable to third parties and for which Agent elects from time to time in its Permitted Discretion to institute such Reserves against the Maximum Credit in addition to instituting such Reserves against the Borrowing Base.

“Maximum Swingline Loan Advance Amount” shall mean $7,500,000.

“Minority Interest JV” shall mean any JV that is not a Majority Interest JV.

“Money Borrowed” shall mean (a) Indebtedness for borrowed money arising from the lending of money by any Person to any Loan Party or any of their respective Subsidiaries, (b) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Loan Party or any of their respective Subsidiaries, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property, (c) reimbursement obligations with respect to letters of credit or guaranties of letters of credit, and (d) Indebtedness of any Loan Party or any of their respective Subsidiaries under any guarantee of obligations that would constitute Indebtedness for Money Borrowed under clauses (a), (b) or (c) hereof, if owed directly by any Loan Party or any of their respective Subsidiaries.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Income” shall mean, for any period, the aggregate income (or loss) of Loan Parties and their Subsidiaries for such period, all computed and calculated in accordance with GAAP consistently applied on a consolidated basis.

“Net Orderly Liquidation Value” shall mean, as to any Well Services Equipment, the net orderly liquidation value of such Well Services Equipment as set forth in the then most current Well Services Equipment Appraisal on the determination date.

“Non-Restricted Asset” shall have the meaning as set forth in the definition of Excluded Assets.

“Non-US Loan Party” shall mean a Loan Party other than a US Loan Party.

“Non-US Subsidiary” shall mean any Subsidiary other than a US Subsidiary.

“Note” or “Notes” shall mean, individually or collectively, the Revolving Credit Notes and the Swingline Loan Note.

“Notice of Conversion” shall mean a notice duly executed by a Responsible Officer of Administrative Borrower appropriately completed and in substantially the form of Exhibit B.

“Obligations” shall mean and include (a) any and all of each Loan Party’s Indebtedness and/or liabilities pursuant to or evidenced by this Agreement or any Other Documents to Agent, Lenders or any Issuer of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise (including all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding) and all obligations of any Loan Party to Agent, Lenders or any Issuer to perform acts or refrain from taking any action under this Agreement or any Other Documents, and (b) Bank Product Obligations, including for purposes of (x) Section 4.1 (and other Lien grants made by Loan Parties in the Other Documents to secure any and all of the Obligations) and (y) defining “Senior Indebtedness,” “First Lien Indebtedness” or words of similar meaning in any subordination agreement or intercreditor agreement, in each case subject to the priority in right of payment set forth in Section 11.2; provided, that, as to any such Bank Product Obligations, the same shall only be included within the Obligations if (i) the applicable Bank Product Provider, other than Regions and its Affiliates, and the applicable Loan Party shall have delivered prompt written notice to Agent (but in no event later than ten (10) Business Days) that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to such Loan Party, (B) the maximum dollar amount of Obligations arising thereunder to be included as a Reserve (the “Bank Product Amount”), together with the methodology used by such parties in determining the Bank Product Amount, subject in all events, however, to Agent’s right, in its Permitted Discretion, to establish such Reserve as Agent shall at any time determine is appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to such Bank Product then provided or outstanding, and (C) the express agreement of such Bank Product Provider and such Borrower or such other Loan Party that the Bank Product Obligations arising pursuant to such Bank Products provided to such Borrower or such other Loan Party constitute Obligations entitled to the benefits of the Liens of Agent granted hereunder, and Agent shall have accepted such notice in writing, (ii) in no event shall any Bank Product Provider acting in such capacity to whom such Bank Product Obligations are owing be deemed a Lender for purposes hereof except with respect to the Lien granted in favor of Agent, for itself and on behalf of each Secured Party, and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or other Lien of Agent or with respect to any other matter governed by this Agreement or any Other Document, and (iii) Agent may terminate this Agreement and the Other Documents, along with any Liens granted under this Agreement and the Other Documents, without any notice to or consent by any Bank Product Provider, in its capacity as such, regardless of whether or not any Bank Product Obligations are outstanding. The Bank Product Amount may be changed from time to time upon written notice to Agent by a Bank Product Provider and Loan Party owing Bank Product Obligations to such Bank Product Provider. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a Reserve in such amount would cause Borrowing Availability to be less than zero (0).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Account” or “Operating Accounts” shall mean, individually or collectively, the operating accounts established and maintained by Loan Parties and which are designated as such and listed on Schedule 5.23.

“Original Term” shall have the meaning set forth in Section 13.1.

“Other Documents” shall mean, to the extent applicable, any Note, the Questionnaire, any Guarantee, any Collateral Access Agreement and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, security agreements, mortgages, deeds of trust, debentures, control agreements, other collateral documents, subordination agreements, intercreditor agreements, powers of attorney, consents, and all other writings heretofore, now or hereafter executed and/or delivered by any Loan Party to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case, as such agreements, instruments and documents are amended, restated, modified or supplemented from time to time.

“Parent” shall mean Forbes Energy Services Ltd, a Texas corporation.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances or Commitments of such Lender and who shall have entered into a participation agreement in form and substance reasonably satisfactory to such Lender.

“Payment Account” shall mean Agent’s account set forth on Schedule 2.3 or such other account of Agent, if any, which Agent may designate by notice to Administrative Borrower and to each Lender to be the Payment Account.

“Payment in Full” or “Paid in Full” shall mean (a) all Commitments have been terminated or expired and (b) all of the Obligations have been paid in full in cash (or with respect to this clause (b), (i) in the case of outstanding Letters of Credit, Borrowers have furnished to Agent either, (A) the original Letter of Credit from the beneficiary thereof for immediate and complete termination or (B) as selected by Agent, either (1) cash collateral in an amount not less than one hundred and five (105%) percent of the aggregate undrawn amount of all Letters of Credit (pursuant to cash collateral arrangements to be in form and substance reasonably satisfactory to Agent) or (2) back-up letters of credit in form and substance reasonably satisfactory to Agent, and from an issuer reasonably acceptable to Agent, in an amount not less than one hundred and five (105%) percent of the aggregate undrawn amount of all Letters of Credit and (ii) in the case of any other contingent Obligations (including without limitation Bank Product Obligations, except to the extent not required by Agent), each Loan Party shall have furnished Agent and Lenders with cash collateral or an indemnification from a Person, and pursuant to terms and conditions, in each case which are satisfactory to Agent in all respects).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PEMEX” shall mean the oil and gas company Petróleos Mexicanos and any Subsidiaries or Affiliates thereof.

“Permitted Acquisition” shall mean the purchase by a Borrower or wholly-owned US Subsidiary of Borrower that is a Loan Party after the date hereof of all or substantially all of the assets or property or all of the Equity Interests of any Person or any business unit or division of such Person (such assets or Person being referred to herein as the “Target”), or the merger with a Target by a Borrower or wholly-owned US Subsidiary of Borrower that is a Loan Party, subject to the satisfaction of each of the following conditions:

(a) Agent shall receive at least ten (10) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b) the Target’s assets shall only comprise a business of the type engaged in by Loan Parties as of the date hereof or ancillary businesses reasonably similar, related or complementary to the business engaged in by Loan Parties as of the date immediately preceding the date on which such notice is given, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any Other Documents other than approvals applicable to the exercise of such rights and remedies with respect to Loan Parties prior to such proposed Permitted Acquisition;

(c) the total cash and non-cash consideration paid by Loan Parties and their Subsidiaries (including, without limitation, assumption or incurrence of all Indebtedness (including without limitation earn-outs and deferred purchase price obligations) shall not exceed the Permitted Acquisitions/JV Cap Amount;

(d) Target must have had a positive EBITDA on a cumulative basis for the immediately preceding four (4) fiscal quarters and no more than one (1) fiscal quarter during such four fiscal quarter period may have a negative EBITDA;

(e) at or prior to the closing of such proposed Permitted Acquisition, Agent, for the ratable benefit of each Secured Party, will be granted a first priority perfected security interest and lien (subject to Permitted Encumbrances) in all assets and Equity Interests (other than Excluded Assets) acquired in connection therewith and each Person acquired in connection therewith shall have joined this Agreement as a Guarantor and each Loan Party and each Person acquired in connection therewith shall have executed (or caused to be executed) such documents and taken such actions as may be required by Agent in connection therewith;

(f) such proposed Permitted Acquisition shall not be hostile and, prior to its closing, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;

(g) all material consents necessary for such proposed Permitted Acquisition have been acquired and such proposed Permitted Acquisition is consummated in accordance with the applicable acquisition documents and applicable law;

(h) each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such date such proposed Permitted Acquisition is consummated both before and after giving effect thereto as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such earlier date);

(i) on or prior to the date of such proposed Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement (which shall allow collateral assignments of Loan Parties rights thereunder in favor of the Agent and the Lenders) or merger agreement, all related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent;

(j) if the total cash and non-cash consideration paid by Loan Parties and their Subsidiaries exceeds $10,000,000 (as determined in accordance with clause (c) above), then concurrently with delivery of the notice referred to in clause (a) above, Loan Parties shall have delivered to Agent, in form and substance reasonably satisfactory to Agent updated versions of the projections most recently delivered pursuant to Section 9.12, covering the 1-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with such most recently delivered projections and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(k) both on the date of closing of the proposed Permitted Acquisition and after giving effect thereto, Loan Parties shall have satisfied the Investment Conditions;

(l) if the proposed Permitted Acquisition is structured as a merger of the Target and any Borrower or wholly-owned US Subsidiary of Borrower that is a Loan Party, such Borrower or wholly-owned US Subsidiary must be the survivor of such merger; and

(m) concurrently with consummation of the proposed Permitted Acquisition, Administrative Borrower Representative shall have delivered to Agent a certificate stating that the foregoing conditions have been satisfied.

Notwithstanding anything to the contrary contained in this definition, if Administrative Borrower requests that any assets acquired pursuant to any Permitted Acquisition be included in the Borrowing Base, Agent shall initiate, within thirty (30) days of such request, an appraisal, field examination or collateral audit (as the case may be) with respect to the business and assets of the Target in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Target, the scope and results of which shall be reasonably satisfactory to Agent, and which shall have been completed, before such assets may be included in the Borrowing Base. Any Accounts or Well Services Equipment of the Target shall only be Eligible Accounts or Eligible Well Services Equipment to the extent that (i) Agent has so completed such appraisal, field examination or collateral audit (as the case may be) with respect thereto and (ii) the criteria for Eligible Accounts or Eligible Well Services Equipment (as applicable) set forth herein are satisfied with respect thereto in accordance with this Agreement.

“Permitted Acquisitions/JV Cap Amount” shall mean, with respect to both Permitted Acquisitions and all JV investments permitted pursuant to Section 7.12(b) (“Permitted JV’s”), an aggregate amount (the “Total Acquisitions/JV Investment Amount”) equal to the sum of (a) the total cash and non-cash consideration paid by Loan Parties and their Subsidiaries (including, without limitation, assumption or incurrence of all Indebtedness (including without limitation earn-outs and deferred purchase price obligations) in connection with all Permitted Acquisitions, and (b) the total cash and non-cash consideration paid and/or invested by Loan Parties and their Subsidiaries in connection with all Permitted JV’s (including, without limitation, assumption or incurrence of Indebtedness in connection therewith and all contributions of capital or other property to all JV’s), which Total Acquisitions/JV Investment Amount shall in no event exceed for any fiscal year, an amount equal to (such amount, the “Annual Acquisitions/JV Cap”) (i) $20,000,000 in the aggregate (the “Annual Acquisitions/JV Base Amount”) for all Permitted Acquisitions and all Permitted JV’s for that portion of the current fiscal year commencing on the Closing Date through and including December 31, 2011, and (ii) for the fiscal year ending December 31, 2012 and for each successive fiscal year thereafter, an aggregate amount equal to the Annual Acquisitions/JV Base Amount plus the Annual Incremental Amount (if any) for the immediately preceding fiscal year plus the Annual Incremental Amount (if any) for each fiscal year prior thereto; provided, that, the Agent may, in its sole discretion, as evidenced in writing, provide that the Annual Acquisitions/JV Base Amount may exceed the Annual Acquisitions/JV Cap during any fiscal year, but shall in no event exceed, in the aggregate, (A) $30,000,000 for the fiscal year ending December 31, 2012 (the “Agent Discretion Base Amount”), and (B) for the fiscal year ending December 31, 2013 and for each successive fiscal year thereafter, the Agent Discretion Base Amount plus the Annual Incremental Amount (if any) for the immediately preceding fiscal year plus the Annual Incremental Amount (if any) for each fiscal year prior thereto.

“Permitted Discretion” shall mean a determination made by the Agent in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Agent for the benefit of each Secured Party, which, in each case, secure Obligations;

(b) inchoate Liens for taxes, assessments or other governmental charges (“Tax Lien”) not delinquent or being contested in good faith and by appropriate proceedings by the applicable Loan Party or Subsidiary of a Loan Party and with respect to which proper accruals have been taken by Loan Parties and the Subsidiaries; provided, that, (i) no Lien has been filed with respect thereto or, if any such Lien shall have been filed, a stay of enforcement of any such Lien shall be in effect, and (ii) the failure to make payment pending any such contest could not reasonably be expected to result in a Material Adverse Effect;

(c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, in each case made in the ordinary course of business and excluding deposits, liens or pledges under ERISA;

(d) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the applicable Loan Party’s or Subsidiary’s business;

(e) inchoate mechanics’, workers’, materialmen’s, carriers’, warehousemen’s, landlords or other like Liens arising in the ordinary course of the applicable Loan Party’s or Subsidiary’s business with respect to obligations which are (i) not due or (ii) being contested in good faith and by appropriate proceedings by the applicable Loan Party or Subsidiary of a Loan Party and with respect to which proper accruals have been taken by Loan Parties and the Subsidiaries; provided, that, (i) no Lien has been filed with respect thereto or, if any such Lien shall have been filed, a stay of enforcement of any such Lien shall be in effect, and (ii) the failure to make payment pending any such contest could not reasonably be expected to result in a Material Adverse Effect;

(f) Liens placed upon fixed assets hereafter acquired by any Loan Party or any Subsidiary to secure a portion of the purchase price thereof; provided, that, (i) any such Lien shall not encumber any other property of Loan Parties or their Subsidiaries and (ii) the aggregate amount secured by such Liens shall not exceed the applicable amount provided for in Section 7.8(b);

(g) Liens in existence on the date hereof that are disclosed on Schedule 7.2;

(h) Liens on specific fixed assets (as opposed to any blanket Lien on any asset type) acquired pursuant to a Permitted Acquisition in existence at the time such assets are acquired pursuant to such Permitted Acquisition and not created in contemplation thereof; provided, that, such Liens do not encumber any Accounts, Well Services Equipment or other assets included in the Borrowing Base, and such Liens do not attach to any assets other than the assets acquired pursuant to such Permitted Acquisition;

(i) with respect to any Real Property, Liens consisting of easements, rights of way and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(j) Liens on Depository Accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such Depository Accounts solely to the extent they secure customary account fees and charges payable in respect of such Depository Accounts;

(k) non-consensual statutory Liens (other than Liens securing the payment of taxes or ERISA matters) arising in the ordinary course of a Loan Party or Subsidiary’s business; provided, that, such Liens do not secure Indebtedness or any other amounts in excess of $1,000,000 in the aggregate which are past due;

(l) Liens arising from (i) operating leases with respect to assets which are not owned by any Loan Party or any Subsidiary and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Loan Party or Subsidiary located on the premises of such Loan Party or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Loan Parties and their Subsidiaries and the precautionary UCC financing statement filings in respect thereof;

(m) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default;

(n) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties which are not past due in connection with the importation of goods by Loan Parties or their Subsidiaries in the ordinary course of business; and

(p) receipt of deposits and advances from customers in the ordinary course of business which may create an interest in the Inventory to be sold to such customers, but which do not constitute contractual Liens granted by a Loan Party or any Subsidiary.

“Permitted Holders” shall mean (a) John E. Crisp, Charles C. Forbes and Janet L. Forbes and (b) any Affiliate or family member of a person set forth in clause (a) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, company, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Prior Defaulting/Impacted Lender” shall mean, as of any date, a Lender that is not then a Defaulting Lender or an Impacted Lender but was a Defaulting Lender or an Impacted Lender at any time during the past 365 days.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Protective Advances” shall have the meaning set forth in Section 2.12.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c).

“Qualified Assignee” shall mean (a) any Lender (other than a Defaulting Lender, an Impacted Lender or a Prior Defaulting/Impacted Lender), any Controlled Affiliate of any Lender (other than a Defaulting Lender, an Impacted Lender or a Prior Defaulting/Impacted Lender) and any Approved Fund (other than with respect to a Defaulting Lender, an Impacted Lender or a Prior Defaulting/Impacted Lender); (b) any Person that is not described in the immediately preceding clause (a) that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law, and (c) any other Person consented to by (i) Agent, which consent of Agent shall not be unreasonably withheld, conditioned or delayed, and (ii) so long as no Event of Default has occurred and is continuing and such assignment is not being made in connection with an assignment, sale or transfer of a portfolio of loans by the assigning, selling or transferring Lender, by Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, conditioned or delayed (except, that, Administrative Borrower, for itself and on behalf of Borrowers, shall be deemed to have consented to any such assignment unless Administrative Borrower shall have objected thereto by written notice to Agent within five (5) Business Days after having received notice thereof); provided, that, (A) neither any Loan Party nor any Affiliate of any Loan Party shall qualify as a Qualified Assignee unless consented to by Agent and Required Lenders in their sole discretion, and (B) no Person (or Affiliate of such Person) proposed to become a Lender after the Closing Date that holds any (1) Indebtedness that is contractually subordinated to any or all of the Obligations, (2) secured Indebtedness that is subject to any contractual Lien subordination to the Liens securing any or all of the Obligations or (3) Equity Interests issued by any Loan Party shall be a Qualified Assignee unless consented to by Agent and Required Lenders in their sole discretion.

“Qualified Cash” shall mean, as of any date of determination, the aggregate amount of unrestricted cash of Borrowers that (a) is maintained on deposit in an account located at Regions, (b) is subject to a first priority Lien in favor of Agent, and (c) is subject to a deposit account control agreement, in form and substance reasonably satisfactory to Agent, which control agreement shall provide (among other things) that Borrowers shall have no right to withdraw any such cash from such account without the prior written consent of Agent.

“Qualified Customer” shall mean any Customer classified as “investment grade” by Moody’s (Ba3 or better), Standard & Poor’s (BBB- or better) or any other public credit rating agency of national standing.

“Qualified Plan” shall mean a Plan that is intended to be tax qualified under Section 401(a) of the Code.

“Quarterly Average Borrowing Availability” shall mean, for any calendar quarter, the daily average of the Borrowing Availability for the immediately preceding calendar quarter, as calculated by Agent in accordance with this Agreement.

“Questionnaire” shall mean each of the Information Certificates, each dated as of the date hereof, executed by each Loan Party in favor of the Agent.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Loan Party and each of their Subsidiary’s right, title and interest in and to its owned and leased premises.

“Receivables” shall mean and include, as to each Loan Party and each Subsidiary of each Loan Party, all of such Loan Party’s and Subsidiary’s Accounts, Contract Rights, instruments (including promissory notes and instruments evidencing indebtedness owed to Loan Parties and their Subsidiaries by their Affiliates), documents, chattel paper (whether tangible or electronic), general intangibles relating to Accounts, drafts and acceptances, and all other forms of obligations owing to such Loan Party and Subsidiary arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Regions” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Release” shall have the meaning set forth in Section 5.7(c).

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean (a) if there are three (3) or more Lenders, at least two (2) or more Lenders having Commitment Percentages (calculated under clause (a) of the definition of Commitment Percentages) the aggregate amount of which exceeds fifty (50%) percent, and (b) if there are either one (1) or two (2) Lenders, all Lenders.

“Reserves” shall mean such reserves as Agent may from time to time establish in its Permitted Discretion, including, without limitation, reserves for (a) matters that could adversely affect the Collateral, its value or the amount that Agent and the Lenders might receive from the sale or other disposition thereof or the ability of Agent to realize thereon, (b) sums that Loan Parties or any of their Subsidiaries are required to pay under any provision of this Agreement or any Other Document or otherwise (such as taxes, assessments, payroll, insurance premiums, amounts owing to customs brokers, or, in the case of leased assets, rents or other amounts payable under such leases or, in the case of license agreements, royalties or other amounts payable under such license agreements), (c) amounts owing by any Loan Party or any Subsidiary to any Person to the extent secured by a Lien on, or trust over, any of the Collateral or over any assets or properties of any Customer of any Loan Party or any Subsidiary (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, income, payroll, excise, sales, pension plan obligations or other taxes), including without limitation any Permitted Encumbrance, (d) amounts believed by the Agent to be necessary to provide for possible inaccuracies, in any report or in any information provided to the Agent pursuant to this Agreement, (e) dilution with respect to Accounts of the Borrowers (based on the ratio of the aggregate amount of non-cash reductions in Accounts of the Borrowers for any period to the aggregate dollar amount of sales of the Borrowers for such period) calculated by Agent for any period that is or is reasonably anticipated to be greater than five (5%) percent, and (f) Bank Product Obligations to the extent that such Bank Product Obligations constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral.

“Responsible Officer” shall mean with respect to any Person, such Person’s chief executive officer, president, chief operating officer, chief financial officer or other officer having substantially the same authority and responsibility with respect to the matters at hand (or having substantially the same knowledge of the contents of the certificate, document or other document being delivered).

“Restricted Accounts” shall mean deposit accounts or other accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan, and (c) used in the ordinary course of business for petty cash, the balance of which shall not exceed $50,000 in the aggregate at any time; provided, that, without limiting the foregoing, in order for any such deposit account or other account to constitute a “Restricted Account”, such deposit or other account must be expressly designated as a “Restricted Account” on Schedule 5.23 (as such schedule may from time to time be updated in accordance with Section 5.23), which designation shall constitute a representation and warranty by each Loan Party that such deposit account or other account satisfies the criteria set forth in this definition to constitute a “Restricted Account”.

“Restricted Asset” shall have the meaning as set forth in the definition of Excluded Assets.

“Restriction” shall have the meaning as set forth in the definition of Excluded Assets.

“Revolver Commitment” shall mean, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, and without duplication the commitment of each Lender to purchase a participation in the Swingline Loan Advances pursuant to Section 2.4, in each case in the aggregate amounts set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Commitment Transfer Supplement pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement, including, without limitation, pursuant to any increase contemplated under Section 2.20).

“Revolving Advances” shall mean Advances made pursuant to Section 2.1 (and shall also include Protective Advances and Swingline Loan Advances to the extent the context implies such).

“Revolving Credit Note” shall have the meaning set forth in Section 2.1(a).

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Applicable Margin per annum with respect to Base Rate Loans that are Revolving Advances and (b) the sum of LIBOR plus the Applicable Margin per annum with respect to LIBOR Rate Loans that are Revolving Advances.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Party” shall mean Agent, the Lenders, Issuer and Bank Products Provider; sometimes hereinafter collectively referred to as “Secured Parties”.

“Settlement Date” shall mean the Closing Date and thereafter every Business Day designated by Agent as a “Settlement Date” by notice from Agent to each Lender, but not less frequently than weekly.

“Senior Unsecured Notes” shall mean, collectively, the 9% Senior Unsecured Notes due 2019 in the original principal amount of $280,000,000, issued by Parent pursuant to the Senior Unsecured Notes Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (to the extent not prohibited by this Agreement).

“Senior Unsecured Note Documents” shall mean collectively, the Senior Unsecured Notes Indenture, the Senior Unsecured Notes, and all agreements, instruments and other documents executed and/or delivered pursuant thereto or in connection therewith.

“Senior Unsecured Notes Indenture” shall mean the Indenture, dated on or about June 7, 2011, among Parent, the Senior Unsecured Notes Trustee and certain Subsidiaries of Parent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (to the extent not prohibited by this Agreement).”

“Senior Unsecured Notes Trustee” shall mean Wells Fargo Bank, National Association, in its capacity as trustee under the Senior Unsecured Notes Indenture for the holders of the Senior Unsecured Notes and any successor, replacement or additional trustee under the Senior Secured Notes Indenture, and their respective successors and assigns.”

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Specified Real Property” shall have the meaning set forth in Section 4.18(a).

“Statutory Reserves” shall mean for any Interest Period for any LIBOR Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). LIBOR Rate Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Debt” shall mean Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms reasonably acceptable to Agent and, if required by Agent in its sole discretion, pursuant to a subordination agreement entered into between the Person to whom such subordinated Indebtedness is owing and Agent, in form and substance satisfactory to Agent.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than fifty (50%) percent of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrowers.

“Swingline Loan Advances” shall mean each Revolving Advance converted by Agent to a Swingline Loan Advance pursuant to Section 2.4(a).

“Swingline Loan Commitment” shall mean, with respect to Regions, its Swingline Commitment as set forth besides its name under the applicable heading on Schedule C-1.

“Swingline Loan Interest Rate” shall mean an interest rate per annum equal to the Revolver Revolving Interest Rate applicable to Base Rate Loans that are Revolver Advances.

“Swingline Lender” means Regions or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become the Swingline Lender under Section 2.4.

“Swingline Loan Note” shall have the meaning set forth in Section 2.4(a).

“Target” shall have the meaning as set forth in the definition of Permitted Acquisition.

“Tax” or “Taxes” shall mean any tax, fee, premium, charge, duty, escheat or other amount imposed by a Governmental Body and any interest, penalty, or addition to tax imposed with respect thereto or any applicable law, treaty, regulation or directive.

“Tax Lien” shall have the meaning as set forth in the definition of Permitted Encumbrances.

“Term” shall mean the period commencing on the Closing Date and ending on the Termination Date.

“Termination Date” shall have the meaning set forth in Section 13.1.

“Termination Event” shall mean (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of any Loan Party or any of their Subsidiaries or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party, any Subsidiary thereof or any member of the Controlled Group from a Multiemployer Plan.

“Title Agent” shall mean A.S.A., Inc., or such other entity designated by the Agent and the Loan Parties as the respective sub-agent for the Agent and the Loan Parties for the limited purpose of dealing with any motor vehicle forms relating to or concerning titled vehicles.

“Title IV Plan” shall mean a Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Toxic Substance” shall mean and include any material present on the Real Property or the leasehold interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state or other law, or any other applicable federal, state or other laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 16.3(b).

“Trigger Event” shall mean, on any date of determination, that Excess Availability is less than the greater of (a) $15,000,000 and (b) twenty (20%) percent of the Maximum Credit; provided, that, a Trigger Event shall cease to exist to the extent that Excess Availability is greater than the greater of (i) $15,000,000 and (ii) twenty (20%) percent of the Maximum Credit, in each case, for sixty (60) consecutive days.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction.

“US Loan Party” shall mean a Loan Party organized, incorporated or otherwise formed under the laws of the United States or any State thereof or the District of Columbia.

“US Subsidiary” shall mean a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any State thereof or the District of Columbia.

“Waterfall Event” shall mean the occurrence of (a) failure by Borrowers to repay all of the Obligations as of the end of the Term or after the Obligations have been accelerated, or (b) an Event of Default and the election by the Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 11.2(b).

“Week” shall mean the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

“Well Services Equipment” shall mean, collectively, (a) oil and natural gas well service rigs and related Equipment, (b) motor vehicles (including, but not limited to, fluid trucks, heavy trucks, vacuum trucks and other rolling stock) and trailers (including but not limited to vacuum trailers) that are used in the ordinary course of Borrowers’ well servicing business, and (c) frac tanks designed to hold mud, water and other fluids that are a byproduct of the well drilling process.

“Well Services Equipment Appraisal” shall mean the written reports or appraisals of the Borrowers’ owned Well Services Equipment, including Eligible Well Service Equipment, in form, scope and methodology acceptable to Agent (and subject to Section 4.9) and performed by an appraiser that is experienced in appraising energy services equipment, designated by Agent, which Well Services Equipment Appraisal shall be addressed and delivered to, and which may be expressly relied on by, Agent and Lenders, whether a “desk top” appraisal or physical appraisal.

“Well Services Equipment Appraisal Date” means the date of any Well Services Equipment Appraisal that is conducted pursuant to Section 4.9 (which Well Services Equipment Appraisal are generally anticipated by the parties hereto to be conducted on or about each of the following dates, without limiting the Agent’s rights to conduct Well Services Equipment Appraisals on other dates pursuant to Section 4.9: (a) the date which is one hundred eighty (180) days after the Closing Date, (b) the one year anniversary of the Closing Date, and (c) every one hundred eighty (180) days following the one year Anniversary Date).

“Well Services Equipment Appraisal Delivery Date” shall mean the date that Agent receives a Well Services Equipment Appraisal.

1.3 Uniform Commercial Code Terms.

All terms used herein and defined in the UCC, including, the terms accessions, account debtor, certificated security, chattel paper, commercial tort claim, deposit account, document, electronic chattel paper, equipment, financial asset, fixtures, goods, health care insurance receivable, instrument, investment property, letter-of-credit rights, payment intangibles, proceeds, securities accounts, security, security entitlement, software, supporting obligations and uncertificated security, shall have the meaning given therein unless otherwise defined herein or unless the context provides otherwise.

1.4 Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement unless otherwise specified. The terms “including” and other words of similar import refer to “including, but not limited” unless otherwise specified. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes (including the UCC) and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including, without limitation, references to this Agreement or any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof to the extent not prohibited by this Agreement or any Other Document. The amount outstanding under any Letter of Credit shall mean, at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit. Unless otherwise provided Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement. Once an Event of Default occurs, such Event of Default shall remain in existence and be continuing unless (a) waived in writing by the applicable Lenders and other Persons in accordance with Section 16.2 or (b) cured (if such Event of Default is capable of being cured) at any time prior to the date that Agent and/or Lenders exercise any rights and remedies whatsoever in respect of such Event of Default under this Agreement or the Other Documents, including, without limitation, (i) exercise of any rights and remedies under Section 11 of this Agreement, (ii) Agent’s delivery to Administrative Borrower or any Loan Party of notice of occurrence of such Event of Default, and (iii) the election of Agent or the Required Lenders under Section 3.1 that the outstanding Advances and all other Obligations shall bear interest at the Default Rate. If Agent and/or Lenders have exercised any rights and remedies, the subject Event of Default shall remain in existence and be continuing unless waived in writing by the applicable Lenders and other Persons in accordance with Section 16.2.

2.	ADVANCES, PAYMENTS.

2.1 Revolving Advances.

(a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement (including, without limitation, Sections 2.1(b) and 8), each Lender, severally and not jointly, agrees to make Revolving Advances according to its Commitment Percentage thereof to the

Borrowers (or Administrative Borrower on behalf of the Borrowers) from the Closing Date until the Termination Date. Revolving Advances shall be funded by Agent or Lenders (as applicable) in Dollars and shall be repaid in Dollars. To the extent required by a Lender, the Revolving Advances made by such Lender shall be evidenced by a promissory note in a form acceptable to Agent (each, a “Revolving Credit Note”; it being understood that no such promissory note shall include a grant of a Lien in favor of any individual Lender).

(b) Revolving Advance Limitations/Protective Advances and Overadvances. The aggregate amount of the Revolving Advances (including, without limitation, Swingline Loan Advances) and the Letters of Credit outstanding at any time shall not (i) exceed the Maximum Credit less the Maximum Credit Reserves or (ii) except as provided in Section 2.12 with respect to Protective Advances and in Section 16.2(d) with respect to overadvances, cause Borrowing Availability to be less than $0.

2.2 Procedure for Borrowing.

(a) Administrative Borrower shall notify Agent of the request by any applicable Borrower(s) to incur a Revolving Advance hereunder. Such notice shall be in the form of the Notice of Advance Request attached hereto as Exhibit C and shall be required to be delivered by Administrative Borrower to Agent on or prior to 11:00 a.m. (New York time) (i) on the Business Day of the date of such requested borrowing with respect to Base Rate Loans and (ii) three (3) Business Days prior to the date of such requested borrowing with respect to LIBOR Rate Loans. Each such notice shall include (A) an indication of which Borrower is requesting such Revolving Advance, (B) the amount of such proposed borrowing (which amount with respect to LIBOR Rate Loans shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof), (C) the date of such proposed borrowing (which must be a Business Day) and (D) whether such borrowing is to be initially a LIBOR Rate Loan (and if so, the duration of the first (1st) Interest Period therefor) or a Base Rate Loan. Additionally, any amount required to be paid as interest, fees, charges or other Obligations under this Agreement or any Other Document, at the election of Agent, shall be deemed a request by Borrowers for a Revolving Advance as of the date such payment is due, in the amount required to pay in full or in part such interest, fee, charge or other Obligation under this Agreement or any Other Document and such deemed request shall be irrevocable.

(b) Interest Periods for LIBOR Rate Loans shall be for one (1), two (2), three (3) or six (6) months. At the election of Agent or Required Lenders, no LIBOR Rate Loan shall be made available to the Borrowers during the continuance of a Default or an Event of Default. After giving effect to each LIBOR Rate Loan (or any conversion to a LIBOR Rate Loan), there shall not be outstanding more than eight (8) LIBOR Rate Loans in the aggregate.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Administrative Borrower may elect as set forth in clause (D) of Section 2.2(a); provided, that, the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Termination Date.

(d) Administrative Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(a) or by its Notice of Conversion given to Agent pursuant to Section 2.2(e), as the case may be. Administrative Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan; provided, that, at the election of Agent or Required Lenders, no loan shall be converted to a LIBOR Rate Loan if an Event of Default shall have occurred and be continuing. If Agent does not receive timely notice of the Interest Period elected by Administrative Borrower, Administrative Borrower shall be deemed to have elected to convert to a Base Rate Loan subject to Section 2.2(e).

(e) Administrative Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount; provided, that, any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan; provided further, that, at the election of Agent or Required Lenders, no loan shall be converted to a LIBOR Rate Loan if an Event of Default shall have occurred and be continuing. If the Borrowers desire to convert a Base Rate Loan to a LIBOR Rate Loan or convert a LIBOR Rate Loan to a Base Rate Loan, Administrative Borrower shall give Agent a Notice of Conversion not less than three (3) Business Days’ prior to such conversion, specifying the date of such conversion, the loans to be converted and if the conversion is from a Base Rate Loan to a LIBOR Rate Loan, the duration of the first (1st) Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than the number of LIBOR Rate Loans permitted by Section 2.2(b).

(f) At the option of the Borrowers and upon three (3) Business Days’ prior written notice, the Borrowers may prepay the LIBOR Rate Loans in whole at any time or in part from time to time, without premium or penalty (except as otherwise expressly provided in this Agreement), but with accrued interest on the principal being prepaid to the date of such repayment. Administrative Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrowers and each other Loan Party shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g).

(g) Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by the Borrowers in the payment of the principal of or interest on any LIBOR Rate Loan or failure by the Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, Agent’s and Lenders’ standard charges with respect to the foregoing and any interest payable by Agent or Lenders to lenders of funds obtained by any of them in order to make or maintain their respective LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent (or the applicable Lenders) to Administrative Borrower and Agent shall be conclusive absent manifest error; provided, that, no such certificate shall be required in the case of Agent’s and Lenders’ standard charges with respect to the events indemnified in this Section 2.2(g)).

(h) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall after the Closing Date make it unlawful for any Lender (for purposes of this Section 2.2(h), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, such Lender shall notify the Agent and the Administrative Borrower, and upon such notification, the obligation of such Lender to make such LIBOR Rate Loans hereunder shall forthwith be cancelled and the Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon notice from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into Base Rate Loans (and following such notification any request for LIBOR Rate Loans from such Lender shall be deemed to be a request for Base Rate Loans). If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, the Borrowers shall pay Agent, upon Agent’s notice, such amount or amounts as may be necessary to compensate such Lender for any loss or expense sustained or incurred by such Lender in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by such Lender to lenders of funds obtained by such Lender in order to make or maintain such LIBOR Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent (or the applicable Lenders) to Administrative Borrower and Agent shall be conclusive absent manifest error.

2.3 Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Agent or Lenders, as applicable, may designate from time to time. During the Term, the Borrowers may request, repay and reborrow Revolving Advances, all in accordance with the terms and conditions of this Agreement. The proceeds of each Revolving Advance requested by the Borrowers (or Administrative Borrower on behalf of the Borrowers) or deemed to have been requested by the Borrowers (or Administrative Borrower on behalf of the Borrowers) under Section 2.2(a) shall, subject to the terms and conditions of this Agreement with respect to requested Revolving Advances, be made available to the Borrowers on the Business Day so requested by way of credit to the Borrowers’ operating account at Regions set forth on Schedule 2.3, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by the Borrowers (or Administrative Borrower on behalf of the Borrowers), be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4 Swingline Loan Advances.

(a) Agent may convert any request by the Borrowers for a Revolving Advance into a request for a Swingline Loan Advance from the Swingline Lender. The Swingline Loan Advance shall bear interest at the Swingline Loan Interest Rate and shall not exceed in the aggregate at any time outstanding the Maximum Swingline Loan Advance Amount. To the extent required by the Swingline Lender, the Swingline Loan Advances made by the Swingline Lender shall be evidenced by a promissory note in a form acceptable to Agent and the Swingline Lender (each, a “Swingline Loan Note”).

(b) Upon the making of a Swingline Loan Advance (whether before or after the occurrence of a Default or Event of Default), without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swingline Lender or Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swingline Loan Advance. To the extent that there is no settlement in accordance with Section 2.13(c) below, the Swingline Lender or Agent, as the case may be, may at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan Advance, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swingline Loan Advance.

2.5 [Reserved.]

2.6 Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided.

(b) The Borrowers recognize that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s consideration (subject to the last sentence of this clause (b)) to conditionally credit the Borrowers’ Account as of the Business Day on which Agent receives those items of payment, the Borrowers agree that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the applicable Obligations on the date of confirmation to Agent by the Blocked Account bank or Depository Account bank, as provided for in Section 4.14(h), that such items of payment have been collected in good funds and finally credited to Agent’s account. Without limiting the above provisions of this clause (b), Agent is not, however, required to credit the Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge the Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments (including prepayments) of principal, interest and other amounts payable hereunder and under each Other Document shall be made to Agent at the Payment Account not later than 2:00 p.m. (New York time) on the due date therefor (or, if such due date is not a Business Day, on the next Business Day) in lawful money of the United States of America in funds immediately available to Agent. Any payment received by Agent subsequent to 2:00 p.m. (New York time) on any Business Day (regardless of whether such payment is due on such Business Day) shall be deemed received by Agent, and shall be applied to the applicable Obligations intended to be paid thereby, on the next Business Day. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the Borrowers’ Account or by making Revolving Advances as provided in Section 2.2.

(d) The Borrowers shall pay principal, interest, and all other amounts payable hereunder and under each Other Document without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

(e) If, notwithstanding the terms of this Agreement or any Other Document, Agent or any Lender receives any payment from or on behalf of any Borrower or any other Loan Party in a currency other than the Currency Due, Agent or such Lender may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the Currency Due at exchange rate selected by Agent or such lender in the manner contemplated by Section 16.5 and Borrowers shall reimburse Agent and Lenders on demand for all costs they incur with respect thereto. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by Agent upon such conversion.

2.7 Repayment of Excess Advances.

If for any reason Borrowing Availability at any time is less than $0 or the balance of any or all of the outstanding Advances and Letters of Credit at any time is otherwise in excess of any applicable limitation set forth in this Agreement (subject to Section 16.2(d) with respect to overadvances), such excess amount shall be immediately due and payable, without the necessity of any demand, at the Payment Account (it being understood and agreed that it shall be an Event of Default if at any time Borrowing Availability is less than $0).

2.8 Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account (the “Borrowers’ Account”) in the name of the Borrowers in which shall be recorded the date and amount of each Advance made by Lenders and the date and amount of each payment in respect thereof; provided, however, that, the failure by Agent to record the date or amount of any Advance or any other item shall not adversely affect Agent or any Lender under this Agreement or any Other Document or diminish any obligation of any Loan Party under this Agreement or any Other Document. Each month, Agent shall send to Administrative Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and certain other transactions between Lenders and the Borrowers, during such month. The monthly statements shall be deemed correct and binding upon the Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and the Borrowers unless Agent receives a written statement of the Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Administrative Borrower. The records of Agent with respect to each Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9 Letters of Credit.

Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby letters of credit (collectively, “Letters of Credit”) by the Issuer on behalf of the Borrowers; provided, however, that, Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would cause Borrowing Availability to be less than $0. The maximum amount of outstanding Letters of Credit shall not exceed $20,000,000 in the aggregate at any time. All outstanding reimbursement obligations and disbursements or payments related to Letters of Credit shall be deemed to be Base Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Base Rate Loans. Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, an

Impacted Lender or Prior Defaulting/Impacted Lender, Issuing Bank shall not be required to (and, in any event, shall not if directed by Agent) issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless the Borrowers provide cash collateral to Issuing Bank with respect thereto to hold, on terms and conditions satisfactory to Issuing Bank and Agent, in an amount equal to such Defaulting Lender’s, Impacted Lender’s or Prior Defaulting/Impacted Lender’s Pro Rata Share of all obligations in respect of Letters of Credit and in any such event, the Defaulting or Impacted Lender or Prior Defaulting/Impacted Lender shall not be entitled to any Commitment Fee or Letter of Credit Fees.

2.10 Issuance of Letters of Credit.

(a) Administrative Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent Issuer’s standard form of letter of credit application and, if requested, letter of credit security agreement (collectively, the “Letter of Credit Application”) and any draft, if applicable, completed to the satisfaction of Agent, together with such other certificates, documents and other papers and information as Agent or Issuer may reasonably request.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (ii) be denominated in Dollars and (iii) have an expiry date not later than (A) two years after such Letter of Credit’s date of issuance, in the case of a Letter of Credit issued for the benefit of PEMEX or other government owned oil or gas companies, and (B) one (1) year after such Letter of Credit’s date of issuance, in the case of all other Letters of Credit, and in no event having an expiry date later than five (5) Business Days prior to the Termination Date, unless Loan Parties provide cash collateral equal to not less than one hundred five (105%) percent of the face amount thereof to be held by Agent pursuant to a cash collateral agreement in form and substance reasonably satisfactory to Agent; provided, that, any Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (iii) above).

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Administrative Borrower for a Letter of Credit hereunder, but any failure to so notify Lenders shall not reduce any liability or any obligation of the Lenders hereunder or any rights of Agent hereunder.

2.11 Requirements for Issuance of Letters of Credit.

(a) In connection with the issuance of any Letter of Credit, each Borrower shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer and expenses and reasonable attorneys’ fees incurred by Agent, any Lender or any Issuer arising out of, or in connection with, any Letter of Credit. The Borrowers shall be bound by Agent’s or Issuer’s regulations and good faith interpretations of any Letter of Credit, although this interpretation may be different from Borrowers’ own interpretation; and, neither Agent, nor any Lender, nor any Issuer shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit except for Agent’s, any Lender’s, or any Issuer’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

(b) The Borrowers shall authorize and direct any Issuer of a Letter of Credit to deliver to Agent all related payment/acceptance advices, to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(c) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority upon the occurrence and during the continuance of an Event of Default, to complete in each Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(d) Each Lender, according to its Commitment Percentage, shall to the extent of the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in (i) each such unreimbursed reimbursement obligation, (ii) Agent’s credit support enhancement provided to the Issuer of any Letter of Credit and (iii) each Revolving Advance made as a consequence of the issuance of a Letter of Credit and all disbursements thereunder. In the event that at the time a disbursement is made the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the amount permitted under Section 2.1, and such disbursement is not reimbursed by the Borrowers within two (2) Business Days, upon Agent’s demand each Lender shall pay to Agent such Lender’s Commitment Percentage of such unreimbursed disbursement together with such Lender’s Commitment Percentage of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from the Borrowers of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender’s proportionate share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) Agent, Issuer and all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.12 Additional Payments/Protective Advances.

Any sums expended (a) by Agent or any Lender due to any Loan Party’s failure to perform or comply with its Obligations under this Agreement or any Other Document, or (b) by Agent to protect the Collateral or enhance the likelihood of repayment of the Obligations or any portion thereof (as determined by Agent in its Permitted Discretion) may, in Agent’s Permitted Discretion, be charged to the Borrowers’ Account as a Revolving Advance (regardless of whether or not the conditions specified in this Agreement for the making of a Revolving Advance have been satisfied, including, without limitation, Sections 2.1 or 8.2) and added to the Obligations, and each Lender shall be obligated in connection therewith as if such conditions had been satisfied (including, without limitation, to fund its Commitment Percentage of such Revolving Advances). Such sums charged to the Borrowers’ Account as a Revolving Advance (collectively, “Protective Advances”), plus the amount of intentional over-Advances made pursuant to Section 16.2(d), shall not exceed an amount outstanding at any time equal to ten (10%) percent of the Maximum Credit without the consent of each of the Lenders. Notwithstanding anything contained in this Section 2.12 to the contrary, any proposed Protective Advance shall be subject to the limitations set forth in Section 2.1(b)(i).

2.13 Manner of Borrowing and Payment.

(a) Each borrowing of Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) All proceeds of Collateral, together with each payment (including each prepayment) by the Borrowers on account of the principal of the Advances, shall be applied to the Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made in Dollars without setoff or counterclaim and shall be made to Agent on behalf of the Agent and the Lenders to the Payment Account, in each case on or prior to the time specified in Section 2.6(c) in immediately available funds.

(c) On each Settlement Date commencing with the first (1st) Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (i) if a Lender’s balance of the Advances (including Protective Advances and Swingline Loan Advances) exceeds such Lender’s Commitment Percentage of the Advances (including Protective Advances and Swingline Loan Advances) as of a Settlement Date, then Agent shall transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate in writing to Agent) an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Commitment Percentage of the Advances (including Protective Advances and Swingline Loan Advances) and (ii) if a Lender’s balance of the Advances (including Protective Advances and Swingline Loan Advances) is less than such Lender’s Commitment Percentage of the Advances (including Protective Advances and Swingline Loan Advances) as of a Settlement Date, such Lender shall transfer in immediately available funds to the Agent, not later than 2:00 p.m. (New York time), an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Commitment Percentage of the Advances (including Protective Advances and Swingline Loan Advances).

(d) A Lender shall be entitled to earn interest at the applicable Interest Rate on outstanding Advances which such Lender has funded for the periods in which such Advance was so funded by such Lender. Agent shall be entitled to earn interest at the applicable Interest Rate on outstanding Advances (including Protective Advances and Swingline Loan Advances) which Agent has funded for the periods in which such Advance (including Protective Advances and Swingline Loan Advances) was so funded by Agent.

(e) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to amounts due to or from such Lender as of such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(f) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders according to their Commitment Percentages thereof; provided, however, that, if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(g) Unless Agent shall have been notified in writing, prior to the making of any Advance, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make (and such Lender unconditionally shall be obligated to make) such amount available to Agent on or prior to the next Settlement Date and, in reliance upon such assumption, make available to the Administrative Borrower (on behalf of the applicable Borrower(s)) a corresponding amount. Agent will promptly notify Administrative Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of three hundred sixty (360) days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (g) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Advance hereunder, on demand from the Borrowers; provided, however, that, Agent’s right to such recovery shall not prejudice or otherwise adversely affect the Borrowers’ rights (if any) against such Lender.

2.14 Mandatory Prepayments.

Notwithstanding the following, during a Waterfall Event, the order of application to the Obligations shall be made pursuant to Section 11.2 rather than as is provided in this Section 2.14.

(a) When any Loan Party or any of their Subsidiaries Disposes of any Collateral or other assets or receives proceeds of property or casualty insurance, within three (3) Business Days thereof, Loan Parties shall repay the Advances in an amount equal to one hundred (100%) percent of the net cash proceeds of such sale (i.e., gross cash proceeds less the reasonable out-of-pocket costs and expenses in respect of such Dispositions (including any taxes and similar amounts)) or all of the cash proceeds of such insurance, as applicable, such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. Such repayments shall be applied (i) if the Collateral or other assets Disposed of, or which were the subject to such insurance payment, is Eligible Well Services Equipment, to the remaining Revolving Advances in such order as Agent may determine until paid in full, subject to the Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof; provided, that, Agent shall have the right to establish a Reserve in the amount of such repayment until Agent shall have received a current Borrowing Base Certificate subsequent to its receipt of such repayment, and (ii) with respect to all other Collateral, to the remaining Revolving Advances in such order as Agent may determine until paid in full, subject to the Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof. Notwithstanding the foregoing, unless and until an Event of Default has occurred and is continuing or would result therefrom, such proceeds from Dispositions and insurance payments that do not exceed $10,000,000 in the aggregate in any fiscal year may be retained by Loan Parties solely to acquire replacement assets without making a mandatory prepayment hereunder so long as (1) the fair market value of the acquired assets is equal to or greater than the fair market value of the assets which were Disposed or subject to the insurance payment, as applicable, (2) the acquired assets are purchased by the applicable Loan Party within one hundred eighty (180) days of the Disposal of the assets or receipt of the insurance payment, as applicable, (3) if the assets that were Disposed or that were the subject of the insurance payment, as applicable, were Collateral comprising Well Services Equipment, the acquired assets must all be Collateral comprising Well Services Equipment and shall be subject to Agent’s first priority Lien created hereunder (subject to Permitted Encumbrances), and (4) until such time as the proceeds are used to acquire such replacement assets, at Agent’s option, a Reserve in an amount equal to the Eligible Appraised Well Services Equipment Formula Amount attributable to such Collateral comprising Well Services Equipment in the then current Borrowing Base shall be established by Agent. If a Loan Party fails to meet the conditions set forth above, Loan Parties shall pay the proceeds to Agent to the extent not utilized in such acquisitions as a repayment of any outstanding Advances. The provisions of this Section 2.14(a) shall not be deemed to be implied consent to any such Disposition otherwise prohibited by the terms and conditions of this Agreement or any Other Document.

(b) Within one (1) Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of (i) any Extraordinary Receipts that do not exceed $1,000,000 in the aggregate, Borrowers shall deposit such Extraordinary Receipts into a Blocked Account and such Extraordinary Receipts shall be subject to those provisions of Section 4.14(h) that are applicable to Blocked Accounts other than Cash Receipts Accounts, and (ii) any Extraordinary Receipts that exceed $1,000,000 in the aggregate, Borrowers shall deposit the entire amount thereof to a Cash Receipts Account and such Extraordinary Receipts shall prepay the outstanding amount of the Advances in an amount equal to one hundred (100%) percent of such Extraordinary Receipts, net of any reasonable out of pocket fees and expenses incurred in collecting such Extraordinary Receipts. Such Extraordinary Receipts that are deposited to a Cash Receipts Account shall be applied to the remaining Revolving Advances in such order as Agent may determine until paid in full, subject to the Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof. The provisions of this Section 2.14(b) shall not be deemed to be implied consent to any event giving rise to such Extraordinary Receipts otherwise prohibited by the terms and conditions of this Agreement.

2.15 Use of Proceeds.

The Borrowers shall use proceeds of the initial Advances and Letters of Credit hereunder only for: (a) payments on the Closing Date to each of the Persons listed in the disbursement direction letter furnished by the Borrowers to Agent on or about the Closing Date and (b) costs, expenses and fees incurred on or prior to the Closing Date in connection with the preparation, negotiation, execution and delivery of this Agreement and the Other Documents. All other Advances made or Letters of Credit provided to or for the benefit of the Borrowers pursuant to the provisions hereof shall be used by the Borrowers only for general operating, working capital, to fund acquisition of Well Services Equipment, to fund Permitted Acquisitions and other general corporate purposes of the Borrowers not otherwise prohibited by the terms hereof. Further, none of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

2.16 Defaulting Lender/Impacted Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (i) has refused (if the refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance, (ii) notifies either Agent or Administrative Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement), or (iii) failed to fund any payments required to be made by it under this Agreement or any Other Document (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.16 while such Lender Default remains in effect. Notwithstanding the foregoing, no Lender Default shall be deemed to occur with respect to a Lender, and such Lender shall not constitute a Defaulting Lender hereunder, if such Lender notifies Agent and Borrowers in writing that such Lender’s refusal or failure to fund any Advance or any such payments required to be made by it hereunder is the result of such Lender’s determination that one or more conditions precedent to funding as set forth in this Agreement (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in writing) has not been satisfied.

(b) The obligations of each Lender to make Advances shall continue to be based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of a Lender Default. Amounts received in respect of the Obligations owing to the Lenders shall be applied to reduce the applicable Obligations owing to each Lender that is not a Defaulting Lender prior to any such amounts being applied to reduce the Obligations owing to such Defaulting Lender to the extent that the aggregate amount of outstanding Obligations owing to such Defaulting Lender is less than what it would have been if such Lender Default did not occur.

(c) Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights, or be permitted to direct the Agent, under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights, or in directing the Agent, under or with respect to any Loan Document; provided, that, the foregoing shall not permit (i) an increase in the principal amount of such Defaulting Lender’s Commitment, (ii) the reduction of the principal of, rate of interest on (other than the waiver of any default rate) or fees payable with respect to any Loan or Letter of Credit of such Defaulting Lender or (iii) unless all other Lenders affected thereby are treated similarly, the extension of any scheduled (as opposed to mandatory prepayment) payment date or final maturity date of the principal among of any Loan of such Defaulting Lender.

(d) Other than as expressly set forth in this Section 2.16, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent pursuant to Section 14.7) and the other parties hereto shall remain unchanged. Nothing in this Section 2.16 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrowers, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder. At the option of Agent, any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Advance or existing or future participating interest in any Swingline Loan Advance or Letter of Credit (including the obligation to indemnify Agent pursuant to Section 14.7). The Defaulting Lender’s decision-making and participation rights and rights to payments hereunder shall be restored only upon the payment by the Defaulting Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.13(g) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, then, from and after the date on which such cure has been so effected, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender that is not a Defaulting Lender under this Agreement.

(f) Agent may replace a Defaulting Lender or an Impacted Lender in accordance with Section 16.2(d).

2.17 Joint and Several Liability.

(a) All Borrowers shall be liable, on a joint and several basis, for all Obligations, including, without limitation, all amounts due to Agent and Lenders under this Agreement and the Other Documents, regardless of which Borrower actually receives the Advances or other proceeds of the Obligations or the manner in which Agent and Lenders account for such Advances or other

Obligations on its books and records or for any other reason. The Obligations with respect to Advances made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Advances made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Advances or other Obligations shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) any incapacity or lack of power, authority or legal personality of any other Borrower or other Person, (iii) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce or failure to realize the full value of the same, (iv) any amendment (however fundamental) replacement variation, assignment termination and/or the waiver, consent, extension, forbearance or granting of any indulgence by Agent or Lenders with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent or Lenders, (v) the failure by Agent, Lenders or any other Person to take any steps to perfect and maintain its Lien in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (vi) the election of Agent, Lenders or any other Person in any proceeding instituted under Title 11 of the United States Code, as amended (“Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code, (vii) the disallowance of all or any portion of the claim(s) of Agent, Lenders or any other Person for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, (viii) any insolvency, liquidation, administration or similar procedure or corporate action in respect of any other Borrower and/or any legal proceedings or procedures by any of the other Borrowers’ creditors or (ix) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Advances, Letters of Credit or other Obligations, each Borrower waives, until all of the Obligations have been Paid in Full, any right to enforce any right of subrogation or any remedy which Agent, Lenders or any other Person now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent, Lenders or any other Person. Upon any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that none of Agent, Lenders or any other Person shall be under any obligation to marshal any assets in favor of Borrowers or any other Person or against or in payment of any or all of the Obligations.

(b) Until Payment in Full, each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement.

2.18 Interrelated Businesses.

Loan Parties hereby represent and warrant to Agent and Lenders that (a) Loan Parties and their respective Subsidiaries make up a related organization of various entities constituting a single economic and business enterprise so that Loan Parties and their respective Subsidiaries share an identity of interests such that any benefit received by any Loan Party or any Subsidiary of any Loan Party benefits each other Loan Party and each other Subsidiary of Loan Parties; (b) certain of Loan Parties and their respective Subsidiaries render services to or for the benefit of other Loan Parties and Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties and Subsidiaries (including, inter alia, the payment by Loan Parties and Subsidiaries of creditors of the other Loan Parties and Subsidiaries and guarantees by Loan Parties and Subsidiaries of indebtedness of the other Loan Parties and Subsidiaries and provide administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties and Subsidiaries), and (c) Loan Parties and their Subsidiaries have centralized accounting and legal service, common officers and directors and are identified to creditors as a single economic and business enterprise.

2.19 Appointment of Administrative Borrower as Agent for Requesting Advances and Letters of Credit and Receipts of Advances and Statements and Receipts and Sending of Notices.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Advances and Letters of Credit pursuant to this Agreement and the Other Documents from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Advances to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower, and provide such Letters of Credit for the account of a Borrower, in each case as Administrative Borrower may designate or direct, without notice to any other Borrower or Loan Party. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Advances (including without limitation Protective Advances) be disbursed directly to an operating account of a Borrower or to any other Person.

(b) Each Loan Party hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the Other Documents.

(c) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(d) Administrative Borrower hereby accepts the appointment by each Loan Party to act as the agent of the Borrowers pursuant to this Section 2.19. Administrative Borrower shall ensure that the disbursement of any Advances to each Borrower requested by or paid to or for the account of the Borrowers, or the issuance of any Letters of Credit for the account of a Borrower hereunder, shall be paid to or issued for the account of such Borrower.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

2.20 Increase in Maximum Credit

(a) Subject to Section 2.20(f) below, Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit; provided, that, (i) any such increase shall be subject to the consent of Agent and satisfaction of each of the conditions set forth in Section 2.4(c) below, (ii) any such written request shall specify the amount of the increase in the Maximum Credit that Administrative Borrower is requesting; (iii) the aggregate amount of any and all such increases in the Maximum Credit shall not exceed Twenty-Five Million ($25,000,000) Dollars or cause the Maximum Credit to exceed One Hundred Million ($100,000,000) Dollars, (iv) the amount of each increase in the Maximum Credit shall not be less than Ten Million ($10,000,000) Dollars, (v) such requests may not be made on more than one (1) occasion during any calendar year or on more than two (2) occasions times during the Term, and (vi) any such request shall be irrevocable.

(b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender (other than Defaulting Lenders, Impacted Lenders and Prior Defaulting/Impacted Lender) shall have the option (but not the obligation) to increase the amount of its Revolver Commitment by an amount approved by Agent in its sole discretion of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Revolver Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Revolver Commitment and the determination to increase the Revolver Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Revolver Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Revolving Advances Amount requested by Administrative Borrower, Agent or Administrative Borrower may seek additional increases from Lenders (other than Defaulting Lenders, Impacted Lenders or Prior Defaulting/Impacted Lender) or Revolver Commitments from such Qualified Assignees as it may determine, after, in the case of Administrative Borrower, consultation with Agent. In the event Lenders (or Lenders and any such Qualified Assignees, as the case may be) have committed in writing to provide increases in their Revolver Commitments or new Revolver Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Administrative Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Qualified Assignees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

(c) The Maximum Credit shall be increased by the amount of the increase in Revolver Commitments from Lenders or new Commitments from Qualified Assignees, in each case selected in accordance with Section 2.20(b) above, for which Agent has received written confirmation in form and substance satisfactory to Agent from such Lenders or Qualified Assignees, as applicable, on the date requested by Administrative Borrower for the increase or such other date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Revolver Commitments and new Revolver Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof (but in no event shall the Maximum Credit be increased above the amounts described in Section 2.20(a)), effective on the date that Agent notifies Administrative Borrower that each of the following conditions have been satisfied (such date being the “Maximum Credit Increase Effective Date”):

(i) Agent shall have received from each Lender or Qualified Assignee that is providing an additional Revolver Commitment as part of the increase in the Maximum Credit, a written confirmation described above duly executed by such Lender or Qualified Assignee, Agent and Administrative Borrower;

(ii) the conditions precedent to the making of Advances set forth in Section 8.2 shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase whether or not an Advance is then being made;

(iii) upon the request of Agent, Agent shall have received an opinion of counsel to Loan Parties in form and substance and from counsel reasonably satisfactory to Agent addressing such matters as Agent may reasonably request (including an opinion that such increase in the Maximum Credit shall not violate Section 4.14(b) of the Senior Unsecured Notes Indenture (regarding “Permitted Debt” under and as defined therein) or any other Material Contracts of Loan Parties), amendments to Mortgages and any other documents and agreements required by Agent with respect thereto;

(iv) such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any term or provisions of any applicable law, regulation or order or decree of any court or other Governmental Body and shall not be enjoined, temporarily, preliminarily or permanently;

(v) there shall have been paid to each Lender and Qualified Assignee, in each case, providing an additional Revolver Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and

(vi) Agent shall have received evidence satisfactory to Agent in its sole discretion that such increase in the Maximum Credit shall not violate Section 4.14(b) of the Senior Unsecured Notes Indenture and that all Obligations at any time arising hereunder, after giving effect to such increase in the Maximum Credit, shall constitute “Permitted Debt” under and as defined therein;

(d) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Other Documents on or before the effectiveness of such increase to the extent relating to such increase.

(e) As of a Maximum Credit Increase Effective Date, each reference to the term Maximum Credit herein, and in any of the Other Documents shall be deemed amended to mean the amount of the Maximum Credit specified in the written notice from Agent to Administrative Borrower of the increase in the Maximum Credit.

(f) As of the Closing Date, each Loan Party acknowledges, confirms and agrees that Agent and Lenders do not have credit approval to increase the Maximum Credit as in effect on the Closing Date and the terms and provisions of this Section 2.20 shall not constitute or be deemed to constitute a commitment by Agent or any Lender to increase the Maximum Credit as in effect on the Closing Date.

3.	INTEREST AND FEES.

3.1 Interest.

Interest on Advances shall be payable to Agent for the benefit of Lenders in arrears on the first (1st) day of each calendar quarter (commencing October 1, 2011) with respect to Base Rate Loans (including, without limitation, Swingline Loan Advances) and, with respect to LIBOR Rate Loans, in arrears at the end of each Interest Period, provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, interest with respect to such LIBOR Rate Loan shall be payable in arrears on the respective dates that fall every three months after the beginning of such Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding at a rate per annum equal to the applicable Interest Rate. Concurrent with any increase or decrease in the Base Rate, the Interest Rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate. At the election of Agent or the Required Lenders, upon and after the occurrence of an Event of Default (other than an Event of Default arising under Section 10.6), and automatically upon and after the occurrence of an Event of Default arising under Section 10.6, and in each case during the continuation of any such Event of Default, the outstanding Advances and all other Obligations shall bear interest at the applicable Interest Rate plus two (2) percentage points per annum (as applicable, the “Default Rate”). At the election of Agent or the Required Lenders, such Default Rate shall be applied retroactively to commence on the date of the first (1st) occurrence of the event giving rise to such Event of Default.

3.2 Letter of Credit Fees; Cash Collateral.

(a) The Borrowers shall pay (i) to Agent, for the benefit of Lenders according to their applicable Commitment Percentages, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for LIBOR Rate Loans, such fees to be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and to be payable in arrears on the first (1st) day of each calendar quarter (commencing October 1, 2011) and for so long as any Letter of Credit remains outstanding, and (ii) to Agent for the benefit of the Issuer, any and all fees and expenses as agreed upon by the Issuer and the Borrowers in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees described in clauses (i) and (ii) above, the “Letter of Credit Fees”), and shall be payable in arrears on the first (1st) day of each calendar quarter (commencing October 1, 2011). Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. At the election of Agent or the Required Lenders, upon the occurrence of an Event of Default (other than an Event of Default arising under Section 10.6), Agent may, and at the direction of the Required Lenders Agent shall, and during the continuation of any such Event of Default, increase the Letter of Credit Fees by two (2) percentage points per annum, provided, that, upon the occurrence of an Event of Default arising under Section 10.6, such increase in the Letter of Credit Fees shall occur automatically and shall remain in effect during the continuation of any such Event of Default. At the election of Agent or the Required Lenders, such increased Letter of Credit Fee shall be applied retroactively to commence on the first (1st) date of the occurrence of the event giving rise to such Event of Default. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

(b) (i) At the election of Agent or the Required Lenders, at any time when a Default or an Event of Default has occurred and is continuing and (ii) on the Termination Date, the Borrowers will cause cash to be deposited and maintained in a non-interest bearing account with Agent, as cash collateral, in an amount equal to one hundred five (105%) percent of the outstanding Letters of Credit and, if requested by Agent, Bank Product Obligations, and the Borrowers hereby irrevocably authorize Agent, in its discretion, on the Borrowers’ behalf and in the Borrowers’ or Agent’s name, to open such an account and to make and maintain deposits therein, or in an account opened by the Borrowers, in the amounts required to be made by the Borrowers, out of the proceeds of Receivables or other Collateral or out of any other funds of the Borrowers coming into Agent or any Lender’s possession at any time. The Borrowers may not withdraw amounts credited to any such account except upon Payment in Full of all of the Obligations.

3.3 Loan Fees.

(a) Unused Line Fee. If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and Letters of Credit for each day of such calendar quarter does not equal the Maximum Credit, then the Borrowers shall pay to Agent, for the ratable benefit of Lenders (other than any Defaulting Lenders) according to their Commitment Percentages, a fee at a rate equal to three-eighths of one (0.375%) percent per annum on the amount by which the Maximum Credit exceeds such average daily unpaid balance (each, a “Commitment Fee” and together, the “Commitment Fees”). Such Commitment Fees shall be payable to Agent in arrears on the first (1st) day of each calendar quarter with respect to the immediately preceding calendar quarter, commencing October 1, 2011, and on the Termination Date.

(b) Other Fees. The Borrowers shall pay to Agent, for Agent’s own account (and not for the account of any Lender), the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.4 Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate for Base Rate Loans during such extension.

3.5 Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6 Increased Costs.

In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof is effected after the Closing Date (provided, however, that, notwithstanding anything herein to the contrary, this Section 3.6 shall be deemed to apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to The Basel III Accord published by The Basel Committee on Banking Supervision, and to all requests, rules, regulations, guidelines or directives under either of the foregoing or issued in connection therewith, regardless of the date enacted, adopted or issued, even if enacted, adopted or issued before the Closing Date), or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender or any Subsidiary of Agent or any Lender) and the office or branch where any Lender makes or maintains any LIBOR Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, in each case adopted after the Closing Date, shall:

(a) subject any Lender to any tax (other than any Excluded Tax) of any kind whatsoever, as a result of a Change in Tax Law, with respect to this Agreement or any Other Document or change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable in respect thereof (except for changes in any Excluded Tax);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on any Lender any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining its Advances hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances or the Lender’s overall capital, then, in any case the Borrowers shall promptly pay such Lender, upon its demand, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be. Such Lender shall certify the amount of such additional cost or reduced amount to Administrative Borrower and Agent, and such certification shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 3.6, Loan Parties shall not be required to compensate a Lender pursuant to this Section 3.6 for any amounts incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Administrative Borrower of such Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred eighty (180) day period shall be extended to include the period of such retroactive effect.

If any Lender requests compensation under this Section 3.6, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking such Lender’s Advances or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of Agent, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 3.6 in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by Agent or such Lender in connection with any such designation or assignment.

3.7 Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining LIBOR applicable pursuant to Section 2.2 for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available to Agent or such Lender in the London interbank market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan; or

(c) the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to Agent or any Lender of funding such LIBOR Rate Loan,

then Agent, on behalf of itself or at the direction of such Lender, shall give the Administrative Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Base Rate Loan, unless Administrative Borrower shall notify Agent no later than 10:00 a.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing (A) shall be cancelled, (B) shall be made as a LIBOR Rate Loan with a different Interest Period for which LIBOR can be ascertained (if such notice is given solely with respect to clause (a) above), (C) shall be made as a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (D) shall be made as a LIBOR Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above), and (ii) any Base Rate Loan or LIBOR Rate Loan which was to have been continued as or converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Administrative Borrower shall notify Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, such Base Rate Loan or LIBOR Rate Loan, (A) shall be continued or converted as a LIBOR Rate Loan with a different Interest Period for which LIBOR can be ascertained (if such notice is given solely with respect to clause (a) above), (B) shall be continued or converted as a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (C) shall be continued or converted as a LIBOR Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above), and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Base Rate Loan, or, if Administrative Borrower shall notify Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into (A) a LIBOR Rate Loan with a different Interest Period for which LIBOR can be ascertained (if such notice is given solely with respect to clause (a) above), (B) a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (C) a LIBOR Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and the Borrowers (or Administrative Borrower on behalf of Borrowers) shall have no right to convert a Base Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8 Capital Adequacy.

(a) In the event that any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy in effect on the Closing Date, or any change therein effected after the Closing Date, or any change in the interpretation or administration thereof by any Governmental Body, central bank or other financial, monetary or other authority, in each case adopted after the Closing Date, charged with the interpretation or administration thereof, or compliance by any Lender and the office or branch where any Lender (as so defined) makes or maintains any LIBOR Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration each Lender’s policies with respect to capital adequacy), then, from time to time, the Borrowers shall pay upon demand to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided, however, that, notwithstanding anything herein to the contrary, this Section 3.8 shall be deemed to apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to The Basel III Accord published by The Basel Committee on Banking Supervision, and to all requests, rules, regulations, guidelines or directives under either of the foregoing or issued in connection therewith, regardless of the date enacted, adopted or issued, even if enacted, adopted or issued before the Closing Date. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. Such Lender shall certify the amount of such reduction and provide a reasonably detailed calculation thereof to Administrative Borrower and Agent. Notwithstanding anything to the contrary in this Section 3.8, Loan Parties shall not be required to compensate a Lender pursuant to this Section 3.8 for any amounts incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Administrative Borrower of such Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred eighty (180) day period shall be extended to include the period of such retroactive effect. The protection of this Section 3.8 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b) A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to Section 3.8(a) when delivered to Administrative Borrower and Agent shall be conclusive absent manifest error.

3.9 Withholding Taxes.

Except as otherwise required by law and subject to Section 16.3, each payment by the Borrowers or the Guarantors under this Agreement or the Other Documents shall be made without withholding or deduction for or on account of any present or future Taxes or Charges (other than Excluded Taxes). If any such withholding or deduction for Taxes or Charges is so required, the Borrowers or Guarantors, as applicable, shall promptly upon becoming aware that such withholding or deduction is necessary, notify the Agent and shall make the withholding or deduction, pay the amount withheld to the appropriate Governmental Body before penalties attach thereto or interest accrues thereon and except with respect to Excluded Taxes forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Agent and each Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Agent or such Lender (as the case may be) would have received had such withholding or deduction not been made. Within thirty (30) days of paying any amount withheld or deducted on account of tax, the Administrative Borrower shall, or shall procure that the other relevant Borrower shall, deliver to the Agent evidence (reasonably satisfactory to the Agent) that the appropriate payment has been paid to the relevant tax authority. If the Agent or any Lender pays any amount in respect of any such Taxes (other than Excluded Taxes), the Borrowers and Guarantors shall reimburse the Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrowers or Guarantors pay any such Taxes, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Agent or Lender on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth (30th) day after payment.

4.	GRANT OF SECURITY INTEREST; COLLATERAL COVENANTS.

4.1 Security Interest in the Collateral.

To secure the prompt payment and performance of all of the Obligations to each Secured Party, each Loan Party hereby collaterally assigns, pledges and grants to Agent, for the ratable benefit of each Secured Party, a continuing Lien in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.

4.2 Perfection of Security Interest.

(a) Except as set forth herein, each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s Lien in the Collateral to the extent required by this

Agreement or any Other Documents. Without limiting the generality of the foregoing, in the case of each item of Well Services Equipment consisting of titled motor vehicles, each Loan Party shall (i) promptly after acquiring such title, arrange for the notation of Agent’s first priority Lien thereon and, if requested by Agent, shall provide Agent with evidence reasonably satisfactory to Agent that such title has been submitted to the applicable state motor vehicle department (or equivalent state Governing Body), and (ii) after such Loan Party shall have received such title noting Agent’s first priority Lien thereon, shall promptly deliver such title to Agent or, at Agent’s direction, to the Title Agent. Notwithstanding the foregoing, Loan Parties shall not be required to deliver titles to Agent or Title Agent with respect to light duty pickup trucks, passenger cars and smaller trailers except upon Agent’s request, which request may be made by Agent, in its sole discretion, at any time following the Closing Date. All titles for such Well Services Equipment consisting of titled motor vehicles (other than titles for light duty pickup trucks, passenger cars and smaller trailers, unless and until requested by Agent as provided above) will be held in the possession of Agent or its bailee, for the benefit of Agent.

(b) Agent may, and each Loan Party hereby authorizes Agent to, at any time and from time to time file in accordance with Section 9-509 of the UCC, financing statements and amendments thereto that describe the Collateral as “all assets” or similar language of the applicable Loan Party and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments. Each Loan Party agrees to furnish any such information to Agent promptly upon request.

(c) Each Loan Party shall, at any time and from time to time, take such steps as Agent may request to (i) obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Agent, (ii) obtain “control” of any letter-of-credit rights, deposit accounts (other than Restricted Accounts) or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (iii) otherwise ensure the continued perfection and priority of Agent’s Liens in any of the Collateral for the benefit of the Lenders and of its rights therein. If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of Five Hundred Thousand ($500,000) Dollars, such Loan Party shall promptly notify Agent thereof in writing (which notice shall be deemed to be an update of Schedule 5.8(b)), therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Loan Party shall be deemed to thereby have granted to Agent, for the ratable benefit of each Secured Party (and each Loan Party hereby grants to Agent, for the ratable benefit of each Secured Party) a Lien in and to each such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement to secure the prompt payment and performance of all of the Obligations. Without limiting the generality of the foregoing, Loan Parties shall on the Closing Date deliver to Agent deposit account control agreements covering the Local Bank Accounts, executed by and among Agent, the applicable depository banks and the Loan Parties in whose name the Local Bank Accounts are maintained, in form and substance satisfactory to Agent, and Agent shall send a Control Notice to such depository banks at any time a Cash Dominion Event shall have occurred and be continuing.

(d) Each Loan Party hereby confirms and ratifies all UCC financing statements filed by Agent with respect to such Loan Party on or prior to the date of the Agreement.

(e) All charges, expenses and fees Agent may incur in doing any of the foregoing, and any taxes relating thereto, shall be charged to the Borrowers’ Account as a Revolving Advance and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent promptly upon demand.

4.3 Preservation of Collateral.

Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1, Agent: (a) may at any time take such steps as Agent deems necessary or appropriate to protect Agent’s Lien in and to preserve the Collateral, including, without limitation, the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property; and (f) shall have a non-exclusive, royalty-free, license to use each Loan Party’s Intellectual Property for the purposes of the completion, processing and sale of such Loan Party’s Inventory and other assets. At such time, each Loan Party shall cooperate fully with all of Agent’s commercially reasonable efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct in connection therewith. All of Agent’s expenses of preserving the Collateral, including, without limitation, any expenses relating to any actions by Agent described in this Section 4.3, may, at the election of the Agent, be charged to the Borrowers’ Account and added to the Obligations.

4.4 Ownership and Location of Collateral.

(a) At the time the Collateral becomes subject to Agent’s Lien, each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority Lien (subject to Permitted Encumbrances) in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever.

(b) Each Loan Party’s books and records shall be located at one of the locations set forth on Schedule 4.4 (as such Schedule may from time to time be updated in accordance with Section 7.18) and shall not be removed from such location(s) without the prior written consent of Agent. Loan Parties shall provide prompt notice to Agent following removal of any Well Services Equipment to any location outside of the United States.

4.5 Defense of Agent’s and Lenders’ Interests.

Until all of the Obligations have been Paid in Full, Agent’s Liens in the Collateral shall continue in full force and effect. For so long as Agent’s Liens in the Collateral continue in full force and effect, no Loan Party shall, without Agent’s prior written consent, pledge, assign, transfer, create, charge or suffer to exist a Lien upon any part of the Collateral, except for Permitted Encumbrances. Each Loan Party shall defend Agent’s Liens in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations in accordance with Section 11.1, in addition to and not in limitation of Agent’s rights and remedies set forth in Section 11.1: (a) Agent shall have the right to take possession of the indicia of the Collateral and the Collateral, (b) Loan Parties shall, upon Agent’s demand, assemble the Collateral in the best manner possible and make it available to Agent at a place reasonably convenient to Agent, and (c) upon demand by Agent each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments of such Loan Party to deliver same to Agent (or any Person designated by Agent) and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, all such Collateral shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver such Collateral to Agent (or any Person designated by Agent) in their original form, together with any necessary endorsement.

4.6 Books and Records.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep proper books of record and account in which complete and accurate entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.

4.7 Financial Disclosure.

Each Loan Party hereby irrevocably authorizes and directs all Accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent copies of any of such Loan Party’s and each of its Subsidiaries’ financial statements, trial balances or other accounting records of any sort in the Accountant’s or auditor’s possession, and to disclose to Agent any information such Accountants may have concerning such Loan Party’s and each of its Subsidiaries’ financial status and business operations. Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to Agent copies of reports or examinations relating to such Loan Party or to any of its Subsidiaries, whether made by such Loan Party or otherwise. Notwithstanding the foregoing authorization, so long as no Default or Event if Default is in existence, Agent will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such Accountants, auditors or such authorities.

4.8 Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all acts, rules, regulations and orders of any Governmental Body applicable to its respective Collateral or any part thereof or to the operation of such Person’s business the non-compliance with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner; provided, that, if as a result of such contest or dispute commenced at the option of any Loan Party, any related Lien is inchoate or stayed and, at Agent’s option, sufficient Reserves shall be established to the satisfaction of Agent to protect Agent’s Lien in the Collateral. The Collateral at all times shall be maintained in accordance in all material respects with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.9 Inspection of Premises/Appraisals.

At any time during the existence of an Event of Default, and otherwise at all reasonable times during normal business hours, Agent (and in Agent’s sole discretion, each Lender, at its sole cost and expense) shall have the right, at Borrowers’ expense, (a) to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business and (b) to enter, or to have their agents enter, upon any Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral (and/or with respect to Agent (and Persons designated by Agent) appraising the Collateral) and any and all records pertaining thereto and the operation of such Loan Party’s business. So long as no Event of Default shall have occurred and be continuing, Agent shall, at Borrowers’ expense, arrange for a Well Services Equipment Appraisal to be prepared on or about each Well Services Equipment Appraisal Date. Notwithstanding anything to the contrary contained herein, Well Service Equipment Appraisals shall be prepared, and field examinations shall be conducted, on no more than two (2) occasions in any twelve (12) month period following the Closing Date at Borrowers’ expense and on no more than two (2) additional occasions in any twelve (12) month period following the Closing Date at Agent’s and Lenders’ expense; except, that, (i) if a Trigger Event shall have occurred and be continuing, at Agent’s Permitted Discretion, a third (3rd) Well Service Equipment Appraisal shall be prepared and a third (3rd) field examination shall be conducted during the applicable twelve (12) month period, in each case at Borrowers’ expense (it being understood and agreed that, if a Trigger Event shall have occurred and be continuing, Agent shall be deemed to be acting in its Permitted Discretion in requiring a third (3rd) field examination), and (ii) after the occurrence and during the continuance of an Event of Default, Agent shall have the right to arrange for Well Service Equipment Appraisals and to conduct field examinations at any time and from time to time, in each case at Borrowers’ expense. In general, the Well Service Equipment Appraisals arranged by Agent in any twelve (12) month period following the Closing Date shall include one (1) “desk top” appraisal and one (1) full physical appraisal of the Well Service Equipment, and, if applicable, any third (3rd) Well Service Equipment Appraisal required by Agent in such twelve (12) month period in accordance herewith shall be a full physical appraisal of the Well Service Equipment. Appraisals arranged by Agent at its and the Lenders’ expense in accordance herewith may be, at Agent’s election, either a “desk top” appraisal or a full physical appraisal of the Well Service Equipment.

4.10 Insurance.

Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance in amounts, types and with carriers in each case acceptable to Agent; provided, that, the Loan Parties’ present insurance coverage and coverage reasonably consistent with that coverage existing on the date hereof shall be considered acceptable by Agent. Without limiting the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep all its insurable properties insured against the hazards of fire, flood, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, not less than as is customary in the case of companies engaged in businesses similar to such Loan Party’s business; (b) maintain normal and customary liability insurance against claims for personal injury, death or property damage suffered by others, consistent with past practice; and (c) maintain normal and customary consistent with past practice all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Loan Party is engaged in business. Each Loan Party shall (i) furnish Agent with copies of all policies and evidence of the maintenance of such policies required hereby upon the request of Agent and (ii) cause all such policies to include appropriate loss payable endorsements, and/or additional insured endorsements, in form and substance reasonably satisfactory to Agent, providing with respect to loss payable endorsements that (A) all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent (or such shorter period as Agent may agree). If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash and apply the same in accordance with this Agreement.

4.11 Failure to Pay Insurance.

If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, at its option, may obtain such insurance and pay the premium therefor for the Borrowers’ Account, and charge the Borrowers’ Account therefor and such expenses so paid shall be part of the Obligations.

4.12 Payment of Taxes.

Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, when due, all federal, state and other material Taxes and other Charges lawfully levied or assessed upon such Person or any of the Collateral, except for those Taxes and Charges that are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party, which proceedings (or orders entered in connection with such proceedings) stay the forfeiture or sale of, or other enforcement against, the property subject to any such taxes, assessments, fees and other governmental charges and with respect to which adequate accruals have been set aside on the books of such Loan Party in accordance with GAAP consistently applied. If any Tax or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s opinion, may possibly create a valid Lien on the Collateral (which is not otherwise a Permitted Encumbrance), Agent may without notice to Loan Parties pay such Taxes or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.12 may, at the election of Agent, be charged to the Borrowers’ Account and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its Lien in any and all Collateral held by Agent.

4.13 Payment of Leasehold Obligations.

Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.14 Accounts and other Receivables.

(a) Nature of Accounts. Each of the Accounts that Administrative Borrower or any Borrower reports as being an Eligible Account or requests be treated as an Eligible Account shall (i) be a bona fide and valid Account representing a bona fide Indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of Inventory upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Account is created, (ii) be due and owing in accordance with the invoice (excepting immaterial invoice errors) evidencing such Accounts without dispute, setoff or counterclaim, except as may be stated on the Accounts schedules delivered by Loan Parties to Agent (provided, that, immaterial errors in the Accounts schedules shall not be deemed to be a breach hereof), and (iii) satisfy each of the criteria set forth in the definition of “Eligible Accounts” set forth in this Agreement to qualify as an Eligible Account.

(b) Solvency of Customers. Each Customer, to the best of each Loan Party’s knowledge, as of the date each Account (that Administrative Borrower or any Borrower reports as being an Eligible Account or requests be treated as an Eligible Account) is created, is and will be Solvent and able to pay all Accounts on which the Customer is obligated in full when due or with respect to such Customers of any Loan Party who are not Solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Accounts.

(c) Locations of Chief Executive Office. Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.14(c)) (as such schedule may from time to time be updated in accordance with Section 7.18). Until written notice is given to Agent by the Administrative Borrower of any other office at which any Loan Party keeps its records pertaining to Accounts and the other Receivables, all such records shall be kept at such executive office or otherwise as set forth on Schedule 4.14(c).

(d) Collection of Accounts and other Receivables. Until any Loan Party’s authority to do so is terminated by Agent (which notice of termination Agent may give at any time following the occurrence and during the continuance of a Cash Dominion Event), each Loan Party will, at such Loan Party’s sole cost and expense, collect all amounts received on Accounts and other Receivables. From and after the occurrence and during the continuance of a Cash Dominion Event, upon Agent’s demand, each Loan Party shall deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness at any time received by Loan Parties.

(e) Notification of Assignment of Accounts and other Receivables; Verification. Agent shall have the right (i) at any time following the occurrence and during the continuance of a Cash Dominion Event, to send notice of the assignment of, and Agent’s Lien in, the Accounts and other Receivables of each Loan Party to any and all Customers, any other Person obligated on such Accounts and other Receivables or any third party holding or otherwise concerned with any of the Collateral (which notice may include a direction by Agent to make all payments thereon to an account designated by Agent) and (ii) at any time, whether or not a Cash Dominion Default has occurred and is continuing, in the name of Agent, any designee of Agent or any Borrower or any other Loan Party, to verify the validity, amount or any other matter relating to any Accounts and other Receivables of any Loan Party by mail, telephone or otherwise; provided, that, Agent shall coordinate such verifications with Administrative Borrower so long as no Event of Default has occurred and is continuing. Each Loan Party shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Following the occurrence and during the continuance of any Event of Default, at its option, Agent shall have the exclusive right to collect the Accounts and other Receivables of each Loan Party, take possession of the Collateral, or both. In such case, Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Loan Parties’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts and other Receivables of each Loan Party, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) upon the occurrence and during the continuance of a Cash Dominion Event, to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) upon the occurrence and during the continuance of a Cash Dominion Event, to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts and other Receivables of each such Loan Party, drafts against Customers, assignments and verifications of Accounts and other Receivables of each such Loan Party; (iii) at any time, to send verifications of Accounts and other Receivables of each such Loan Party to any Customer or Person, subject to Section 4.14(e); (iv) at any time, to sign such Loan Party’s name on all documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same, if such Loan Party shall have failed to promptly execute and deliver any such documents or instruments following Agent’s request therefor pursuant to Section 4.2(c); (v) after the occurrence and during the continuance of an Event of Default, to demand payment of the Accounts and other Receivables of each such Loan Party; (vi) after the occurrence and during the continuance of an Event of Default, to enforce payment of the Accounts and other Receivables of each such Loan Party by legal proceedings or otherwise; (vii) after the occurrence and during the continuance of an Event of Default, to exercise all of Loan Parties’ rights and remedies with respect to the collection of the Accounts, Receivables and any other Collateral; (viii) after the occurrence and during the continuance of an Event of Default, to settle, adjust, compromise, extend or renew the Accounts and other Receivables of each such Loan Party; (ix) after the occurrence and during the continuance of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Accounts and other Receivables of each such Loan Party; (x) after the occurrence and during the continuance of an Event of Default, to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer or any other Person obligated with respect to an Account or other Receivable of each such Loan Party; (xi) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts and other Receivables of each such Loan Party; and (xii) after the occurrence and during the continuance of an Event of Default, to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction; this power being coupled with an interest is irrevocable at all times until all of the Obligations have been Paid in Full. Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g) No Liability. Neither Agent nor any Lender shall, except in the event of its gross negligence or willful misconduct, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts, other Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence and at any time during the continuance of an Event of Default, Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts, other Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default the return of the goods represented by any of the Accounts and other Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account; Cash Dominion. As of the Closing Date and at all times thereafter, each Loan Party shall establish and maintain one or more dominion accounts or such other “blocked accounts” (together with the Cash Receipt Accounts and the Operating Accounts, collectively, the “Blocked Accounts”) with Regions or, with Agent’s prior written consent, such other banks as may be selected by each such Loan Party and reasonably acceptable to Agent with respect to all of its deposit and other accounts (other than Restricted Accounts). In Agent’s sole discretion at any time following the Closing Date and at all times thereafter, each Loan Party shall additionally establish and maintain one or more lockboxes and related lockbox accounts under the sole dominion and control of Agent and all such lockboxes and related lockbox accounts shall, for purposes of this Agreement, be deemed and constitute additional Blocked Accounts. In the event such lockboxes and related lockbox accounts are established in accordance with the preceding sentence, each Loan Party shall direct their Customers to make payment of all of their Accounts to such lockbox addresses, for deposit by Agent into a Blocked Account, as determined by Agent, and application on a daily basis to the outstanding Advances and other Obligations in accordance with this Agreement. As of the Closing Date and at all times thereafter (unless Agent shall have required Loan Parties to establish lockboxes and related lockbox accounts in accordance herewith), other than (i) amounts properly on deposit in Restricted Accounts, and (ii) amounts on deposit in the Local Bank Accounts in an aggregate amount not to exceed Ten Million ($10,000,000) Dollars at any time for all Local Bank Accounts, all proceeds of Collateral and all other cash and Cash Equivalents of each such Loan Party shall at all times be deposited by each Loan Party in the Blocked Accounts, and Loan Parties shall (as agent and trustee for the Agent) cause each of their Customers and all other applicable Persons to at all times send payments on all Accounts and other Receivables of Loan Parties into the Blocked Accounts. If, for any reason any Customer makes payments on any Account or other Receivable directly to any Loan Party, such Loan Party shall collect (as agent and trustee for the Agent) all such amounts and immediately pay all such amounts into a Blocked Account; provided, however, that, until such payment into a Blocked Account, all moneys so received will be held upon trust for and promptly remitted to the Agent. Unless Agent shall have required Loan Parties to establish lockboxes and related lockbox accounts in accordance herewith, each Loan Party shall either instruct all of its Customers to make all payments directly into a Blocked Account or deposit all proceeds of Collateral and all other cash and Cash Equivalents of each such Loan Party into the Blocked Accounts. All of the Blocked Accounts and the Local Bank Accounts (but not the Restricted Accounts) shall be governed by “control” or other agreements in form and substance acceptable to Agent satisfactory to, among other things, establish Agent’s perfection and rights in such Blocked Accounts and the Local Bank Accounts or other accounts under the UCC and other applicable law. All invoices for sales of Inventory or services by Loan Parties shall contain the address of the Blocked Accounts as the address for remittance of payment. The “control” agreements covering the Blocked Accounts (other than Cash Receipt Accounts and Restricted Accounts) and the Local Bank Accounts shall provide that (A) after delivery of a Control Notice (which will be delivered by Agent upon the occurrence and during the continuance of a Cash Dominion Event), (1) such bank or other institution shall comply with the instructions given by Agent with respect to such Blocked Accounts and the Local Bank Accounts and funds therein without further consent by Loan Parties and (2) all amounts in such Blocked Accounts shall be transferred on a daily basis by such bank or other institution to the Payment Account or such other account as may be designated by Agent, for application on a daily basis to the outstanding Advances and other Obligations in accordance with this Agreement, and (B) such bank or other institution shall waive any offset rights against the funds so deposited into such Blocked Accounts (other than Restricted Accounts) and the Local Bank Accounts, subject to exceptions to such waiver of offset rights as shall be acceptable to Agent. The “control” agreements covering the Blocked Accounts constituting Cash Receipt Accounts shall provide that all amounts in such Cash Receipt Accounts shall be transferred on a daily basis by such bank or other institution to an Operating Account subject to a “control” agreement or, during any Cash Dominion Event, to the Payment Account or such other account as may be designated by Agent (it being understood and agreed that, during any Cash Dominion Event, each Loan Party will cooperate with Agent in amending or otherwise modifying any “control” agreement in order to effectuate the foregoing). Neither Agent nor any Lender assumes any responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, upon the occurrence and during the continuance of a Cash Dominion Event, Agent may establish depository accounts (collectively, the “Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Loan Parties shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

(i) Adjustments. No Loan Party will, without Agent’s consent, compromise or adjust any Accounts or other Receivables (or extend the time for payment thereof) of any such Loan Party or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances in the ordinary course of business.

4.15 Collateral Access Agreements. At Agent’s request at any time following the occurrence and during the continuance of a Trigger Event, Loan Parties shall deliver to Agent duly executed Collateral Access Agreements with respect to those third-party Collateral locations requested by Agent; provided that, (a) Loan Parties shall be deemed to have complied with this subsection if they fail to deliver a Collateral Access Agreement so requested by Agent so long as, if requested by Agent, they provide Agent with evidence reasonably satisfactory to Agent that they have exercised commercially reasonable efforts to obtain such Collateral Access Agreements, and (b) such Collateral Access Agreements are not required with respect to Collateral being used onsite at customer locations.

4.16 Maintenance of Equipment.

All Well Services Equipment and other Equipment used or useful in the conduct of any Loan Party’s business shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such Well Services Equipment and other Equipment shall be maintained and preserved (reasonable wear and tear excepted). Each Loan Party shall use or operate Well Services Equipment and other Equipment in compliance with Section 4.8. No Loan Party shall sell or otherwise Dispose of any of its Well Services Equipment or other Equipment, except to the extent set forth in Section 7.1.

4.17 Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of Loan Party’s obligations under any contract or agreement to which it is a party, and neither Agent nor any Lender shall be responsible in any way for the performance by Loan Party of any of the terms and conditions thereof.

4.18 Environmental Matters.

(a) Loan Parties shall ensure that any Real Property having a fair market value in excess of Two Million Five Hundred Thousand ($2,500,000) Dollars (“Specified Real Property”) remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any such Real Property, except as not prohibited by applicable law or appropriate Governmental Body and except where any such noncompliance or placement could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Loan Parties shall assure and monitor continued compliance with all applicable Environmental Laws, except where any failure to comply could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Loan Parties shall (i) employ in connection with the use of any Specified Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws, except where any such noncompliance could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) dispose of any and all Hazardous Waste generated at such Specified Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Loan Parties shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Loan Parties in connection with the transport or disposal of any Hazardous Waste generated at such Specified Real Property, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at any Specified Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at such Specified Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Specified Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which such Specified Real Property is located or the United States Environmental Protection Agency (any such Person hereinafter the “Authority”), then the Borrowers shall promptly (but in any case within five (5) Business Days) give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its Lien in any Collateral located at such Specified Real Property and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or any Specified Real Property to any Lien, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) During the continuation of an Event of Default, promptly upon the written request of Agent, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within any Specified Real Property.

(g) Loan Parties shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting any Specified Real Property, whether or not the same originates or emerges from such Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender caused by (as applicable) Agent’s or such Lender’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Loan Parties’ obligations under this Section 4.18 shall arise upon the discovery of the presence of any Hazardous Substances at such Specified Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(h) For purposes of Sections 4.18 and 5.7, all references to any Specified Real Property shall be deemed to include all of Loan Parties’ and their respective Subsidiaries’ right, title and interest in and to their respective owned and leased premises.

4.19 Financing Statements.

As of the Closing Date, except for the financing statements filed by Agent and the other financing statements described on Schedule 7.2 (if any), no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

5.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1 Authority, Etc.

Each Loan Party has the requisite limited liability company or corporate power and authority to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s limited liability company or corporate powers, as applicable, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other applicable constituent documents or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not materially conflict with nor result in any material breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement or instrument to which such Loan Party or its property is a party or by which it may be bound. The execution, delivery, and performance by each Loan Party of this Agreement and the Other Documents to which such Loan Party is a party and the consummation of the transactions contemplated by this Agreement and the Other Documents do not and will not require any registration with, Consent, or approval of, or notice to, or other action with or by, any Government Body, other than Consents or approvals that have been obtained or waived and that are still in force and effect or complied with, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, as of the Closing Date, and (ii) filings required under the securities laws of the United States or Canada or subdivisions thereof, and any applicable securities exchanges and except where the failure to file same would not have a Material Adverse Effect. This Agreement and each Other Document has been duly executed and delivered by each Loan Party that is a party thereto and is a legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.2 Formation and Qualification.

(a) Each Loan Party is duly formed or incorporated and in good standing under the laws of its respective state or other jurisdiction of organization or incorporation listed on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18) and each Loan Party is qualified to do business and is in good standing in the states and other jurisdictions listed with respect to that Loan Party on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18), which constitute all states and other jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The state organizational number of each Loan Party is set forth on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18). Each Loan Party has delivered to Agent true and complete copies of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other applicable constituent documents and will promptly notify Agent of any amendment or changes thereto.

(b) All of the Subsidiaries of each Loan Party are listed on Schedule 5.2(b) (as such schedule may from time to time be updated in accordance with Section 7.12(a)).

5.3 Survival of Representations and Warranties.

All representations and warranties of such Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns.

Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Except as otherwise expressly permitted by this Agreement, each Loan Party and each of its Subsidiaries has (a) filed all federal, state, local and other tax returns, reports and statements, including information returns, it is required by law to file, except for those returns for the year ended December 31, 2010 which are subject to valid extensions and (b) paid all Taxes that are due and payable with respect thereto or otherwise owing, except for taxes that may remain due on such extended returns. No federal, state, local or other income tax return of any Loan Party or Subsidiary that has been filed is known by any Loan Party to be under examination as of the Closing Date. All income tax returns have been timely filed as of the Closing Date, except for such extension. The provisions for Taxes on the books of each Loan Party and each of its Subsidiaries are adequate in all material respects for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party nor any of its Subsidiaries has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements.

(a) The pro forma balance sheet of Loan Parties and their Subsidiaries on a consolidated basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement and presents fairly in all material respects the pro forma financial condition of Loan Parties and their Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions under this Agreement, and has been prepared in accordance with GAAP, consistently applied.

(b) The twelve (12) month cash flow projections of Loan Parties and their Subsidiaries on a consolidated basis and their projected balance sheets as of the Closing Date, in each case through the end of Loan Parties’ fiscal year ended December 31, 2014, copies of which (along with the Pro Forma Balance Sheet) are annexed hereto as Exhibit 5.5 were prepared by a Responsible Officer of Administrative Borrower, are based on underlying assumptions which Loan Parties believe provide a reasonable basis for the projections contained therein in light of conditions and facts known to Loan Parties at the time such projections were made and reflect Loan Parties’ good faith judgment.

(c) The consolidated and consolidating balance sheets of Loan Parties, their Subsidiaries and such other Persons described therein as of December 31, 2010, and the related statements of income, changes in stockholders’ equity, which will not be consolidating, and changes in cash flow, which will not be consolidating, for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur) and present fairly the consolidated, and consolidating where applicable, financial position of Loan Parties and their Subsidiaries at such date and the consolidated, and consolidating where applicable, results of their operations and changes in stockholders’ equity and cash flow for such period.

(d) The consolidated and consolidating balance sheets of Loan Parties, their Subsidiaries and such other Persons described therein as of the monthly period most recently ended at least thirty (30) days prior to the Closing Date, and the related statements of income for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied and such balance sheet presents fairly the financial condition of Loan Parties, their Subsidiaries and such other Persons on a consolidated basis as of such date, subject to normal year-end audit adjustments and absence of footnotes, the statement of cash flows and the statement of changes in shareholders’ equity.

(e) Since December 31, 2010, there has been no change in the condition, financial or otherwise, of the Loan Parties and their Subsidiaries taken as a whole, except changes which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6 Corporate Name.

The exact legal name of each Loan Party is set forth in the first paragraph to this Agreement (or, if such Loan Party is not listed in such first paragraph, such exact legal name is set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18)). No Loan Party has been known by any other corporate, limited liability company or partnership name in the past five (5) years and no Loan Party sells Inventory or has submitted tax returns under any other name except as set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18), nor has any Loan Party been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person or has acquired any assets of any Person outside the ordinary course of business during the preceding five (5) years except as set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18).

5.7 O.S.H.A. and Environmental Compliance.

(a) Each Loan Party and each of their Subsidiaries has duly complied, and each of their facilities, businesses, assets, properties and leaseholds are in compliance, in all material respects with the provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or any of their Subsidiaries or relating to its business, assets, property or leaseholds under any such laws, rules or regulations, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Each Loan Party and each of their Subsidiaries has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Loan Party or any of their Subsidiaries; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Loan Party or any of their Subsidiaries; (iii) neither the Real Property nor any premises leased by any Loan Party or any of their Subsidiaries has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by any Loan Party or any of their Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Loan Party or any of their Subsidiaries or of their respective tenants, in each case except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.8 Solvency; No Litigation, Violation of Law; No ERISA Issues.

(a) After giving effect to the transactions contemplated by this Agreement, each Borrower is Solvent and Loan Parties and their Subsidiaries taken as a whole are Solvent.

(b) No Loan Party nor any of their Subsidiaries has (i) except as disclosed in Schedule 5.8(b), any pending (or, to the knowledge of any Loan Party, threatened in writing) litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, (ii) except as disclosed in Schedule 5.8(b), as of the Closing Date, any pending (or, to the knowledge of any Loan Party, threatened in writing) litigation, arbitration, actions or proceedings which involve the possibility of having liability in excess of $200,000, (iii) except as disclosed in Schedule 5.8(b) (as such schedule may from time to time be updated by Administrative Borrower providing written notice to Agent of any new commercial tort claims reasonably estimated to exceed Five Hundred Thousand ($500,000) Dollars), any commercial tort claims, and (iv) except as disclosed in Schedule 5.8(b), as of the Closing Date, any Money Borrowed other than the Obligations.

(c) No Loan Party nor any of their Subsidiaries is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, nor is any Loan Party or any of their Subsidiaries in violation of any order of any court or Governmental Body which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Except with respect to Multiemployer Plans, each plan that is intended to qualify under Section 401 of the Code has been determined by the IRS to qualify under Section 401 of the Code, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and nothing has occurred that would cause the loss of such qualification or tax exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the Code, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither any Loan Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan. Neither any Loan Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Plan, that would subject any Loan Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code. Except as set forth in Schedule 5.8(d): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Loan Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Title IV Plan or any Person as fiduciary or sponsor of any Title IV Plan; (iv) no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five (5) years no Title IV Plan of any Loan Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Loan Party or any ERISA Affiliate (determined at any time within the last five (5) years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA)

of any Loan Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Equity Interests of all Loan Parties and their ERISA Affiliates makes up, in the aggregate, no more than ten (10%) percent of fair market value of the assets of any Title IV Plan measured on the basis of fair market value as of the latest valuation date of any Title IV Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

5.9 Patents, Trademarks, Copyrights and Licenses.

There are no patents, patent applications or patent licenses owned by the Loan Parties. All trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names and assumed names owned or utilized by any Loan Party or any of their Subsidiaries are set forth on Schedule 5.9 (as such schedule may from time to time be updated by Administrative Borrower providing written notice to Agent of any newly acquired Intellectual Property rights, so long as Loan Parties have taken (or caused to be taken) all steps required by Agent to perfect its Lien therein), are valid and have been duly registered or filed with all appropriate Governmental Body and constitute all of the Intellectual Property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such material trademark, copyright, design right or trade name and no Loan Party nor any Subsidiary of any Loan Party is aware of any grounds for any challenge. The only trade secrets owned by the Loan Parties relate to its proprietary customer information. Each trademark, trademark application, service mark, service mark application, copyright and copyright application owned or held by any Loan Party or any such Subsidiary and all trade secrets used by any Loan Party or any such Subsidiary consist of original material or property developed by such Loan Party or such Subsidiary or was lawfully acquired by such Loan Party or such Subsidiary from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Loan Party, none of such software is subject to any license agreements, other than in the case of “off the shelf” software utilized by Loan Parties.

5.10 Licenses and Permits.

Each Loan Party and each Subsidiary of each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, local or other law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.11 No Contractual Default.

No Loan Party is in default in the payment or performance of any of its contractual obligations with respect to which a default thereunder could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12 No Burdensome Restrictions/No Liens.

No Loan Party nor any Subsidiary of any Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any Subsidiary of any Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.13 No Labor Disputes.

No Loan Party nor any Subsidiary of any Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s or any of such Subsidiary’s employees in existence or threatened in writing and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.13 (as such schedule may from time to time be updated by Administrative Borrower providing written notice to Agent of any newly arising item, so long as (i) Loan Parties have taken (or caused to be taken) all steps reasonably required by Agent with respect thereto and (ii) such items could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect).

5.14 Margin Regulations.

No Loan Party nor any Subsidiary of any Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15 Investment Company Act.

No Loan Party nor any Subsidiary of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16 Disclosure.

No representation or warranty made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in this Agreement, any Other Document or in any financial statement, report, certificate or any other document furnished in connection herewith and no information at any time furnished by or on behalf of any Loan Party or any Subsidiary of any Loan Party to Agent or any Lender pursuant hereto or in connection herewith, in each case on the date as of which such information is dated or certified, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

5.17 Real Property.

Each Loan Party and each of its Subsidiaries owns record title in fee simple or the leasehold interest to, or, solely with respect to disposal wells, has rights to operate, the Real Property described on Schedule R-1 (as such Schedule may from time to time be updated by written notice from Administrative Borrower to Agent), free and clear of all Liens, except Permitted Encumbrances. The Real Property described on Schedule R-1 (as such Schedule may from time to time be updated by written notice from Administrative Borrower to Agent) constitutes all of the Real Property of Loan Parties.

5.18 Hedging Agreements.

No Loan Party nor any Subsidiary of any Loan Party is a party to any Hedging Agreement as of the Closing Date.

5.19 Conflicting Agreements.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained, or would in any way prevent the execution, delivery or performance of the terms of this Agreement or the Other Documents.

5.20 Business and Property of Loan Parties; Inactive Subsidiaries.

Upon and after the Closing Date, Loan Parties and their Subsidiaries do not propose to engage in any business other than as currently conducted and businesses reasonably similar, complementary or related thereto. Each Loan Party and each Subsidiary of a Loan Party owns or leases all the property and possesses all of the rights and consents necessary for the conduct of the business of such Loan Party and such Subsidiary as it is presently being conducted, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Inactive Subsidiary has, or will at any time have any property or assets, liabilities or contractual obligations other than (a) those that are de minimis individually and in the aggregate and (b) liabilities and contractual obligations under this Agreement and the Other Documents

5.21 Material Contracts.

The only material agreements to which a Loan Party or a Subsidiary is a party are set forth in the exhibit list of Parent’s Annual Report on Form 10-K for the year ended December 31, 2010 and any subsequently filed Quarterly Reports on Form 10-Q and/or Current Reports on Form 8-K (the “Material Contracts”). As of the Closing Date, other than the Material Contracts, there are no (a) employment agreements covering the management of any Loan Party or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of any Loan Party or any Subsidiary, (c) agreements for managerial, consulting or similar services to which any Loan Party or any Subsidiary is a party or by which it is bound, (d) agreements regarding any Loan Party or any Subsidiary, its assets or operations or any investment therein to which any of its Affiliates is a party, except for such agreements as are (i) disclosed in Loan Parties’ public filings with the SEC or (ii) otherwise approved by the independent directors on Parent’s board of directors and not disclosed in Loan Parties’ public filings with the SEC, in an aggregate amount for all such agreements described in this clause (ii) not to exceed (A) $2,000,000 in any fiscal year or (B) $8,000,000 in the aggregate during the term of this Agreement (in each case under this clause (ii), taking into account all consideration paid to and/or payable by Loan Parties pursuant to such agreements, regardless of the nature of the transactions provided for pursuant to such agreements),

(e) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee, (f) distribution, marketing or supply agreements to which any Loan Party or any Subsidiary is a party, (g) customer agreements to which any Loan Party or any Subsidiary is a party, (h) real estate leases to which any Loan Party or any Subsidiary is a party, (in each case with respect to any agreement of the type described in the preceding clauses (a), (b), (c), (d), (e), (f), (g) and (h), to the extent requiring disclosure as a material contract in Parent’s filings with the SEC), (i) partnership agreements to which any Loan Party or any Subsidiary is a partner, limited liability company agreements to which any Loan Party or any Subsidiary is a member or manager, or joint venture agreements to which any Loan Party or any Subsidiary is a party, or (j) any other agreements or instruments to which any Loan Party or any Loan Party is a party the breach, nonperformance or cancellation of which, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement and the Other Documents and the other Related Agreements will not give rise to a right of termination in favor of any party to any Material Contract which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Material Contract is in full force and effect and no defaults enforceable against any Loan Party or any Subsidiary exist thereunder, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any Subsidiary of any Loan Party has received notice from any party to any Material Contract stating that it intends to terminate or amend such contract, except to the extent such termination could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.22 Capital Structure.

Schedule 5.22 sets forth the authorized Equity Interests, and owner thereof, of each of Loan Parties and each of their Subsidiaries as of the Closing Date. All of the Equity Interests of each of Loan Parties (other than Parent) and each of their Subsidiaries are owned directly or indirectly by one of the Borrowers. All issued and outstanding Equity Interests of each of Loan Parties and each of their Subsidiaries are duly authorized and validly issued, fully paid and non-assessable, and such Equity Interests were issued in compliance with all applicable laws. All issued and outstanding Equity Interests of each Loan Party (other than Parent) and each of their Subsidiaries is free and clear of all Liens other than Permitted Encumbrances and the Lien in favor of Agent for the benefit of Agent and Lenders. The identity of the holders of the Equity Interests of each of Loan Parties (other than Parent) and each of their Subsidiaries and the percentage of their fully diluted ownership of the Equity Interests of each of Loan Parties (other than Parent) and each of their Subsidiaries as of the Closing Date is set forth on Schedule 5.22. No shares of the Equity Interests of any Loan Party or any of their Subsidiaries, other than those described above, are issued and outstanding as of the Closing Date. As of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party (other than Parent) or any of their Subsidiaries of any Equity Interests of any such entity.

5.23 Bank Accounts, Security Accounts, Etc.

No Loan Party has any bank accounts, deposit accounts, investments accounts, securities accounts or any other similar accounts other than the accounts set forth Schedule 5.23 (as such Schedule may from time to time be updated by Administrative Borrower delivering a written update thereto to Agent, so long as such updates are approved by Agent (to the extent any such new bank accounts, deposit accounts, investments accounts, securities accounts or any other similar accounts are not otherwise permitted hereunder) and Loan Parties take all action required by Section 4.14(h) with respect thereto). The purpose and type of each such account is specified on Schedule 5.23.

5.24 [Reserved.]

5.25 OFAC.

None of Borrower, any Subsidiary of Borrower or any Affiliate of Borrower: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

6.	AFFIRMATIVE COVENANTS.

Each Loan Party shall at all times until all of the Obligations have been Paid in Full:

6.1 Payment of Fees.

Promptly following demand, pay to Agent all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.14(h). Agent may, without making demand, charge the Borrowers’ Account for all such fees and expenses.

6.2 Conduct of Business; Compliance with Laws and Maintenance of Existence and Assets.

Conduct, and cause each Subsidiary of each Loan Party to conduct, continuously and operate actively its business according to business practices and maintain, and cause each Subsidiary of each Loan Party to maintain, all of its properties useful or necessary in its business in good working order and condition in all material respects (reasonable wear and tear excepted and except as may be Disposed of in accordance with the terms of this Agreement (including, without limitation, Section 7.1)), including, without limitation, all Intellectual Property and take all actions necessary to enforce and protect the validity of its Intellectual Property, except for any of its Intellectual Property which a Loan Party determines is no longer used or useful in the conduct of its business. Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, (a) keep in full force and effect its existence and its material rights and franchises, except as expressly permitted by this Agreement (including pursuant to Section 7.1), (b) comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, the Inactive Subsidiaries may dissolve or merge into a Loan Party and Loan Parties shall provide written notice thereof to Agent within ten (10) Business Days of the occurrence thereof, accompanied by the relevant merger agreement and certificates of merger filed with the applicable Governmental Bodies, and (c) except as expressly permitted hereunder, make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any of its political subdivisions or, based on commercially reasonable efforts, to do so in any applicable foreign jurisdiction or any political subdivision of any of such foreign jurisdictions.

Notwithstanding anything to the contrary contained in this Section 6.2, Loan Parties shall cause Forbes Energy Capital Inc., a Delaware corporation (“Capital”), to be legally dissolved in accordance with the Delaware Corporation Law as soon as practicable following the Closing Date and shall provide to Agent, within sixty (60) days following the Closing Date, a certificate of dissolution or equivalent document filed with the Delaware Secretary of State, effecting such dissolution and acknowledged by the Delaware Secretary of State. If Agent does not receive such certificate of dissolution or equivalent document within such sixty (60) day period, then Loan Parties shall cause Capital to expressly join this Agreement as a Loan Party and to comply with the same requirements that would be applicable to a newly formed Subsidiary pursuant to Section 7.12.

6.3 Violations.

Promptly after becoming aware of the same, notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or any of their Subsidiaries which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.4 Government Receivables.

If Administrative Borrower or any Borrower reports as being an Eligible Account or requests be treated as an Eligible Account any Accounts owing by the United States, any state or any department, agency or instrumentality of any of them (collectively, “Government Receivables”), or upon Agent’s request at any time following the occurrence and during the continuance of a Default or Event of Default with respect to any other Governmental Receivables, take all steps necessary to protect Agent’s interest in the such Government Receivables under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Government Receivables.

6.5 Execution of Supplemental Instruments; Further Assurances.

Promptly upon request by Agent, each Loan Party shall take such additional actions (including, without limitation, execution and delivery of such supplemental agreements or instruments, statements, assignments and transfers, or instructions or documents relating to the Collateral) as Agent may require in its Permitted Discretion from time to time in order (a) to carry out more effectively the purposes of this Agreement or any Other Document, (b) to subject all of the existing or hereinafter acquired personal property (other than Excluded Assets and any tangible personal property that is not located in the United States) of each Loan Party to first-priority perfected Liens (subject only to Permitted Encumbrances) in favor of Agent to secure the Obligations, (c) to perfect and maintain the validity, effectiveness and priority of any of the Liens created, or intended to be created thereby, by this Agreement or any Other Document to the extent required herein or therein, and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent and Lenders the rights granted or now or hereafter intended to be granted to Agent and the Lenders under this Agreement or any Other Document. Without limiting the generality of the foregoing, each Loan Party shall (and shall cause each other Loan Party to) guarantee (to the extent not already directly obligated with respect thereto) all of the Obligations and to grant to Agent, for the benefit of Agent, Lenders, Bank Product Provider and Issuer, a Lien in all of such Loan Party’s existing or hereinafter acquired personal property (other than Excluded Assets) to secure all of the Obligations; provided, that, no such guarantee or grant shall be required by a Foreign Subsidiary that is a CFC to the extent such guarantee or grant would result in material adverse tax consequences to Loan Parties under Treas. Reg. Section 1.956-2.

6.6 Payment of Indebtedness.

Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, subject at all times to any applicable subordination or intercreditor arrangement in favor of Agent and/or Lenders, pay, discharge or otherwise satisfy at or before maturity all its Indebtedness of whatever nature, except when the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party and each of their Subsidiaries shall have provided for such reserves as Agent may reasonably deem proper and necessary.

6.7 Standards of Financial Statements.

Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, cause all financial statements referred to in Sections 9.7, 9.9 and 9.12 as to which GAAP is applicable to present fairly in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and absence of footnotes, the statement of cash flows and the statement of changes in shareholders’ equity) and to be prepared in reasonable detail, but only if such statement is to be prepared in accordance with GAAP consistently applied, and in accordance with GAAP consistently applied throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein) and, in the case of financial statements required by Section 9.7, as filed with the applicable Form 10-K filed with the SEC.

6.8 Financial Covenants.

Fixed Charge Coverage. From and after the first day of the fiscal quarter immediately preceding the fiscal quarter in which a Financial Covenant Trigger Event has occurred, not permit the Fixed Charge Coverage Ratio for the trailing four (4) fiscal quarters ending as of any fiscal quarter end to be less than 1.1:1.0.

7.	NEGATIVE COVENANTS.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time prior to the Payment in Full of all of the Obligations:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Consummate any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; except, that, (i) a Loan Party may merge or consolidate into another Loan Party so long as (A) no Event of Default shall have occurred and be continuing, (B) Administrative Borrower shall give Agent at least ten (10) Business Days prior notice thereof, (C) if a Borrower is a party to such merger or consolidation a Borrower shall be the surviving entity; provided, that, any assets of the Person so acquired from any Person that was not a Borrower prior thereto shall only be eligible for inclusion into the Borrowing Base to the extent that Agent has completed an appraisal, collateral audit and/or field examination (as the case may be) with respect thereto and the criteria for eligibility set forth herein (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the assets of the Person so acquired) are satisfied with respect thereto in a manner acceptable to Agent, (D) no Loan Party shall merge or consolidate with a Loan Party that exists under the laws of a country different than the country in which such Loan Party exists and (E) prior to such merger or consolidation Loan Parties have taken (or caused to be taken) all steps required by Agent with respect thereto (including without limitation all steps required by Agent to maintain Agent’s Lien on the Collateral granted by such Loan Parties, as well as the priority and effectiveness of such Lien); and (ii) a Subsidiary of the Borrowers that is not a Loan Party may merge or consolidate into another Subsidiary of the Borrowers that is not a Loan Party so long as (A) no Event of Default shall have occurred and be continuing, and (B) Administrative Borrower shall give Agent at least ten (10) Business Days prior notice thereof.

(b) Acquire all or a substantial portion of the assets or Equity Interests of any Person except for investments permitted by Section 7.4.

(c) Directly or indirectly, sell, assign, lease, transfer, abandon or otherwise dispose of any of its assets or properties (including, without limitation, the Collateral) to any other Person (each, a “Disposition”), except for:

(i) the sale of Inventory in the ordinary course of business

(ii) (A) the sale, lease, transfer or Disposition of used, worn-out or obsolete Well Services Equipment and Well Services Equipment no longer used or useful in the conduct of business of Loan Parties or any of their Subsidiaries having a fair market value not to exceed $10,000,000 in the aggregate in any fiscal year, and (B) the sale, lease, transfer or Disposition of machinery and equipment other than Well Services Equipment and machinery and equipment other than Well Services Equipment no longer used or useful in the conduct of business of Loan Parties or any of their Subsidiaries having a fair market value not to exceed $10,000,000 in the aggregate in any fiscal year;

(iii) provided no Event of Default shall have occurred and be continuing or result therefrom, the Disposition of assets (other than equity interests of any of its Subsidiaries) having a fair market value not to exceed $10,000,000 in the aggregate in any fiscal year;

(iv) the sale, lease, transfer or other Disposition of property by a Loan Party or a Subsidiary of a Loan Party to any other Loan Party or Subsidiary of a Loan Party; provided, that, (A) if a Borrower or any of its assets is subject to a Disposition, all parties to such Disposition must be Borrowers, (B) a Loan Party or any of its assets is subject to a Disposition, all parties to such Disposition must be Loan Parties, (C) if a U.S. Loan Party or any of its assets is subject to a Disposition, all parties to such Disposition must be U.S. Loan Parties,, (D) no such sale, lease, transfer or other Disposition shall be made to Parent, (E) to the extent such transaction constitutes an investment, such transaction must be permitted under Section 7.4 and (F) any Lien in favor of Agent on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale, lease, transfer or other Disposition and Loan Parties shall execute and deliver such agreements, documents and instruments as Agent may reasonably request with respect thereto;

(v) the grant in the ordinary course of business by any Loan Party or any of their Subsidiaries after the date hereof of a non-exclusive license of any Intellectual Property; provided, that, the rights of the licensee shall be subject to the rights of Agent, and shall not adversely affect, limit or restrict the rights of Agent to use such Intellectual Property or to sell or otherwise dispose of any Inventory or other Collateral in connection with the exercise by Agent of any rights or remedies hereunder or under any of the Other Documents, or otherwise adversely limit or interfere in any material respect with the use of any such Intellectual Property by Agent in connection with the exercise of its rights or remedies hereunder or under any of the Other Documents or by any Loan Party or Subsidiary;

(vi) the issuance of Equity Interests by Loan Parties; provided, that, (A) no Loan Party or Subsidiary shall be required to pay any cash dividends, distributions or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise expressly permitted in Section 7.7 and (B) none of the Borrowers or their Subsidiaries shall issue any Equity Interests other than to their then current holder(s) of their Equity Interests (all of which holders must be a Loan Party or Subsidiary);

(vii) the issuance of Equity Interests by Parent consisting of common stock (or its equivalent) pursuant to an employee stock option plan or grant or similar equity plan or 401(k) plan of Loan Parties and their Subsidiaries for the benefit of their employees, directors and officers;

(viii) the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Loan Party or any of its Subsidiaries and does not appear on or is otherwise not affixed to or incorporated in any Inventory or Equipment or have any material value;

(ix) involuntary Dispositions occurring by reason of casualty or condemnation;

(x) the leasing, occupancy agreements or sub-leasing of Real Property or Equipment in the ordinary course of business consistent with past practices that would not materially interfere with the required use of such Real Property or Equipment by any Loan Party or any of its Subsidiaries;

(xi) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xii) any Disposition of property or assets, or issuance of Equity Interests, that is permitted under Sections 7.1(a) and 7.7; and

(xiii) the Disposition by Parent of substantially all of its and its Subsidiaries’ assets located in Mexico and/or specifically related to the operations of Parent and its Subsidiaries in Mexico; provided, that, (A) Agent shall have received in cash or other immediately available funds from the cash proceeds of such Disposition (or cash proceeds in respect of any deferred purchase price for such Disposition) an amount equal to the lesser of (1) such cash proceeds (or such cash proceeds in respect of any deferred purchase price) or (2) the then outstanding Obligations for application in accordance with the terms of this Agreement, and any remaining balance of such cash proceeds (or such cash proceeds in respect of any deferred purchase price) shall be deposited by Parent into a Blocked Account, (B) Agent shall have received true, correct and complete copies of the material purchase and sale documents with respect to such Disposition, including copies of any bills of sale and other title transfer documents executed by Parent and its Subsidiaries, duly authorized executed and delivered by the parties thereto, (C) as of the date of such Disposition and after giving effect thereto, there shall exist no Default or Event of Default, and (D) such Disposition shall occur on or before March 31, 2012; and

(d) Without limiting the generality of the provisions of Section 7.1(c) above, (i) Parent shall not cease to own and control, directly or indirectly, one hundred (100%) percent of the Equity Interests of each Loan Party (or the successor-in-interest to any such Loan Party permitted hereunder), and (ii) Energy Services shall not cease to own and control one hundred (100%) percent of the Equity Interests of the other Borrowers (or the successor-in-interest to Borrowers permitted hereunder) that are in each case respectively owned by Parent and Energy Services as of the Closing Date or at any time thereafter.

7.2 Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees.

Become liable upon the obligations of any Person by assumption, endorsement or guarantee thereof or otherwise (other than with respect to the Obligations) except:

(a) for the endorsement of checks in the ordinary course of business;

(b) that (i) Loan Parties and their Subsidiaries may guarantee Indebtedness or other obligations of Borrowers and their US Subsidiaries that are Loan Parties and (ii) a Non-US Subsidiary may guarantee Indebtedness or other obligations of another Non-US Subsidiary (provided if the Non-US Subsidiary that is providing such guarantee is a Loan Party such other Non-US Subsidiary must also be a Loan Party);

(c) that Loan Parties and their Subsidiaries may guarantee Indebtedness under the Senior Unsecured Note Documents; and

(d) guarantees of other Indebtedness permitted by Section 7.8(n).

7.4 Investments.

Purchase or acquire Indebtedness or Equity Interests of, or any other interest in, any Person, except:

(a) cash or Cash Equivalents;

(b) as expressly permitted pursuant to Section 7.1, Section 7.5, Section 7.7 and Section 7.8;

(c) the endorsement of instruments for collection or deposit in the ordinary course of business;

(d) obligations under Hedging Agreements permitted under Section 7.8(e);

(e) Equity Interests or other obligations issued to Loan Parties by any Person (or the representative of such Person) in compromise or settlement of obligations of such Person owing to Loan Parties (whether or not in connection with the insolvency, bankruptcy, receivership or reorganization of such a Person or a composition or readjustment of the debts of such Person) or upon the foreclosure, perfection or enforcement of any Lien in favor of a Loan Party securing any such obligations;

(f) obligations of account debtors to Loan Parties and their Subsidiaries arising from Accounts which are evidenced by a promissory note made by such account debtor payable to the applicable Loan Party or Subsidiary; provided, that, promptly upon the receipt of the original of any such promissory note issued to any Loan Party from any account debtor in excess of $2,500,000 in the aggregate (or regardless of the amount after an Event of Default exists or has occurred and is continuing, at the request of Agent), such promissory note(s) shall, upon the request of Agent, be endorsed to the order of Agent by Loan Parties and promptly delivered to Agent as so endorsed;

(g) investments by Loan Parties and their Subsidiaries in the form of Equity Interests received as part or all of the consideration for the sale of assets pursuant to a Disposition by any such Loan Party of Subsidiary to the extent permitted under Section 7.1(c) or otherwise approved by Agent;

(h) the existing investments of any Loan Party or Subsidiary thereof as of the date hereof in their respective Subsidiaries;

(i) investments made after the date hereof by (i) Parent in another Loan Party, (ii) a Borrower in another Borrower, and (iii) a Loan Party in a Foreign Subsidiary, sixty-five (65%) percent of the Equity Interests in which are promptly pledged to Agent for the benefit of Lenders; provided, that, (A) except as otherwise provided in clause (B) immediately below, any of the foregoing investments that are proposed to be made by a Loan Party in a Foreign Subsidiary shall be subject to satisfaction of the Investment Conditions at the time thereof and after giving effect thereto, and (B) Loan Parties may make investments in their Foreign Subsidiaries organized in Mexico that would otherwise be prohibited by the immediately preceding clause (A) (i.e., as a result of Loan Parties failure to satisfy the Investment Conditions), if (1) Borrowers have Excess Availability in an amount that is at least equal to thirty (30%) percent of the Maximum Credit (“30% Excess Availability”) for both the thirty (30) consecutive day period immediately prior to the date of such proposed investment and on the date of such proposed investment, and (2) Borrowers shall have presented to Agent evidence satisfactory to Agent, in its Permitted Discretion, that Borrowers shall similarly have 30% Excess Availability on a projected, pro forma basis at all times during the twelve (12) month period after giving effect to such proposed investment; provided, that, the aggregate amount of all such investments permitted pursuant to this clause (B) shall not exceed $2,000,000 during the Term, and (iv) a Foreign Subsidiary of a Loan Party in a Foreign Subsidiary of a Loan Party;

(j) repurchases of Senior Unsecured Notes, subject to satisfaction of the Investment Conditions at the time thereof and after giving effect thereto;

(k) Permitted Acquisitions;

(l) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practice or otherwise in the ordinary course of business;

(m) loans or advances to employees, officers and directors to the extent permitted in Section 7.5(c);

(n) investments in Minority Interest JV’s and other investments in any Person having a fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value); provided that, (i) no Default or Event of Default has occurred and is continuing at the time of such investment and after giving effect thereto, (ii) the aggregate amount of all of such investments made pursuant to this clause (n) from and after the Closing Date and that, on any date of determination, remain outstanding, shall not exceed (A) $15,000,000 in the aggregate (the “Base Investment Amount”) for that portion of the current fiscal year commencing on the Closing Date through and including December 31, 2011, and (B) for the fiscal year ending December 31, 2012 and for each successive fiscal year thereafter, an aggregate amount equal to the Base Investment Amount plus the Annual Incremental Amount (if any) for the fiscal year most recently ended plus the Annual Incremental Amount (if any) for each fiscal year prior thereto (excluding the fiscal year ending December 31, 2011), and (iii) Loan Parties shall have satisfied the Investment Conditions at the time of making any such investment and after giving effect thereto; and

(o) investments in funds on deposit, cash, certificates of deposit or Cash Equivalents by any Loan Party or Subsidiary that are pledged or otherwise assigned as credit enhancements to support performance obligations under service contracts with PEMEX until such time as such investments are released and replaced by Letters of Credit issued hereunder.

7.5 Loans.

Make advances, loans or other extensions of credit to any Person, including, without limitation, any Subsidiary or Affiliate, except with respect to:

(a) the extension of commercial trade credit in connection with the sale of Inventory or the provision of services, each in the ordinary course of its business;

(b) deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(c) advances or loans by a Loan Party or any Subsidiary of a Loan Party to its employees, officers and directors in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time outstanding; and

(d) advances, loans or extensions of credit made by (i) Parent to another Loan Party, (ii) a Loan Party (other than Parent) to another Loan Party, (iii) a Loan Party to a Foreign Subsidiary, sixty-five (65%) percent of the Equity Interests in which Foreign Subsidiary are promptly pledged to Agent for the benefit of Lenders; provided, that, any of such advances, loans or extensions of credit that are proposed to be made by a Loan Party in a Foreign Subsidiary shall be subject to satisfaction of the Investment Conditions at the time thereof and after giving effect thereto, and (iv) a Foreign Subsidiary of a Loan Party to a Foreign Subsidiary of a Loan Party.

7.6 [Reserved.]

7.7 Dividends and Distributions/Senior Unsecured Notes Payments.

Declare, pay or make any dividend or distribution or payment with respect to:

(a) any shares of the Equity Interests of any Loan Party or any of their Subsidiaries (other than dividends or distributions payable in its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any such Equity Interests (other than shares of the Equity Interests of Parent); except, that,

(i) Loan Parties and their Subsidiaries may make payments to their former employees, officers or directors in connection with the redemption or repurchase of Equity Interests issued by the Parent to such former employees, officers or directors upon their termination of employment with Loan Parties and their Subsidiaries or their death or disability, so long as, (A) as of the date of each such payment and after giving effect thereto, no Default or Event of Default shall exist, (B) on a pro forma basis after giving effect to such payment, Borrowers would have been in compliance with the financial covenants set forth in Section 6.8 for the four (4) quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Section 9.7 prior to such payment (after giving effect to such payment and all Advances funded in connection therewith as if made on the first (1st) day of such period), (C) for the thirty (30) consecutive day period immediately preceding each such payment, Loan Parties shall have satisfied the Investment Conditions, and (D) as of the date of each such payment and after giving effect thereto, Borrowers shall have satisfied the Investment Conditions;

(ii) Loan Parties and their Subsidiaries may make dividends and distributions to other Loan Parties and their Subsidiaries, so long as the Investment Conditions have been satisfied on the date thereof and after giving effect thereto; provided, that, no such dividends and distributions shall be made to a Non-US Subsidiary by a US Loan Party; and

(iii) Parent may pay dividends on the Parent’s Series B Senior Convertible Preferred Shares (the “Series B Preferred Shares”) (or similar class of equity) pursuant to the Parent’s certificate of designation governing such class of securities, (A) in cash in an aggregate amount of up to $1,500,000 for each fiscal year for dividends accruing subsequent to August, 2010, so long as no Default or Event of Default shall exist at the time thereof and after giving effect thereto, and (B) consisting of additional such shares of Series B Preferred Shares that may be issued under the provisions of the certificate of designations governing the Series B Preferred Shares. For the absence of doubt, notwithstanding the foregoing, dividends in respect of Series B Preferred Shares paid in July, 2011 in respect of dividends due in November, 2010 shall not constitute dividends for purposes of calculating the amount set forth in clause (iii)(A) above;

(b) any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Subordinated Debt; except, that, mandatory payments may be made on Subordinated Debt to the extent expressly permitted in any subordination or intercreditor agreement executed by Agent with respect thereto; and

(c) any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any of the Senior Unsecured Notes, or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Indebtedness arising under the Senior Unsecured Notes, except in accordance with the Senior Unsecured Notes Documents as in effect on the Closing Date and subject to satisfaction of the Investment Conditions at the time thereof and after giving effect thereto.

7.8 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except in respect of:

(a) the Obligations;

(b) the incurrence by the Loan Parties of Indebtedness represented by obligations under Capital Leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the ordinary course of business of the Loan Parties or any of their Restricted Subsidiaries, as the case may be, in an aggregate principal amount, including all permitted refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (b), not to exceed, at any time outstanding, (i) $40,000,000 (the “Base Indebtedness Amount”) for that portion of the current fiscal year commencing on the Closing Date through and including December 31, 2011, and (ii) for the fiscal year ending December 31, 2012 and for each successive fiscal year thereafter, an aggregate amount equal to the Base Indebtedness Amount plus the Annual Incremental Amount (if any) for the fiscal year most recently ended plus the Annual Incremental Amount (if any) for each fiscal year prior thereto (excluding the fiscal year ending December 31, 2011);

(c) Indebtedness existing on the Closing Date as set forth on Schedule 7.8 and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof (excluding accrued interest, fees, discounts, premiums and expenses));

(d) Indebtedness expressly permitted by Section 7.3 and Section 7.5;

(e) Indebtedness arising under Hedging Agreements which are not entered into for speculative purposes and are intended to provide protection against fluctuations in interest rates or foreign currency exchange rates;

(f) Indebtedness in respect of netting services, overdraft protections, employee credit card programs and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(g) Indebtedness in respect of bid, performance and surety bonds, including guarantees or obligations of the Loan Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance in each case incurred in the ordinary course of business; provided, that, upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto;

(h) unsecured Indebtedness arising from agreements to provide for customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Disposition permitted hereunder; provided, that, in the case of any proposed payment of any earn-outs or other similar obligations, Loan Parties shall satisfy the Investment Conditions at the time thereof and after giving effect thereto;

(i) [Reserved];

(j) Indebtedness arising pursuant to financing of insurance premiums payable on insurance policies maintained by or for the benefit of Loan Parties or any of their Subsidiaries; provided, that, upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness;

(k) Indebtedness and obligations of any Loan Party under the Senior Unsecured Notes Documents, as in effect on the Closing Date; provided, that, Loan Parties shall not make any principal payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Senior Unsecured Notes, except as expressly permitted in Section 7.4(j) and Section 7.7(c);

(l) [Reserved];

(m) the incurrence by Loan Parties of refinancing Indebtedness in exchange for, or the net proceeds of which are used to, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (b), (c), (d), (k), or (p) of this paragraph;

(n) the incurrence by a Loan Party or any of its Subsidiaries of intercompany Indebtedness between or among the Loan Parties and their Subsidiaries or between or among the Loan Parties’ Subsidiaries to the extent permitted by Section 7.5;

(o) the guarantee by a Loan Party of Indebtedness of any other Loan Party or any of their Subsidiaries, as the case may be, that was permitted to be incurred by this Agreement; provided that, if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the guarantee of such Indebtedness shall be subordinated to or pari passu with the Obligations, as applicable, to the same extent as the Indebtedness guaranteed;

(p) the incurrence by the Loan Parties or any of their Subsidiaries of Indebtedness in respect of workers’ compensation claims and self-insurance obligations; and

(q) additional unsecured Indebtedness of Loan Parties and their Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding.

For purposes of determining compliance with this Section 7.8, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (p) above, the Loan Parties will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 7.8, and such item of Indebtedness will be treated as having been incurred pursuant to such category. The accrual of interest, the accretion or amortization of original issue discount, if applicable, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock so reclassified in the form of additional shares of the same class of preferred stock so reclassified will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.8; provided, that, in each such case, that the amount of any such accrual, accretion or payments (other than preferred stock dividends paid in kind) is included in Fixed Charges as accrued, accreted or paid. Notwithstanding any other provision of this Section 7.8, the maximum amount of Indebtedness that Loan Parties may incur pursuant to this Section 7.8 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

7.9 Nature of Business.

(a) Substantially change the nature of the business in which it is presently engaged and similar, related or complementary businesses subsequently engaged in, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary or appropriate for and are to be used in its business as presently conducted or similar, related or complementary businesses.

(b) [Reserved].

(c) Permit any Inactive Subsidiary to engage in any business, operations or activity, or hold any property or incur any obligations, other than (i) holding the issued and outstanding Equity Interests of its Subsidiaries, (ii) paying taxes, (iii) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (iv) preparing reports to, and preparing and making notices to and filings with, Governmental Bodies and to its holders of Equity Interests, and (v) activities required by this Agreement and the Other Documents. Notwithstanding the foregoing, an Inactive Subsidiary may engage in business, operations or activity, or hold property or incur obligation upon at least five (5) Business Days prior written notice to Agent and, if such Inactive Subsidiary is a US Subsidiary and is not already a Loan Party, such Inactive Subsidiary shall expressly join this Agreement as a Loan Party and shall comply with the same requirements that would be applicable to a newly formed Subsidiary pursuant to Section 7.12.

7.10 Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except for:

(a) transactions, arrangements and other business activities entered into in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate;

(b) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into in good faith, for actual services rendered to any Loan Party or any Subsidiary, by any Loan Party and the Subsidiaries in the ordinary course of business and non-cash payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of such Loan Party;

(c) transactions, arrangements and other business activities with Affiliates in existence as of the Closing Date that are described in Loan Parties’ Form 10-K and Form 10-Q filings most recently filed with the SEC;

(d) transactions, arrangements and other business activities with Affiliates entered into after the Closing Date that are not described in any of the Loan Parties’ Form 10-K and Form 10-Q filings at any time filed with the SEC which (i) have been approved by the independent members of the Parent’s board of directors, and (ii) involve transactions in an aggregate amount that does not exceed $2,000,000 in the aggregate for all such transactions in each of Loan Parties’ fiscal years (taking into account all consideration paid to and/or payable by Loan Parties pursuant to such agreements described in this clause (ii), regardless of the nature of the transactions provided for pursuant to such agreements); and

(e) transactions among Loan Parties and their Subsidiaries expressly permitted by Section 7.1(c), Section 7.3(b), Section 7.4(i), Section 7.5(c), Section 7.5(d) and Section 7.7.

7.11 Leases.

After the Closing Date, enter as lessee into any lease arrangement for Equipment or Real Property (unless capitalized and permitted under Section 7.8) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed, for all Loan Parties and their Subsidiaries, an amount equal to (a) (i) $15,000,000 in the aggregate (the “Base Rental Amount”) for that portion of the current fiscal year commencing on the Closing Date through and including December 31, 2011, and (ii) for the fiscal year ending December 31, 2012 and for each successive fiscal year thereafter, an aggregate amount equal to the Base Rental Amount plus the Annual Incremental Amount (if any) for the fiscal year most recently ended plus the Annual Incremental Amount (if any) for each fiscal year prior thereto (excluding the fiscal year ending December 31, 2011), or (b) such higher amount as Agent may approve in its sole discretion. Any renewal, replacement or extension of any lease or lease arrangement that exists as of the Closing Date shall not be taken into account for the purposes of this Section 7.11.

7.12 Subsidiaries.

(a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a Loan Party, becomes jointly and severally liable for, or otherwise guaranties, all of the Obligations and grants a Lien on substantially all of its assets to secure all of the Obligations and consents to the pledge of its Equity Interests to secure all of the Obligations in form and substance reasonably satisfactory to Agent (in each case, except (A) to the extent that such assets constitute Excluded Assets and (B) no such guarantee or grant shall be required by a Foreign Subsidiary that is a CFC to the extent such guarantee or grant would result in material adverse tax consequences to Loan Parties under Treas. Reg. Section 1.956-2), (ii) Agent is provided with a pledge of all of the outstanding Equity Interests of such Subsidiary to secure all of the Obligations in form and substance reasonably satisfactory to Agent (except to the extent that such Equity Interests constitutes Excluded Assets), and (iii) Agent shall have received fifteen (15) days prior written notice thereof (along with an update of Schedule 5.2(b)) and all documents, including collateral documents, guaranties, corporate authority documents and legal opinions, as Agent may require in its Permitted Discretion in connection therewith, all in form and substance reasonably satisfactory to Agent; provided, that, investments in any Subsidiary which Loan Parties may form in accordance with this Section 7.12(a) may only be made to the extent permitted by Section 7.4.

(b) Enter into any JV, unless (i) Loan Parties shall have satisfied the Investment Conditions at the time of (A) entering into any such JV and (B) each proposed contribution of capital or other property to such JV and after giving effect thereto, (ii) any Indebtedness incurred, or to be incurred, by Loan Parties in connection with such JV must be permitted pursuant to Section 7.8, (iii) the total cash and non-cash consideration paid and/or invested by Loan Parties and their Subsidiaries in connection with all JV’s (including, without limitation, assumption or incurrence of Indebtedness in connection therewith and all contributions of capital or other property to all JV’s) shall not exceed (A) in the case of Majority Interest JV’s, the Permitted Acquisitions/JV Cap Amount, and (B) in the case of Minority Interest JV’s, the amount that is permitted by Section 7.4(n), and (iv) concurrently with entering into such JV, Loan Parties shall have validly pledged to Agent, and granted to Agent a Lien in and upon, for the ratable benefit of Agent and Secured Parties, all of Loan Parties’ Equity Interests in such JV, subject only to Permitted Encumbrances, to the extent that such Equity Interests do not constitute a Restricted Asset.

7.13 Fiscal Year and Accounting Changes.

Change its fiscal year-end from December 31, or make any change (a) in accounting treatment and reporting practices except as required by GAAP consistently applied or (b) in tax reporting treatment except as required by law.

7.14 Pledge of Credit.

Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose.

7.15 Amendment of Organizational Documents; Senior Unsecured Notes Documents.

(a) Amend, modify or waive any term or provision of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s or Subsidiary’s formation or governance, or any shareholders agreement, unless Agent is provided prior five (5) Business Days’ prior written notice of any such amendment, modification or waiver and such amendment, modification or waiver is not materially adverse in any respect to Agent and the Lenders;

(b) Amend, modify or waive any term or provision of any Senior Unsecured Notes Documents, unless Agent is provided prior five (5) Business Days’ prior written notice of any such amendment, modification or waiver and such amendment, modification or waiver is permitted by Section 7.20(a); or

(c) Amend, modify or waive any term or provision of any Material Contract not specified in another clause of this Section 7.15, unless Agent is provided prior five (5) Business Days’ prior written notice of any such amendment, modification or waiver and such amendment, modification or waiver is not materially adverse in any respect to Agent and the Lenders.

7.16 Compliance with ERISA.

(a) Maintain, or permit any member of the Controlled Group to maintain, or become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Title IV Plan, other than those Title IV Plans disclosed on Schedule 5.8(d), (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (c) incur, or permit any member of the Controlled Group to fail the applicable “minimum funding standard”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Title IV Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a Lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (g) fail promptly to notify Agent of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of

ERISA or the Code or other applicable laws in respect of any Plan, or (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Title IV Plan.

7.17 Prepayment, Etc. of Money Borrowed.

At any time, directly or indirectly, voluntarily prepay any Money Borrowed (other than (a) the Obligations and (b) the Senior Unsecured Notes to the extent permitted by Section 7.7(c)), or voluntarily repurchase, redeem, retire or otherwise acquire any Money Borrowed of any Subsidiary of any Loan Party, in each case prior to the due date thereof; except, that, in addition to the prepayment of Senior Unsecured Notes permitted by Section 7.7(c), so long as no Event of Default shall have occurred and be continuing, Loan Parties may voluntarily prepay, repurchase, redeem, retire or otherwise acquire any other Indebtedness for Money Borrowed in an aggregate amount not to exceed $5,000,000 in any twelve (12) month period following the Closing Date.

7.18 State of Organization/Names/Locations.

Change the jurisdiction in which it is incorporated or otherwise organized, or change its legal name (or use a different name), location of chief executive office or location of any of the Collateral consisting of a Loan Party’s books and records, unless Administrative Borrower has given Agent not less than ten (10) Business Days’ prior written notice thereof (along with an update of Schedule 4.4, Schedule 4.14(c), Schedule 5.2(a) and Schedule 5.6, as applicable) and Loan Parties have taken (or caused to be taken) all steps required by Agent with respect thereto (including without limitation all steps required by Agent to maintain Agent’s Lien on such Collateral, as well as the priority and effectiveness of such Lien); provided, that, no Loan Party shall change its jurisdiction of incorporation or organization or location of any of its Collateral to a jurisdiction or location from (a) the continental United States to outside of the continental United States or (b) one country to another country.

7.19 Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). Neither Borrower nor any other Loan Party is or will become a Sanctioned Entity or Sanctioned Person as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Entity or Sanctioned Person.

7.20 Modification of Certain Documents.

No Loan Party shall waive or otherwise modify any term of any Senior Unsecured Note Documents if the effect thereof is to (a) increase the interest rate, (b) change the due dates for principal or interest, other than to extend such dates, (c) modify any default or event of default, other than to waive it, delete it or make it less restrictive, (d) add any covenant with respect thereto, (e) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith, (f) provide any collateral security therefor, or (g) materially increase any obligation of any Loan Party or confer additional material rights to the holders of Senior Unsecured Notes in a manner materially adverse to any Loan Party or any Secured Party.

8.	CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances.

The agreement of Lenders to make the initial Advances and Letters of Credit requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances and Letters of Credit, of the following conditions precedent, all in form and substance acceptable to Agent:

(a) Agreement. Agent shall have received this Agreement duly executed and delivered by an authorized officer of each of the parties hereto;

(b) Notes. Agent, to the extent required by Lenders, shall have received the Notes duly executed and delivered by an authorized officer of the Borrowers in favor of such Lenders;

(c) Filings, Registrations, Recordings and Searches. Each document (including, without limitation, any UCC financing statement) required by this Agreement, any Other Document or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto. In addition to, and not in limitation of, the foregoing, Agent or the Title Agent shall have received all titles for Well Services Equipment consisting of titled motor vehicles in existence as of the Closing Date, to the extent required by Section 4.2(a). Agent shall also have received UCC, tax, judgment and other Lien searches with respect to each Loan Party in such jurisdictions as Agent shall require, and the results of such searches shall be satisfactory to Agent;

(d) Senior Unsecured Notes Indenture. Agent shall have received a copy of the Senior Unsecured Notes Indenture executed by Parent, as issuer of the Senior Unsecured Notes, certain of Parent’s Subsidiaries, as guarantors thereunder, and the Senior Unsecured Notes Trustee;

(e) Releases. Lien releases executed and/or delivered (as applicable) by (i) Wilmington Trust FSB, as trustee and collateral agent (“First Priority Agent”) for the holders of notes previously outstanding under the Indenture, dated as of October 9, 2009, among the First

Priority Agent and Loan Parties, and (ii) Wells Fargo Bank, National Association, as trustee and collateral agent (“Second Priority Agent”; and together with the First Priority Agent, the “Secured Notes Agents”) for the holders of notes previously outstanding under the Indenture, dated as of February 12, 2008, among the Second Priority Agent and Loan Parties shall in each case have been filed with respect to all Liens held by the Secured Notes Agents with respect to the Collateral or, in the case of Liens held by the Secured Notes Agents with respect to titled Well Services Equipment, the Title Agent shall have received from the Secured Notes Agents all such documents and instruments as the Title Agent shall require in order to release and discharge such Liens on all certificates of title issued with respect to such titled Well Services Equipment;

(f) Corporate Proceedings of Loan Parties. Agent shall have received a copy of the resolutions of the board of directors (or equivalent authority) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents to which it is a party, and (ii) the granting by each Loan Party of the Liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(g) Incumbency Certificates of Loan Parties. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated as of the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, any certificate or Other Documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(h) Certificates. Agent shall have received a copy of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to each Loan Party’s formation and governance, and all amendments thereto, certified in the case of formation documents filed with a Governmental Body by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation and certified in the case of other formation and governance documents as accurate and complete by the Secretary or Assistant Secretary of each Loan Party;

(i) Good Standing Certificates. Agent shall have received good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such Loan Party’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification;

(j) Legal Opinion. Agent shall have received the executed legal opinions of Loan Parties’ U.S. legal counsel which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(k) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Loan Party or against the officers or directors of any Loan Party in connection with this Agreement and/or the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body;

(l) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables and Well Services Equipment of each Loan Party and all books and records in connection therewith, so as to obtain current results prior to the Closing Date, consistent with the Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of the Loan Parties (and including current agings of Receivables, current perpetual Well Services Equipment records and/or rollforwards of accounts and Well Services Equipment through the date of Closing Date, if applicable, together with reasonable supporting documentation);

(m) Fees and Expenses. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Section 3.3 and the Fee Letter and all reimbursable expenses of Agent invoiced to date in accordance with this Agreement;

(n) Financial Statements. Agent shall have received a copy of the financial statements referred to in Section 5.5;

(o) Other Documents. Agent shall have received fully executed copies of all Other Documents to the extent required to be executed on the Closing Date;

(p) Insurance. Agent shall have received insurance certificates and loss payable endorsements naming Agent as loss payee or additional insured, as applicable, with respect to Loan Parties’ property and liability insurance policies;

(q) Payment Instructions. Agent shall have received written instructions from the Administrative Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(r) Depository Accounts. Agent shall have received duly executed control agreements relating to the Loan Parties’ Depository Accounts with financial institutions granting a security interest therein, which control agreements shall be consistent with the requirements of Section 4.14(h) and shall be otherwise in form and substance satisfactory to Agent;

(s) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Related Transactions; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(t) No Adverse Material Change. Since December 31, 2010, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(u) Collateral Access Agreement. Agent shall have received a Collateral Access Agreement from the landlord at Loan Parties’ chief executive office located at 3000 Business Hwy 281 South, Alice, Texas 78333;

(v) Motor Vehicle Titles Servicing Agreement. Agent and the Title Agent shall have entered into an agreement, in form and substance satisfactory to Agent, regarding the processing of titles for Well Services Equipment consisting of titled motor vehicles which are in existence as of the Closing Date, consistent with Section 4.2(a);

(w) Equity Interests Pledge. Agent shall have received a pledge agreement, executed by each applicable Loan Party in favor of Agent, pursuant to which such Loan Party shall pledge to Agent and grant to Agent a Lien upon all of the outstanding Equity Interests of each Subsidiary (other than Equity Interests, if any, constituting Excluded Assets) of such Loan Party, together with share powers duly executed in blank and originals of any related share, membership or other similar certificates;

(x) [Reserved];

(y) Contract Review. Agent shall have reviewed all material contracts of Loan Parties, including, without limitation and to the extent applicable as determined by Agent, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(z) Borrowing Base. Agent shall have received a duly executed Borrowing Base Certificate which shall indicate that the aggregate amount of Eligible Accounts and Eligible Well Services Equipment is sufficient in value and amount to support Revolving Advances and Letters of Credit in the amount requested by the Borrowers on the Closing Date;

(aa) Excess Availability. After giving effect to the initial Advances and Letters of Credit and all fees and expenses pertaining to the closing of this Agreement the Borrowers shall have Excess Availability of at least $37,500,000;

(bb) Control Agreements. Agent shall have received duly executed deposit account control agreements with respect to the bank accounts described in clause (r) immediately above and with respect to the Local Bank Accounts;

(cc) Due Diligence. Agent and its counsel shall have completed its business and legal due diligence with results satisfactory to Agent and its counsel, including without limitation (i) pre-funding field examination of the business and collateral of each Loan Party in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of each Loan Party, (ii) favorable trade and customer references and (iii) background checks with respect to such individuals as Agent determines issued by investigatory firms satisfactory to Agent; and Agent shall be satisfied with the corporate and capital structure and management of each Loan Party’s license agreements and with all legal, tax, accounting and other matters relating to each Loan Party; and

(dd) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Agent and its counsel.

8.2 Conditions to Each Advance.

The agreement of Lenders to make or to issue or to cause to be issued any Advance or Letter of Credit requested to be made or issued on any date (including, without limitation, the initial Advance(s) or Letter(s) of Credit), is subject to the satisfaction of the following conditions precedent as of the date such Advance or Letter of Credit is made or issued:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein; or in all respects with respect to representations and warranties made on the Closing Date) on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such earlier date); provided, however, that, each Lender, in its sole discretion, may (and at the direction of Agent and Required Lenders, shall) continue to make Advances and participate in Letters of Credit notwithstanding the failure to make such representations and warranties and that any Advances so made and Letters of Credit so issued shall not be deemed a waiver of any applicable Default or Event of Default;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that, (i) each Lender, in its sole discretion, may (and at the direction of Agent and Required Lenders, shall) continue to make Advances and participate in Letters of Credit, notwithstanding the existence of a Default or Event of Default, and any Advances so made and Letters of Credit so issued shall not be deemed a waiver of any such Default or Event of Default, and (ii) each Lender shall be deemed to have elected to continue to make Advances and participate in Letters of Credit pursuant to the immediately preceding clause (i) unless such Lender shall have expressly notified Agent in writing promptly (and no later than one (1) Business Day following the Advances requested to be made) that such Lender has elected not to make Advances and participate in Letters of Credit, subject, however, to such Lender’s obligation to make Advances and participate in Letters of Credit if so directed by Agent and Required Lenders in accordance with the immediately preceding clause (i); and

(c) Maximum Revolving Advances/Letters of Credit. The limits set forth in Section 2.1(b) are not exceeded after giving effect to such Advances or Letters or Credit, as applicable.

Each request for an Advance or Letter of Credit by Administrative Borrower (on behalf of the Borrowers) hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Advance or Letter of Credit that the conditions contained in this subsection shall have been satisfied.

9.	INFORMATION AS TO LOAN PARTIES.

Until all of the Obligations are Paid in Full, each Loan Party shall:

9.1 Disclosure of Material Matters Pertaining to Collateral.

Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2 Collateral and Related Reports.

(a) Deliver to Agent on a monthly basis on or before the thirtieth (30th) day after the end of each calendar month (or more frequently as Agent may request upon the occurrence and during the continuance of a Cash Dominion Event):

(i) an Accounts receivable roll forward report, which shall separately identify (A) the Accounts receivable aging balance reported in the most recent Borrowing Base Certificate, (B) gross billings, cash receipts, credit memos and other adjustments issued (recorded directly to the Accounts receivable aging), write-offs, other debit and credit adjustments on a cumulative basis for the period from and after the most recent Borrowing Base Certificate (together with an explanation for all such adjustments that individually exceed $500,000), and (C) Accounts receivable aging balance as of the most recent Borrowing Base Certificate; and

(ii) a Well Services Equipment summary report as of the end of the immediately preceding calendar month, in form and substance reasonably satisfactory to Agent;

(b) Deliver to Agent on or before the thirtieth (30th) day of each calendar month a report, in form and substance reasonably satisfactory to Agent, detailing the amount on deposit in all Restricted Accounts;

(c) Deliver to Agent (i) on or before the thirtieth (30th) day of each calendar month (or more frequently if required by Agent), so long as no Trigger Event has occurred and is continuing, and (ii) more frequently as required by Agent from and after the occurrence and during the continuance of a Trigger Event, a Borrowing Base Certificate substantially in the form attached hereto as Exhibit A, executed by a Responsible Officer of Administrative Borrower (on behalf of the Borrowers), which shall be calculated as of the last day of the immediately preceding month (which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement, and which shall not restrict the rights of Agent to recalculate the Borrowing Base or any of the related components), setting forth an updated calculation of all components of the Borrowing Base including without limitation, (A) a detailed calculation (in form reasonably satisfactory to Agent) of Eligible Accounts and Eligible Well Services Equipment as of the last day of such month, (B) Reserves that Administrative Borrower is aware of (it being understood that Agent may institute additional Reserves), the Borrowing Base and Borrowing Availability, if any, and supported by schedules showing the derivation thereof and containing such detail and such other information as Agent may request from time to time;

(d) Deliver to Agent on or before the thirtieth (30th) day after the end of each calendar month (or more frequently if required by Agent) the following reports, which shall be current as of the close of business on the last Business Day of the calendar month immediately prior to such date:

(i) with respect to each Borrower, a summary Accounts receivable aging by Customer, along with a listing of related Contra Claims;

(ii) with respect to each Loan Party’s accounts payable for the immediately preceding calendar month, a report by vendor that shall include an accounts payable aging;

(iii) a listing of (1) past due amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral of Loan Parties, and (2) monthly rent, lease, warehouse and other amounts payable to the Persons referred to in the foregoing clause (1);

(e) Deliver to Agent, on or before the ninetieth (90th) day after the end of each Loan Party’s fiscal year, a list of all Customers of such Loan Party owing Accounts receivable as of the end of such fiscal year, including such Customers’ respective name, address, phone number, and e-mail address;

(f) Promptly, upon the request of Agent in its Permitted Discretion, in each case to the extent available, but no more often than twice per year so long as no Event of Default has occurred and is continuing, (i) copies of customer statements, customer purchase orders, customer sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of customer purchase orders, invoices and delivery documents for Accounts or other Receivables created by any Loan Party, (iii) copies of shipping and delivery documents for Inventory and Equipment acquired by any Loan Party, and (iv) test verifications;

(g) Promptly, deliver to Agent (i) current certificates of insurance and loss payee endorsements for all insurance policies which Loan Parties and their Subsidiaries are required to maintain pursuant to Section 4.10, immediately following the renewal of each such policy and any amendments thereto; and (ii) such other reports and information as to the Collateral, Loan Parties or their Subsidiaries as Agent shall request from time to time in its Permitted Discretion;

(h) Promptly upon the occurrence thereof, deliver to Agent notice of termination or breach of any material contract of a Loan Party or any of their Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;

(i) All Collateral reporting which shall be provided to Agent pursuant to this Sections 9.2 shall be delivered to Agent electronically (or other manner reasonably satisfactory to Agent) and in form and substance satisfactory to Agent. All such reports are solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such reports to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder; provided, that, so long as no Trigger Event as occurred and is continuing, Agent agrees to conduct such verifications in consultation with Borrowers.

9.3 Environmental Reports.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7, with a certificate signed by the Chief Executive Officer of the Administrative Borrower stating, to the best of such officer’s knowledge, that each Loan Party and each of their respective Subsidiaries is in compliance with the covenants of this Agreement that relate to Environmental Laws. To the extent any Loan Party or any Subsidiary of any Loan Party is not in compliance with any Environmental Laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party or Subsidiary, as applicable, will implement in order to achieve full compliance.

9.4 Litigation.

Promptly (but in any event within five (5) Business Days thereafter) notify Agent in writing of (or of any judgment, settlement or other material development in) any litigation, suit or administrative proceeding affecting any Loan Party or any Subsidiary, whether or not the claim is covered by insurance, and of (or of any material development in) any suit or administrative proceeding, which in any such matter could reasonably be expected to (i) result in liability in excess of $1,000,000 or (ii) have a Material Adverse Effect.

9.5 Material Occurrences.

Promptly (but in any event within the applicable time period set forth below) notify Agent in writing upon the occurrence of (a) any Event of Default or Default, within two (2) Business Days of the occurrence thereof; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party or any Subsidiary of any Loan Party as of the date of such statements, within five (5) Business Days of the occurrence thereof; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party or any Subsidiary of any Loan Party to a tax imposed by Section 4971 of the Code, within ten (10) Business Days of the occurrence thereof; (d) each and every default by any Loan Party or any Subsidiary of any Loan Party which might result in the acceleration of the maturity of any material Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness, in each case within two (2) Business Days of the occurrence thereof; and (e) any other development in the business or affairs of any Loan Party or any Subsidiary of any Loan Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties or such Subsidiaries propose to take with respect thereto, in each case within five (5) Business Days of the occurrence thereof.

9.6 Government Receivables.

Notify Agent promptly of any Government Receivables in excess of $1,000,000 in any one case.

9.7 Annual Financial Statements.

Furnish Agent and each Lender within ninety (90) days after the end of each fiscal year of Loan Parties, financial statements of Loan Parties and their Subsidiaries on a consolidated basis, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and satisfactory to Agent (the “Accountants”); provided that BDO USA, LLP is agreed to be satisfactory to Agent as of the Closing Date. The report of the Accountants shall be accompanied by copies of all management letters, exception reports or similar letters or reports received by Loan Parties or their Subsidiaries from the Accountants. In addition, the reports shall be accompanied by a Compliance Certificate of a Responsible Officer of the Administrative Borrower which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event, and such Compliance Certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.8. The Compliance Certificate shall also set forth (a) Loan Parties’ calculation of the Fixed Charge Coverage Ratio (regardless of whether a Financial Covenant Trigger Event shall have then occurred and be continuing) and, if a Financial Covenant Trigger Event shall have then occurred and be continuing, Loan Parties’ compliance with the requirements or restrictions imposed by Section 6.8, and (b) a calculation of Quarterly Average Borrowing Availability for the purposes of determining the Applicable Margin with respect to the then current calculation period. Filing of Parent’s Form 10-K with the SEC and the availability of same on the SEC’s website shall constitute “furnishing” to Agent and Lenders of the annual financial statements as required by the first sentence of this Section 9.7.

9.8 [Reserved.]

9.9 Monthly Financial Statements.

Furnish Agent and each Lender within thirty (30) days after the end of each month (except as set forth in the immediately following sentence, with respect to the month of January), an unaudited balance sheet of Loan Parties and their Subsidiaries on a consolidated and consolidating basis and unaudited statements of income of Loan Parties and their Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties or their Subsidiaries. Notwithstanding anything to the contrary contained in the immediately preceding sentence, Loan Parties shall be obligated to deliver such monthly financial statements for the month of January no later than the earlier of (x) the date on which the Loan Parties filed their SEC Form 10-K for the immediately preceding fiscal year, and (y) the date on which the Loan Parties were obligated under applicable SEC regulations to file their SEC Form 10-K for the immediately preceding fiscal year; provided that, if the Loan Parties fail to satisfy the Investment Conditions at any time during the month of January of any of their fiscal years, then Loan Parties shall in all events be obligated to deliver such monthly financial statements for such month of January within thirty (30) days after the end of such month. Each such balance sheet and statement of income shall set forth a comparison of the figures for (a) the current fiscal period and the current year-to-date with the figures for the same fiscal period and year-to-date period of the immediately preceding fiscal year and (b) the projections for such fiscal period and year-to-date period delivered pursuant to Section 9.12. The financial statements shall be accompanied by a Compliance Certificate signed by a Responsible Officer of the Administrative Borrower, which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to the events giving rise to such Default or Event of Default and, such Compliance Certificate delivered in connection with a month that coincides with a fiscal quarter end shall have appended thereto calculations which set forth Loan Parties’ calculation of the Fixed Charge Coverage Ratio (regardless of whether a Financial Covenant Trigger Event shall have then occurred and be continuing) and, if a Financial Covenant Trigger Event shall have then occurred and be continuing, Loan Parties’ compliance with the requirements or restrictions imposed by Section 6.8. Each Compliance Certificate shall additionally set forth the aggregate amount of Capital Expenditures made by Loan Parties during the month in connection with which such Compliance Certificate is delivered.

9.10 Notices re Equityholders; the Senior Unsecured Notes Documents.

Furnish promptly to Agent (a) copies of such financial statements, reports and returns as Parent shall file with the SEC; provided, that, filing with the SEC of Parent’s annual reports on Form 10 K and current reports on Form 8-K shall constitute “furnishing” to Agent for purposes of this Section 9.10, and (b) copies of all notices or reports sent or received by any Loan Party or any Subsidiary in connection with, along with all amendments, modifications and new documents permitted hereunder with respect to, the Senior Unsecured Notes Documents.

9.11 Additional Information.

Furnish promptly to Agent or any requesting Lender with such additional information as Agent or such Lender shall reasonably request in order to enable Agent or such Lender to determine whether Loan Parties are in compliance with the terms, covenants, provisions and conditions of this Agreement and the Other Documents.

9.12 Projections.

Furnish Agent, no later than fifteen (15) days prior to the beginning of each Loan Party’s fiscal years, commencing with Loan Party’s fiscal year which commences on January 1, 2012, a month by month projection, cash flow and Borrowing Availability of Loan Parties and their

Subsidiaries on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by a Responsible Officer of Administrative Borrower to the effect that such projections have been prepared in good faith on a basis consistent with Loan Party’s historical financial statements.

9.13 [Reserved.]

9.14 Notice of Governmental Body Items.

Furnish Agent with prompt (and, in any event, not more than five (5) Business Days) notice of (a) any lapse or other termination of any Consent issued to any Loan Party or any Subsidiary of any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s or such Subsidiaries’ business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by any Loan Party or any Subsidiary of any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party or any such Subsidiary, or if copies thereof are requested by Agent or any Lender, (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party or any Subsidiary of any Loan Party and (e) any federal, state, local or other income tax return of any Loan Party or Subsidiary that has been filed becoming the subject of an audit.

9.15 ERISA Notices and Requests.

Furnish Agent with immediate written notice in the event that (a) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party, such Subsidiary of any Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, Department of Labor or PBGC with respect thereto, (b) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, together with a written statement describing such transaction and the action which such Loan Party, such Subsidiary of any Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Title IV Plan together with all communications received by any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Title IV Plan or the establishment of any new Title IV Plan or the commencement of contributions to any Title IV Plan to which any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Title IV Plan or to have a trustee appointed to administer a Title IV Plan, together with copies of each such notice, (f) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the IRS regarding the qualification of a Title IV Plan, together with copies of each such letter; (g) any Loan

Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (i) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows that a (i) Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16 Notice of Change in Management, Etc.

Furnish Agent with prompt (and, in any event, not more than five (5) Business Days subsequent to the event) notice of any person either (a) becoming after the date hereof an executive officer or director of any Loan Party or (b) departing after the date hereof as an executive officer or director of any Loan Party.

9.17 Additional Documents.

Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, request in its Permitted Discretion from any Loan Party to carry out the purposes, terms or conditions of this Agreement and the Other Documents.

10.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Failure by any Loan Party to pay (a) any payment of principal or interest on any Advances or any reimbursement due with respect to any Letter of Credit, in each case ,when due and payable, and (b) any other Obligations within five (5) Business Days of when such Obligations are due and payable, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or any Other Document;

10.2 Failure by Loan Parties to perform, keep or observe:

(a) any provision of Sections 4.2, 4.9, 4.10, 4.14(h), 6.2(a), 6.8, 7, 9.2(a), 9.2(b), 9.2(c), 9.5(a), or 9.7;

(b) any provision of Section 9.4 or 9.5 (other than 9.5(a)), which is not cured within five (5) days after the date thereof; provided, that, such five (5) day period shall not apply in the case of any failure to observe any such provision which is not capable of being cured at all; or

(c) any provision of Sections 9.2 (other than Sections specified in the foregoing clause (a)), 9.9, 9.12 or 9.13, which is not cured within ten (10) days after the date thereof; provided, that, (i) such ten (10) day period shall not apply in the case of any failure to observe any such provision which is not capable of being cured at all, and (ii) such ten (10) day period shall not apply in the case of any failure to observe Section 9.9 if Loan Parties have failed to observe Section 9.9 on three (3) or more occasions during the twelve (12) months immediately preceding the occurrence of the subject failure; or

(d) any other provision of this Agreement or any provision of any Other Document (to the extent such breach is not otherwise embodied in any other provision of this Section 10 for which a different grace or cure period is specified or which constitute an immediate Event of Default under this Agreement or the Other Documents), which is not cured within thirty (30) days after the date thereof; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such provision which is not capable of being cured at all;

10.3 Any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect (without duplication of any materiality qualifiers already set forth herein) on the date when made or deemed to have been made;

10.4 Except for Permitted Encumbrances, issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Loan Party’s or any Subsidiary of any Loan Party’s property which is not (a) bonded pending appeal within thirty (30) days, or (b) stayed or lifted pending appeal within sixty (60) days;

10.5 Any judgment or judgments for payment of money are rendered or judgment Liens for payment of money filed against one or more Loan Parties or Subsidiaries of Loan Parties for an amount, individually or in the aggregate, in excess of $5,000,000, which within sixty (60) days of such rendering or filing is not either satisfied, stayed or discharged of record; or any action is taken to enforce any Lien over the assets of any Loan Party (or any analogous procedure or step is taken in any jurisdiction) for an amount, individually or in the aggregate, in excess of $5,000,000;

10.6 Any Loan Party or any Subsidiary of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state, federal or other bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.7 Any Lien created hereunder or provided for hereby or under any Other Document in any Collateral having a value in excess of $2,500,000 in the aggregate for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (except for Permitted Encumbrances);

10.8 Any default under (a) any of the Senior Unsecured Notes Documents, as in effect on the Closing Date, which default continues for more than the applicable cure period, if any, with respect thereto, or (b) any other documents, instruments or agreements to which any Loan Party, any Subsidiary or any Loan Party is a party or by which any of its properties is bound, relating to any Indebtedness (other than the Obligations) individually or in aggregate in excess of $5,000,000, which default continues for more than the applicable cure period, if any, with respect thereto;

10.9 any of the Obligations for any reason shall cease to be “Permitted Debt” under a “Credit Facility” (or any comparable terms) under, and as defined in the Senior Unsecured Notes Documents;

10.10 [Reserved];

10.11 Any Change of Control shall occur;

10.12 Any material provision hereof or of any of the Other Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto in accordance with its terms, or any such party (other than Agent and Lenders) shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the Other Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms;

10.13 The indictment by any Governmental Body of any Loan Party or any Subsidiary of any Loan Party of which any Loan Party, such Subsidiary or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal proceedings against such Loan Party or such Subsidiary, pursuant to which criminal statute or proceedings the penalties or remedies sought or available include forfeiture of (a) any of the Collateral having a value in excess of $2,500,000, or (b) any other property of the Loan Parties and their Subsidiaries taken as a whole, which is necessary or material to the conduct of the business of the Loan Parties and their Subsidiaries taken as a whole;

10.14 Any material portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party in and to any material portion of the Collateral shall have become the subject matter of litigation which might, in the opinion of Agent, upon final determination, result in impairment or loss of a material portion of the Collateral provided by this Agreement or the Other Documents;

10.15 The operations of any Loan Party’s or any Subsidiary’s facilities is interrupted in any material respect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction, and such interruption could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

10.16 An event or condition specified in Section 7.16 or Section 9.15 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur a liability to a Plan or the PBGC (or both) in excess of $2,500,000.

11.	LENDERS’ RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT.

11.1 Rights and Remedies.

Upon the occurrence of (a) an Event of Default pursuant to Section 10.6, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (b) any of the other Events of Default and at any time thereafter, Agent may (and at the direction of Required Lenders, shall) declare that all or any portion of the Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate or limit the obligation of Lenders to make Advances (including, without limitation, reducing the lending formulas or amounts of Revolving Advances and Letters of Credit available to the Borrowers), and (c) a filing of a petition against any Loan Party in any involuntary case under any state, federal or other bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Loan Party. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the Liens granted herein and in the Other Documents and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion, without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. Agent may specifically disclaim any warranties of title or the like at any sale of Collateral. In connection with the exercise of the foregoing remedies, Agent shall have the right to use all of each Loan Party’s Intellectual Property and other proprietary rights (subject to any licenses and other usage rights therein granted in favor of other Persons) which are used in connection with (i) Inventory for the purpose of disposing of such Inventory and (ii) Equipment for the purpose of completing the manufacture of unfinished goods, in each case without any obligation to compensate any Loan Party therefor.

11.2 Waterfall.

(a) So long as no Waterfall Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments, shall be apportioned ratably among the Lenders (according to their Commitment Percentages thereof) and all payments of fees, costs and expenses (other than fees, costs or expenses that are for Agent’s or any Lender’s separate account) shall be apportioned ratably among the Lenders according to their Commitment Percentages thereof (it being understood that all costs and expenses due and owing to Agent, and all principal and interest of Advances (including Protective Advances) made by Agent and not reimbursed by Lenders, shall first be paid in full before any such payments are made to any of the Lenders). Payments for the purposes of this clause (a) shall include proceeds of Collateral received by Agent.

(b) At any time that a Waterfall Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied to the Obligations as follows (it being understood that in the event that any Lender, as opposed to Agent, receives such payment or proceeds from any source other than Agent, such Lender shall remit such payment or proceeds, as applicable, to Agent for application to the Obligations as provided in this Agreement): first, to the Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Agent in connection with this Agreement or any Other Document and to the principal and interest of Advances (including Protective Advances and Swingline Loan Advances) made by Agent and not reimbursed by Lenders until paid in full; second, pro rata to interest due to Lenders upon any of the Advances and to the Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Lenders in connection with (and to the extent payable or reimbursable to Lenders under) this Agreement or any Other Document according to their respective Commitment Percentages thereof until paid in full; third, pro rata to fees due to Agent and the Lenders in connection with this Agreement or any Other Document according to their respective Commitment Percentages thereof until paid in full; fourth, to the principal of the Swingline Loan Advances made by the Swingline Lender; fifth, pro rata to the principal of the Advances made by each Lender and to Bank Products Obligations owing to each Lender arising under Hedging Agreements entered into by such Lender, to the extent such Bank Products Obligations are covered by Reserves, according to their respective Commitment Percentages thereof and, after an Event of Default pursuant to Section 10.6 or if requested by Agent or Required Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to Agent cash collateral in an amount not less than one hundred five (105%) percent of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance reasonably satisfactory to Agent until paid in full; sixth, pro rata to any other Obligations, including (without limitation) Bank Product Obligations (other than Bank Product Obligations satisfied pursuant to clause fifth above), so long as such Bank Product Obligations are covered by Reserves, until paid in full; and seventh, pro rata to any Bank Product Obligations that are not covered by Reserves, until paid in full.

(c) If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor. If it is determined by an authority of competent jurisdiction that a disposition by Agent did not occur in a commercially reasonably manner, Agent may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded. Agent will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless Agent has entered into a written agreement with Loan Party to that effect.

11.3 Agent’s Discretion.

Agent shall have the right in its Permitted Discretion to determine which rights, Liens or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.4 Setoff.

In addition to any other rights and remedies which Agent, any Lender or any Issuer may have under applicable law, this Agreement or any Other Document, upon the occurrence and during the continuance of an Event of Default hereunder, Agent, such Lender, such Issuer and their Affiliates shall have a right to setoff and apply any Loan Party’s property held by Agent, such Lender, such Issuer or such Affiliate to reduce the Obligations, all without notice to Loan Parties. No Lender, Issuer or Affiliate shall setoff or apply such property without the prior written consent of Agent.

11.5 Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.6 Commercial Reasonableness.

To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (a) to fail to incur expenses reasonably deemed necessary or appropriate by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Body or other third party for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors, secondary obligors or other Persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein or as otherwise by law.

12.2 Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.4 Waiver of Counterclaims.

Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13.	EFFECTIVE DATE AND TERMINATION.

13.1 Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (a) September 9, 2016 (the “Original Term”), (b) the acceleration of all Obligations pursuant to the terms of this Agreement or (c) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the “Termination Date”). Loan Parties may terminate this Agreement at any time upon thirty (30) days’ prior written notice upon Payment in Full of all of the Obligations.

13.2 Termination.

The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations arising or incurred prior to the effective date of such termination, and each of the provisions of this Agreement and of the Other Documents shall continue to be fully operative until all of the Obligations have been Paid in Full. The Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been Paid in Full. Accordingly, each Loan Party waives any rights which it may have under Section 9-513 of the UCC to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, until all of the Obligations have been Paid in Full. All representations, warranties, covenants, waivers and agreements contained herein and in the Other Documents shall survive termination hereof until all of the Obligations have been Paid in Full.

14.	REGARDING AGENT.

14.1 Appointment.

Each Lender hereby designates Regions to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that, Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent agrees to do so in its Permitted Discretion and is furnished with an indemnification satisfactory to Agent in its Permitted Discretion with respect thereto.

14.2 Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. None of Agent, any Lender, or any Issuer nor any of their respective officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such under this Agreement or any Other Document or in connection herewith or therewith, unless caused by their gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction, or (b) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect or appraise the properties, books or records of any Loan Party or any other Person. The duties of Agent in respect of the Advances shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or any Other Document a fiduciary relationship in respect of any Secured Party, nor shall the Agent constitute a trustee in respect of any Secured Party; and nothing in this Agreement or any Other Document, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any Other Document except as expressly set forth herein or therein.

14.3 Lack of Reliance on Agent and Resignation.

(a) Independently and without reliance upon Agent, any Issuer or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party and each other Person in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection with this Agreement or any Other Document, and (ii) its own appraisal of the creditworthiness of each Loan Party and each other Person. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except to the extent, if any, expressly required in this Agreement. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority, collectability or sufficiency of this Agreement or any Other Document, the Collateral, or of the financial condition of any Loan Party or any other Person, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents, the Collateral, or the financial condition of any Loan Party or any other Person, or the existence of any Event of Default or any Default.

(b) Agent may resign on thirty (30) days’ written notice to each of Lenders and Administrative Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent with the consent to Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, conditioned or delayed (provided, that, if an Event of

Default has occurred and is continuing, no such consent of Administrative Borrower shall be required). If no such successor Agent is appointed at the end of such thirty (30) day period, Agent may designate one of the Lenders as a successor Agent, and shall give the Administrative Borrower immediate notice of such appointment. If no Lender accepts such designation, Required Lenders shall serve as the successor Agent, and Agent shall remain entitled to so resign.

(c) Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Section 14, Section 16.5 and Section 16.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4 Certain Rights of Agent.

If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5 Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, email, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6 Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or the Administrative Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Subject to Section 14.1, Agent shall take such action with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1) as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1) as it shall deem advisable in the best interests of Lenders.

14.7 Indemnification.

To the extent Agent and/or Issuer, as applicable, is not timely reimbursed and indemnified by Loan Parties, each Lender promptly will reimburse and indemnify Agent and each Issuer and each of their respective officers, directors, Affiliates, employees, representatives and agents in proportion to its respective Commitment Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) arising from any action, litigation, proceeding, dispute or investigation which may be imposed on, incurred by, or asserted against Agent or such Issuer in any litigation, proceeding, dispute or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, on in connection with performing any of its duties, functions or activities under this Agreement or under any Other Document, or in any way relating to or arising out of this Agreement or any Other Document whether or not Agent or any Issuer is a party thereto, except to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of Agent or such Issuer, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Nothing contained in this Section 14.7 shall in any manner limit, impair, waive or otherwise affect Loan Parties reimbursement and indemnification Obligations at any time owing to Agent.

14.8 Agent in its Individual Capacity.

With respect any Advances made by Agent, except as otherwise provided in this Agreement, the Advances made by Agent shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9 Actions in Concert.

Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender and Agent that (a) Agent shall have the exclusive right to enforce and exercise all rights and remedies of Agent and Lenders hereunder and under the Other Documents at all times following the occurrence and during the continuance of an Event of Default, on behalf of Agent and all Lenders, subject to the direction of Required Lenders as provided for herein, and (b) no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Other Documents (including exercising any rights of setoff or compensation) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.10 Intercreditor Agreements/Subordination Agreements.

Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into any subordination or intercreditor agreement pertaining to any Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any Subordinated Debt.

15.	GUARANTEE.

15.1 Guarantee; Contribution Rights.

Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due (whether at the stated maturity, by acceleration or otherwise) and punctual performance of all Obligations. Each payment made by any Guarantor pursuant to this Guarantee shall be made in lawful money of the United States in immediately available funds without offset, counterclaim or deduction of any kind.

Anything herein this Section 15 to the contrary notwithstanding, the maximum liability of each Guarantor this Section 15 shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in the following paragraph). It being understood that no amendments or other modifications to any of the Loan Documents need to be made to implement the provisions of this paragraph and instead the implementation of the provisions of this paragraph shall occur automatically.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 15.9(d). The provisions of this paragraph shall in no respect limit the obligations and liabilities of any Guarantor to Agent and Lenders, and each Guarantor shall remain liable to Agent and Lenders for the full amount guaranteed by such Guarantor hereunder.

15.2 Waivers.

Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than Payment in Full of all of the Obligations, and (f) any defense that any other guarantee or security was or was to be obtained by Agent or any Lender.

15.3 No Defense.

No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

15.4 Guarantee of Payment.

The Guarantee hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 15, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing Indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party and/or otherwise.

15.5 Liabilities Absolute.

The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to the Borrowers or otherwise;

(b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guarantee for all or any of the Obligations;

(c) the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(e) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guarantee hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances, Letters of Credit or other financial accommodations to the Borrowers pursuant to this Agreement and/or the Other Documents or otherwise.

15.6 Waiver of Notice.

Except as otherwise contemplated hereunder, Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

15.7 Agent’s Discretion.

Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

15.8 Reinstatement.

The Guarantee provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by Agent or such Lender in payment or on account of any of the

Obligations and Agent or such Lender repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or such Lender or the respective property of each, or any settlement or compromise of any claim effected by Agent or such Lender with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Lenders.

15.9 No Marshalling, Etc.

(a) Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(b) No Guarantor shall be entitled to claim against any present or future security held by Agent or any Lender from any Person for Obligations in priority to or equally with any claim of Agent or any Lender, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent or any Lender for Obligations, and no Guarantor shall be entitled to compete with Agent or any Lender with respect to, or to advance any equal or prior claim to any security held by Agent or any Lender for Obligations.

(c) If any Loan Party makes any payment to Agent or any Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial or other statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(d) All present and future monies payable by any Loan Party or any other Guarantor to any Guarantor, whether arising out of a right of subrogation, contribution or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and, except as set forth in the final sentence of this Section 15.9(d), are postponed and subordinated to Agent’s and Lenders’ prior right to Payment in Full of all of the Obligations. Except to the extent prohibited or contemplated otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent and Lenders. This assignment, postponement and subordination shall only terminate when all of the Obligations are Paid in Full. Notwithstanding anything contained in this Section 15.9(d), absent the occurrence and continuation of an Event of Default, the Loan Parties shall not be prohibited from paying any amounts due and owing to any other Loan Party or any of their Subsidiaries, provided such payment is not otherwise expressly prohibited by this Agreement.

(e) Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, , in the event that an Event of Default has occurred and is continuing, agrees to make no payments to any Guarantor without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof.

15.10 Action Upon Event of Default.

Upon the occurrence and during the continuance of any Event of Default, Agent may and upon written request of the Required Lenders shall, without notice to or demand upon any Loan Party, any Guarantor or any other Person, declare all or any portion of the Obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the Obligations of each Guarantor. Upon such declaration by Agent, Agent, Lenders and any of their Affiliates are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Agent or Lenders to or for the credit or the account of any Guarantor against any and all of the Obligations of each Guarantor now or hereafter existing hereunder in accordance with the terms of this Agreement, whether or not Agent or Lenders shall have made any demand hereunder against any other Loan Party and although such Obligations may be contingent and unmatured. The rights of Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Agent and Lenders may have. Upon such declaration by Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Loan Party (the “Claims”), Agent shall have the full right on the part of Agent in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for Agent and will pay to Agent forthwith upon receipt thereof any amounts which such Guarantor may receive from any Loan Party on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to Agent, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to Agent. Each Guarantor agrees that no payment on account of the Claims or any Lien therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

15.11 Statute of Limitations.

Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Loan Party or others (including any Lenders) with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

15.12 Interest.

All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the Interest Rate per annum then chargeable with respect to Base Rate Loans constituting Revolving Advances.

15.13 Guarantor’s Investigation.

Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents. Each Guarantor has made an independent investigation of Loan Parties and of the financial condition of Loan Parties. Neither Agent nor any Lender has made, Agent and Lenders do not hereby make, any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Section 15 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

15.14 Termination.

Subject to reinstatement as provided in Section 15.8, the provisions of this Section 15 shall remain in effect until all of Obligations have been Paid in Full.

15.15 Extension of Guarantee.

Without prejudice to the generality of this Section 15, each Guarantor expressly confirms that it intends that the guarantee provided in this Section 15 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the provisions of this Agreement or any Other Document and/or any facility or amount made available hereunder or thereunder.

15.16 Applicability to Borrowers.

Without limiting any of any Borrower’s obligations under this Agreement or any Other Document, each Borrower shall also be considered a Guarantor for purposes of this Section 15 to the extent such Borrower is not directly and primarily obligated with respect to the Obligations.

16.	MISCELLANEOUS.

16.1 Governing Law; Consent to Jurisdiction; Etc.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without regard to conflicts of laws principles. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any Other Document may be brought in any court of competent jurisdiction located in the County and State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Administrative Borrower (on behalf of the Borrowers) at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s and/or any Lender’s option, by service upon Administrative Borrower (on behalf of the Borrowers) which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any Other Document (except to the extent, if any, expressly provided otherwise in any Other Document), shall be brought only in a federal or state court located in the City of New York, State of New York.

16.2 Entire Understanding; Amendments; Lender Replacements; Overadvances.

(a) This Agreement and the Other Documents executed concurrently herewith or on or after the Closing Date contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees of Agent or any Lender to any Loan Party not herein contained or not contained in any Other Document executed on or after the Closing Date shall have no force and effect. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing pursuant to clause (b) below. Any Default or Event of Default that occurs hereunder shall continue unless and until expressly waived in writing pursuant to clause (b) below. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Agent and the Required Lenders (or Agent with the consent in writing of the Required Lenders), and the Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written amendments and supplemental agreements to this Agreement or the Other Documents executed by the Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties hereunder or thereunder or the conditions, provisions or terms hereof or thereof or waiving any Default or Event of Default hereunder or thereunder, but only to the extent specified in such written agreements; provided, however, that, no such amendment or supplemental agreement shall:

(i) increase the Commitment of any Lender without the consent of Agent and the affected Lender;

(ii) increase the Maximum Credit without the consent of Agent and all Lenders (provided, that, the increase provided for in Section 2.20 shall not be deemed an increase requiring the consent of any Lender other than the Lenders providing such increase);

(iii) extend the Term or the final scheduled maturity of any Advance or the due date for any amount payable hereunder, or decrease the rate of interest (other than the waiver of any default rate), reduce the principal amount of any outstanding Advances, or reduce any scheduled (as opposed to mandatory prepayment) principal payment or fee payable by the Borrowers to Agent or a Lender pursuant to this Agreement or any Other Document, without the consent of Agent and each such Lender directly affected thereby;

(iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of Agent and all Lenders;

(v) release all or a substantial portion of the Collateral without the consent of Agent and all Lenders;

(vi) change the rights and duties of Agent without the consent of Agent;

(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of Agent and all Lenders;

(viii) alter the definition of the terms Borrowing Base, Eligible Accounts, or Eligible Well Services Equipment in any manner which would have the effect of increasing availability of Advances, without the consent of Agent and all Lenders;

(ix) release of any Loan Party from its Obligations hereunder, except in accordance with the terms of this Agreement;

(x) subordinate the priority of the Liens in the Collateral in favor of Agent, for the benefit of Secured Parties, to any Liens therein held by any other Person; or

(xi) alter the priority of allocation of payments and proceeds of Collateral provided for in Section 11.2(b).

Any such amendment or supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver of a Default or Event of Default pursuant to a waiver provided in accordance with the above provisions of this Section 16.2(b), Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Default or Event of Default shall extend to any other Default or Event of Default or any subsequent Default or Event of Default (whether or not the subsequent Default or Event of Default is the same as the Default or Event of Default which was waived), or impair any right consequent thereon.

(c) In the event that (i) Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, (ii) a Lender is a Defaulting Lender, (iii) a Lender is an Impacted Lender or (iv) a Lender is a Prior Defaulting/Impacted Lender, then, in each case, Agent may, at its option, require such Lender to assign its Advances and Commitments to Agent or to another Lender or to any other Person designated by Agent (a “Designated Lender”), for a price equal to the then outstanding principal amount of all Advances held by such Lender plus accrued and unpaid interest and fees owing to such Lender, which interest and fees shall be paid when, and if, collected from the Borrowers. In the event Agent elects to require any Lender to assign such Lender’s Advances and Commitments to Agent or to a Designated Lender, Agent will so notify such Lender in writing within one hundred and eighty (180) days following such Lender’s denial (or with respect to clauses (ii), (iii) or (iv)) above, during the time that such Lender is a Defaulting Lender, an Impacted Lender or a Prior Defaulting/Impacted Lender, as applicable, or within one hundred and eighty (180) days thereafter), and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender (or Agent on behalf of such Lender if such Lender refuses to execute such Commitment Transfer Supplement within such time period; and each Lender hereby irrevocable authorizes Agent to so execute such a Commitment Transfer Supplement on its behalf), Agent or the Designated Lender, as appropriate, and Agent (if Agent is not the Designated Lender).

(d) Notwithstanding the foregoing (and in addition to the Agent’s rights to make Protective Advances hereunder), Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances and Letters of Credit at any time to exceed the Borrowing Base (but not to exceed the Maximum Credit) by up to ten (10%) percent of the Borrowing Base for up to thirty (30) consecutive Business Days; provided, that, (i) any such overadvance shall still constitute an Event of Default as of the first (1st) day of such overadvance, regardless of the reason for or amount of such overadvance, (ii) so long as Agent has not commenced exercising rights and remedies pursuant to Section 11.1 following the occurrence and during the continuance of an Event of Default, the aggregate amount of such overadvances plus the aggregate amount of Protective Advances at any time outstanding shall not collectively exceed ten (10%) percent of the Borrowing Base during such thirty (30) consecutive Business Days, except as otherwise authorized by Required Lenders, and (iii) Agent shall cease making any such overadvances if so directed by Required Lenders. For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be eligible for inclusion in the Borrowing Base, becomes ineligible, collections of Receivables applied to reduce outstanding Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral; provided, that, any such overadvance shall still constitute an Event of Default as of the first (1st) day of such overadvance regardless of the reason for or amount of such overadvance. In the event Agent involuntarily permits the outstanding Revolving Advances and Letters of Credit to exceed the Borrowing Base by more than ten (10%) percent of the Borrowing Base, Borrowers shall decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess; provided, that, any Event of Default resulting therefrom shall remain in existence. Revolving Advances made or Letters of Credit issued after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence, and in all events shall constitute an Event of Default.

16.3 Successors and Assigns; Participations; New Lenders; Taxes; Syndication.

(a) This Agreement and the Other Documents shall be binding upon and inure to the benefit of each Loan Party, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns; except, that, no Loan Party may assign or transfer any of its rights or obligations under this Agreement or any Other Document (other than pursuant to a merger or consolidation of Loan Parties permitted hereunder) without the prior written consent of Agent and each Lender.

(b) Each Loan Party acknowledges that one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, conditioned or delayed (each such transferee or purchaser of a participating interest, a “Transferee”) ; provided, that, no participating interest may be sold to a Person organized under the laws of a jurisdiction outside the United States that cannot make the certifications required by Section 16.3(f). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof; provided, that, Loan Parties shall not be required to pay to any Transferee more than the amount which it would have been required to pay to the Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee, had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder, and in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Transferee’s rights under Section 16.2 shall be limited to those items in Section 16.2(b) which require consent of each Lender or each directly affected Lender, as applicable. Each Loan Party hereby grants to Agent, for the ratable benefit of each Secured Party, a continuing Lien in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any Participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Any Lender may sell, assign or transfer all or any part of its Advances and Commitments (and related rights and obligations under this Agreement and the Other Documents) to Qualified Assignees (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000 (except such minimum amount shall not apply to (i) a sale, assignment or transfer by any Lender to an Affiliate of such Lender or to a group of new Lenders, each of which is an Affiliate of each other to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or (ii) a sale, assignment or transfer by any Lender of all of its Commitments and all of its Advances), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (A) Purchasing Lender thereunder shall be a party to this Agreement and the Other Documents as a Lender and, to the extent transferred pursuant to such Commitment Transfer Supplement, have Commitments and outstanding Advances, and (B) the transferor Lender thereunder shall, to the extent its Advances and Commitments have been transferred pursuant to such Commitment Transfer Supplement, be released from its obligations under this Agreement and the Other Documents. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender as a Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the Advances and Commitments of such transferor Lender under this Agreement and the Other Documents. Loan Parties hereby consent to the addition of such Purchasing Lender as a Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the Advances and Commitments of such transferor Lender. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing. Notwithstanding the foregoing, any Lender may assign all or any portion of the Advances or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided, that, any payment in respect of such assigned Advances or Notes made by the Borrowers to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers’ obligations hereunder in respect to such assigned Advances or Notes to the extent of such payment. No such assignment described in the immediately preceding sentence shall release the assigning Lender from its obligations hereunder.

(d) Agent, acting solely in this situation as a non-fiduciary agent of the Borrower, shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Loan Parties, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Loan Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

(e) Loan Parties authorize each Lender, the Arranger and the Syndication Agent to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender (who agrees in writing or through electronic media to treat the information as confidential and use it solely in connection with a proposed transfer under this Section 16.3) any and all financial and other information in such Lender’s possession concerning Loan Parties which has been delivered to Agent or such Lender by or on behalf of Loan Parties pursuant to this Agreement or in connection with Agent’s or such Lender’s credit evaluation of Loan Parties.

(f) Each Lender or Participant organized under the laws of a jurisdiction outside the United States, and from time to time thereafter if either requested by the Borrowers (or Administrative Borrower on behalf of the Borrowers) or Agent or upon the obsolescence or expiration of any previously delivered form, shall provide Agent and Administrative Borrower (on behalf of the Borrowers) with (i) two (2) original executed copies of a correct and completed IRS Form W-8BEN, W-8ECI, or W-8IMY (with appropriate attachments), as appropriate, or any successor or other form prescribed by the IRS, certifying that payments to such Lender or Participant are not subject to United States federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or Participant of a trade or business in the United States or totally exempt from United States federal withholding tax by reason of the application of an income tax treaty to which the United States is a party or such Lender is otherwise exempt, (ii) or to the extent permitted by law, each such Lender or Participant may provide Administrative Borrower (on behalf of the Borrowers) and Agent with two original executed copies of IRS Form W-8BEN, or any successor form prescribed by the IRS, certifying that such Lender is exempt from United States federal withholding tax pursuant to Section 871(h) or 881(c) of the Code, together with an annual certificate stating that such Lender or Participant is not a “person” described in Section 871(h)(3) or 881(c)(3) of the Code and (iii) a duly completed and executed IRS Form W-8BEN or W 9, as appropriate, or any successor or other form establishing an exemption from United States federal backup withholding tax. Each such Lender further agrees to complete and deliver to Administrative Borrower (on behalf of the Borrowers), upon its request, such other forms or other documentation as may be appropriate to minimize any withholding tax on payments pursuant to this Agreement under the laws of any other jurisdiction unless such completion and delivery may in any event be disadvantageous for such Lender. For purposes of this subsection (f), the term “United States” shall have the meaning specified in Section 7701 of the Code. Each Lender that is a United States person, shall provide the Agent and Administrative Borrower with two original executed IRS Form W-9s, certifying as to status for United States federal back up withholding tax purposes.

(g) At the request of Agent from time to time both before and after the Closing Date, Loan Parties will assist Agent in the syndication of the credit facility provided pursuant to this Agreement and the Other Documents. Such assistance shall include, but not be limited to (i) prompt assistance in the preparation of an information memorandum and the verification of the completeness and accuracy of the information and the reasonableness of the projections contained therein, (ii) preparation of offering materials and financial projections by Loan Parties and their advisors, (iii) providing Agent with all information reasonably deemed necessary by Agent to successfully complete the syndication, (iv) confirmation as to the accuracy and completeness of such offering materials and information and confirmation that management’s projections are based on assumptions believed by Loan Parties to be reasonable at the time made, and (v) participation of Loan Parties’ senior management in meetings and conference calls with potential lenders at such times and places as Agent may reasonably request.

16.4 Application of Payments.

Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5 Indemnity/Currency Indemnity.

(a) Each Loan Party shall indemnify Agent, each Issuer, each Lender and each of their respective officers, directors, Affiliates, employees, representatives and agents (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) arising from any action, litigation, proceeding, dispute or investigation which may be imposed on, incurred by, or asserted against Agent, such Issuer or any Lender in any litigation, proceeding, dispute or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other

Documents, whether or not Agent, any Issuer or any Lender is a party thereto, except that no Indemnitee shall be entitled to indemnification hereunder to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Upon learning of any matter described above for which any Indemnitee may want to seek indemnity from any Loan Party, such Indemnitee shall promptly notify each Loan Party of such matter; provided, that, the failure to do so shall not in any manner limit, impair or affect the Loan Parties’ indemnification obligations hereunder. Nothing contained herein or in any Other Document shall prohibit any Loan Party from seeking contribution or indemnity from any Person other than Agent or a Lender.

(b) If for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any Other Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any Other Document in any currency other than the Judgment Currency (the “Currency Due”) (including any Currency Due for the purposes of Section 2.6) then, to the extent permitted by law, conversion shall be made at the exchange rate selected by Agent on the Business Day before the day on which judgment is given (or for the purposes of Section 2.6 on the Business Day on which the payment was received by the Agent). In the event that there is a change in such exchange rate between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, Borrowers shall to the extent permitted by law, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which (when converted at such exchange rate on the date of receipt by Agent in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such Other Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 2.6) which the Agent is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 2.6) originally due to it, Borrowers shall to the extent permitted by law jointly and severally indemnify and save Agent and Lenders harmless from and against loss or damage arising as a result of such deficiency.

16.6 Notice.

Any notice or request required to be given hereunder to any Loan Party or to Agent or any Lender shall be in writing (except as expressly provided herein) at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 16.6. Any notice or request required to be given hereunder shall be provided by email (which email communication shall not, however, be deemed or constitute effective notice hereunder) and given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) facsimile to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or request required to be given hereunder shall be deemed given on the earlier of (i) actual receipt thereof, and (ii) (A) one Business Day following posting thereof by a recognized overnight courier, (B) three (3) days following posting thereof by registered or certified mail, return receipt requested, or (C) upon the sending thereof when sent by facsimile with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

If to Agent or to Regions as Lender at:	Regions Bank 5001 Spring Valley Road, Suite 153-W Dallas, Texas 75244 Attention: Account Manager: Forbes Telephone: 972-383-7500 Facsimile: 972-383-7505

If to a Lender other than Regions, as specified on the signature pages hereof or in the applicable Commitment Transfer Supplement.

If to any Borrower or any Loan Party:	c/o Forbes Energy Services LLC 3000 Business Hwy 281 South Alice, Texas 78333 Attention: Mel Cooper Telephone: 361-664-0549 Facsimile: 361-664-0599

16.7 Survival.

The obligations of Loan Parties under Sections 2.2(g), 3.6, 3.9, 4.19(h), 14.7, 16.5 and 16.10 shall survive termination of this Agreement and the Other Documents and Payment in Full of the Obligations.

16.8 Postponement of Subrogation, Etc. Rights.

Except as otherwise provided herein, each Loan Party expressly agrees not to exercise, until Payment in Full of all of the Obligations, any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement.

16.9 Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.10 Expenses.

The Borrowers shall reimburse Agent (and, with respect to clause (a) below, Lenders) for all costs and expenses (including without limitation, travel expenses) paid or incurred by Agent (and, with respect to clause (a) below, Lenders) in connection with this Agreement and the Other Documents, including, without limitation:

(a) reasonable attorneys’ fees and disbursements incurred by counsel to Agent and one (1) separate counsel retained by Lenders, collectively, in connection with (i) the administration of the Loan Agreement and the Other Documents, including, without limitation, the preparation, negotiation, execution and delivery of any amendment or waiver with respect thereto, and (ii) during the continuance of a Default or Event of Default, (A) in all efforts made to enforce payment of any Obligations or collection of or other realization upon any Collateral, (B) in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement and the Other Documents, (C) in connection with the enforcement of this Agreement or any Other Document, and (D) in enforcing Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise;

(b) attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, appraisers and other professionals incurred by Agent and other costs and expenses incurred by Agent (i) in connection with the preparing, negotiating, entering into, performing or syndicating this Agreement and/or the Other Documents, any amendment, waiver, consent or other modification with respect thereto and the administration, work-out or enforcement of this Agreement and the Other Documents (which expenses incurred or paid pursuant to this clause (i) shall be reasonable), (ii) in instituting, maintaining, preserving and foreclosing on Liens on any of the Collateral, whether through judicial proceedings or otherwise, (iii) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement and all Other Documents or (iv) that Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to this Agreement and the Other Documents; and

(c) reasonable fees and disbursements incurred by Agent in connection with (i) the Well Services Equipment Appraisals or any appraisals of other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and the Other Documents (it being understood that Borrowers shall be responsible for the costs and expenses thereof to the extent provided in Section 4.9 above), and (ii) the Person at any time retained by Agent to perfect Agent’s Lien upon any Well Services Equipment consisting of titled motor vehicles.

16.11 Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Agent and the Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.12 Consequential Damages.

None of Agent, any Issuer, any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party for special, punitive, exemplary, indirect or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

16.13 Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.14 Counterparts; Facsimile or Emailed Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto.

16.15 Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.16 Confidentiality; Sharing Information.

(a) Agent, each Lender and each Transferee shall hold all non-public information designated as confidential and obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, that, Agent, each Lender and each Transferee may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders (who agrees in writing or through electronic media to treat the information as confidential and use it solely in connection with a proposed transfer under Section 16.3), (iii) that ceases to be non-public information through no fault of Agent or any Lender, (iv) as required or requested by any Governmental Body or representative thereof or pursuant to legal process, and (v) in response to any trade credit inquiry with respect to Loan Parties if the Person making such inquiry is so doing at a Loan Party’s request; provided further, that, (A) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use reasonable efforts prior to disclosure thereof, to notify Administrative Borrower (on behalf of the Borrowers) of the applicable request for disclosure of such non-public information (1) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Agent, a Lender or a Transferee by such Governmental Body) or (2) pursuant to legal process, and (B) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender constituting possessory Collateral once all of the Obligations have been Paid in Full.

(b) Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by Agent, any Lender or by one or more Subsidiaries or Affiliates of Agent or such Lender and each Loan Party hereby authorizes Agent and each Lender to share any information delivered to Agent or such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Agent or such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Agent or such Lender, it being understood that any such Subsidiary or Affiliate of Agent or any Lender receiving such information shall be bound by the provision of this Section 16.16 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

16.17 Publicity.

Each Loan Party hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate. In addition, each Loan Party authorizes Agent to include each Loan Party’s name and logo in select transaction profiles and client testimonials prepared by Agent for use in publications, company brochures and other marketing materials of Agent. Subject to Agent’s prior written approval (which shall not be unreasonably withheld or delayed), Loan Parties shall have the right to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders in such publications and to such selected parties as Loan Parties deem appropriate; except, that, the Loan Parties shall have the right to make any disclosure required by law or by applicable SEC regulations without any requirement to obtain prior written approval.

16.18 Patriot Act Notice.

Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies Loan Parties that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies Loan Parties, including the name and address of each Loan Party and other information allowing such Lender to identify Loan Parties in accordance with such act.

16.19 Agent Titles.

Each Lender or other Person that is designated (in the preamble of this Agreement or otherwise) as “Arranger”, “Bookrunner” or any title of any similar type shall not have any right, power, responsibility or duty under this Agreement or any of the Other Documents, other than those applicable to all Lenders (in the case of a Lender), and shall in no event be deemed to have any fiduciary relationship with any other Lender.

[SIGNATURE PAGES FOLLOW]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

FORBES ENERGY SERVICES LLC

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	President and Chief Executive Officer

FORBES ENERGY INTERNATIONAL, LLC

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	Chief Executive Officer and Secretary

TX ENERGY SERVICES, LLC

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	President, Chief Executive Officer and Secretary

C.C. FORBES, LLC

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	Executive Vice President and Chief Operating Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Loan and Security Agreement - Forbes Energy]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

SUPERIOR TUBING TESTERS, LLC

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	Executive Vice President

GUARANTOR:

FORBES ENERGY SERVICES LTD.

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	President and Chief Executive Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Loan and Security Agreement - Forbes Energy]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT AND LENDERS:

REGIONS BANK, as Agent, Swingline Lender, Issuing Bank and a Lender

By:	/s/ Alan Schnacke
Name:	Alan Schnacke
Title:	Managing Director

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Loan and Security Agreement - Forbes Energy]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDERS:

SUNTRUST BANK, as a Lender

By:	/s/ Mark Fidati
Name:	Mark Fidati
Title:	Director

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Loan and Security Agreement - Forbes Energy]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDERS:

CIT BANK, as a Lender

By:	/s/ Benjamin Haslam
Name:	Benjamin Haslam
Title:	Authorized Signatory

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Loan and Security Agreement - Forbes Energy]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDERS:

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Todd Kemme
Name:	Todd Kemme
Title:	Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Loan and Security Agreement - Forbes Energy]

Exhibit A

to

Loan and Security Agreement

Form of Borrowing Base Certificate

[see attached]

Exhibit B

to

Loan and Security Agreement

Form of Notice of Conversion

To:	Regions Bank
5001 Spring Valley Road, Suite 153-W
Dallas, Texas 75244
Attention: Account Manager - Forbes Energy

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement, dated September 9, 2011, by and among FORBES ENERGY SERVICES LLC, a limited liability company formed under the laws of the State of Delaware (“Administrative Borrower”), TX ENERGY SERVICES, LLC, a limited liability company formed under the laws of the State of Delaware (“TX Energy”), C.C. FORBES, LLC, a limited liability company formed under the laws of the State of Delaware (“C.C.”), SUPERIOR TUBING TESTERS, LLC, a limited liability company formed under the laws of the State of Delaware (“Tubing”), and FORBES ENERGY INTERNATIONAL, LLC, a limited liability company formed under the laws of the State of Delaware (“International”; and together with Administrative Borrower. TX Energy, C.C., and Tubing, each a “Borrower” and collectively, “Borrowers”), certain affiliates of Borrowers party thereto as Guarantors, Regions Bank, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions from time to time party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), and the Lenders (as such Loan and Security Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Loan Agreement.

Administrative Borrower hereby gives irrevocable notice, pursuant to Section 2.2(e) of the Loan Agreement, of its request to, on [INSERT DATE], convert a [Base Rate Loan in the amount of $                 to a [XX] day LIBOR Rate Loan in the amount of $                ][a [XX] day LIBOR Rate Loan in the amount of $                 to a Base Rate Loan in the amount of $                ].

Administrative Borrower hereby (a) represents and warrants that all of the conditions contained in Section 8.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion requested hereby, before and after giving effect thereto; (b) represents and warrants that Section 2.2(b) of the Loan Agreement shall have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion requested hereby, before and after giving effect thereto; and (c) reaffirms the continuation of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Loan Agreement.

Date:                      , 20__

Very truly yours,

[ ],
as Administrative Borrower

By:
Name:
Title:

Exhibit 5.5

to

Loan and Security Agreement

Financial Projections

[see attached]

Exhibit 9.7

to

Loan and Security Agreement

Form of Compliance Certificate

To:	Regions Bank
5001 Spring Valley Road, Suite 153-W
Dallas, Texas 75244
Attention: Account Manager - Forbes Energy

Ladies and Gentlemen:

I hereby certify to you pursuant to Section [9.7][9.8][9.9] of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer of FORBES ENERGY SERVICES LLC, a limited liability company formed under the laws of the State of Delaware (“Administrative Borrower”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated September 9, 2011, by and among Administrative Borrower, TX ENERGY SERVICES, LLC, a limited liability company formed under the laws of the State of Delaware (“TX Energy”), C.C. FORBES, LLC, a limited liability company formed under the laws of the State of Delaware (“C.C.”), SUPERIOR TUBING TESTERS, LLC, a limited liability company formed under the laws of the State of Delaware (“Tubing”), and FORBES ENERGY INTERNATIONAL, LLC, a limited liability company formed under the laws of the State of Delaware (“International”; and together with Administrative Borrower. TX Energy, C.C., and Tubing, each a “Borrower” and collectively, “Borrowers”), certain affiliates of Borrowers party thereto as Guarantors, Regions Bank, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions from time to time party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), and the Lenders (as such Loan and Security Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Loan Agreement.

2. On behalf of the Loan Parties, I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Loan Parties and their Subsidiaries during the immediately preceding fiscal [month][quarter][year].

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal [month][quarter][year]], and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Loan Party has taken, is taking, or proposes to take with respect to such condition or event.

4. On behalf of the Loan Parties, I further certify that, based on the review described in Section 2 above, no Loan Party nor any of its Subsidiaries has at any time during or at the end of such fiscal [month][quarter][year], except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Loan Agreement or the Other Documents.

(b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets or established any new asset locations except as permitted under the Loan Agreement.

(c) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than a Permitted Encumbrance.

(d) [To be inserted only for Compliance Certificate delivered as of the end of each fiscal quarter and for fiscal year end.] To the best of our knowledge, is in compliance in all material respects with any applicable Environmental Laws. To the extent any Loan Party or any Subsidiary of any Loan Party is not in compliance with any Environmental Laws, Schedule III attached hereto shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party or Subsidiary, as applicable, will implement in order to achieve full compliance.

5. [To be inserted only for Compliance Certificate delivered as of the end of each fiscal quarter and for fiscal year end.] Attached hereto as Schedule IV are the calculations used in determining, as of the end of such period, the Fixed Charge Coverage Ratio and, if a Financial Covenant Trigger Event has occurred and is continuing, whether Loan Parties are in compliance with the Fixed Charge Coverage Ratio set forth in Section 6.8 of the Loan Agreement for such period.

6. There has been no change in the location of any of Loan Parties’ books and records from those set forth on Schedule 4.4 to the Loan Agreement, except as set forth on Schedule V, and any Well Services Equipment located outside of the United States is also set forth on Schedule V.

7. On behalf of the Loan Parties, I further certify that, except as set forth on Schedule VI hereto:

(a) All sales, personal property and payroll and other taxes of Loan Parties are currently paid; and

(b) Loan Parties have not received notice of breach of any material contract of a Loan party or of any of their Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

The foregoing certifications are made and delivered this              day of                 , 20__.

Date:                      , 20__

Very truly yours,

[ ],
as Administrative Borrower

By:
Name:
Title:

Schedule I

to

Compliance Certificate

Defaults And Events Of Default

[to be provided by Administrative Borrower]

Schedule II

to

Compliance Certificate

Changes in Representations

[to be provided by Administrative Borrower]

Schedule III

to

Compliance Certificate

Environmental Laws

[to be provided by Administrative Borrower]

Schedule IV

to

Compliance Certificate

Covenant 6.9 – Financial Covenant Calculations

Schedule V

to

Compliance Certificate

Locations

[to be provided by Administrative Borrower]

Exhibit 16.3

to

Loan and Security Agreement

Form of Commitment Transfer Supplement

This COMMITMENT TRANSFER SUPPLEMENT (this “Supplement”) dated as of                      , 20     is made between                              (the “Assignor”) and                                  (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Regions Bank, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions from time to time party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), and the Lenders have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to FORBES ENERGY SERVICES LLC, a limited liability company formed under the laws of the State of Delaware (“Administrative Borrower”), TX ENERGY SERVICES, LLC, a limited liability company formed under the laws of the State of Delaware (“TX Energy”), C.C. FORBES, LLC, a limited liability company formed under the laws of the State of Delaware (“C.C.”), SUPERIOR TUBING TESTERS, LLC, a limited liability company formed under the laws of the State of Delaware (“Tubing”), and FORBES ENERGY INTERNATIONAL, LLC, a limited liability company formed under the laws of the State of Delaware (“International”; and together with Administrative Borrower, TX Energy, C.C., and Tubing, each a “Borrower” and collectively, “Borrowers”), as set forth in the Loan and Security Agreement, dated September 9, 2011, by and among Agent, Lenders, Borrowers and certain affiliates of Borrowers party thereto as Guarantors (as such Loan and Security Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”; all capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement), and the Other Documents (as defined in the Loan Agreement);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Advances (the “Committed Advances”) to Borrowers in an aggregate amount not to exceed $                     (the “Commitment”); and

WHEREAS, Assignor wishes to assign to Assignee [part of the][all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $                     (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Commitment Transfer.

(a) Subject to the terms and conditions of this Supplement, (i) Assignor hereby sells, transfers and assigns to Assignee, and (ii) Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Supplement) an interest in (A) the Commitment and each of the Committed Advances of Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the Other Documents, so that after giving effect thereto, the Commitment of Assignee and the Commitment of Assignor shall be as set forth below and the Pro Rata Share of Assignee shall be                  (__%) percent and the Pro Rata Share of Assignor shall be                  (__%) percent.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $                    .

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $                    .

2. Payments. As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $                    , representing Assignee’s Pro Rata Share of the principal amount of all Committed Advances.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Advances and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee (a) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of each Borrower and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Supplement and (b) agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Supplement shall be                         , 20     (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Supplement shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent; and

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Supplement.

(b) Promptly following the execution of this Supplement, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6. Agent.

(a) Assignee hereby appoints and authorizes Regions Bank, in its capacity as Agent, to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b) If Assignor is the Agent, Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Other Documents, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or any Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms W-8ECI or W-8BEN upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Supplement and any other documents required or permitted to be executed or delivered by it in connection with this Supplement and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Supplement, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Supplement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the Other Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of each Borrower or any of its respective Affiliates, or the performance or observance by any Borrower or any other Person, of any of their respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Supplement and any other documents required or permitted to be executed or delivered by it in connection with this Supplement, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Supplement, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Supplement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Supplement, including the delivery of any notices or other documents or instruments to Administrative Borrower or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10. Miscellaneous.

(a) Any amendment or waiver of any provision of this Supplement shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Supplement shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Supplement, except as provided in the Loan Agreement.

(d) This Supplement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Supplement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Supplement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS SUPPLEMENT, THE LOAN AGREEMENT, ANY OF THE OTHER DOCUMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Supplement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

SCHEDULE 1

NOTICE OF COMMITMENT TRANSFER SUPPLEMENT

                         , 20__

To:	Regions Bank
5001 Spring Valley Road, Suite 153-W
Dallas, Texas 75244
Attention: Account Manager - Forbes Energy

Re: FORBES ENERGY SERVICES LLC, et al.

Ladies and Gentlemen:

Regions Bank, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions from time to time party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), and the Lenders have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to FORBES ENERGY SERVICES LLC, a limited liability company formed under the laws of the State of Delaware (“Administrative Borrower”), TX ENERGY SERVICES, LLC, a limited liability company formed under the laws of the State of Delaware (“TX Energy”), C.C. FORBES, LLC, a limited liability company formed under the laws of the State of Delaware (“C.C.”), SUPERIOR TUBING TESTERS, LLC, a limited liability company formed under the laws of the State of Delaware (“Tubing”), and FORBES ENERGY INTERNATIONAL, LLC, a limited liability company formed under the laws of the State of Delaware (“International”; and together with Administrative Borrower, TX Energy, C.C., and Tubing, each a “Borrower” and collectively, “Borrowers”), as set forth in the Loan and Security Agreement, dated September 9, 2011, by and among Agent, Lenders, Borrowers and certain affiliates of Borrowers party thereto as Guarantors (as such Loan and Security Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the Other Documents (as defined in the Loan Agreement). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1. We hereby give you notice of, and request your consent to, the assignment by                          (the “Assignor”) to                          (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                  (__%) percent of the total Commitments pursuant to the Commitment Transfer Supplement attached hereto (the “Supplement”). We understand that the Assignor’s Commitment shall be reduced by $                    .

2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3. The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B)	Payment instructions:

Account No.:
At:

Reference:
Attention:

4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Supplement.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Commitment Transfer Supplement to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours, [NAME OF ASSIGNOR]

By:
Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO: REGIONS BANK, as Agent

By:
Name:
Title:

[Consent of Administrative Borrower, if applicable]

By:
Name:
Title:

Schedule C-1

to

Loan and Security Agreement

Commitments

Lenders	Revolver Commitment	Swingline Loan Commitment
Regions Bank	$30,000,000	$7,500,000
SunTrust Bank	$17,250,000	$0
CIT Bank	$17,250,000	$0
Capital One Leverage Finance Corp.	$10,500,000	$0
Total:	$75,000,000	$7,500,000

Schedule R-1

to

Loan and Security Agreement

Real Property

Schedule 2.3

to

Loan and Security Agreement

Payment Account; Disbursement of Advance Proceeds

Payment Account

Regions Bank
ABA No.:
Account No.:
For Credit To:	for the account of Regions Bank
Reference:

Disbursement of Advance Proceeds

[Regions Bank]
ABA No.:
Account No.:
For Credit To:
Reference:

Schedule 4.4

to

Loan and Security Agreement

Equipment and Inventory Locations

[to be provided by Borrowers]

Schedule 4.14(c)

to

Loan and Security Agreement

Location of Chief Executive Offices

[to be provided by Borrowers]

Schedule 5.2(a)

to

Loan and Security Agreement

Jurisdictions of Qualification and Good Standing

[to be provided by Borrowers]

Schedule 5.2(b)

to

Loan and Security Agreement

Subsidiaries

[to be provided by Borrowers]

Schedule 5.4

to

Loan and Security Agreement

Federal Tax Identification Number

[to be provided by Borrowers]

Schedule 5.5

to

Loan and Security Agreement

Changes to Condition

[to be provided by Borrowers]

Schedule 5.6

to

Loan and Security Agreement

Prior Names

[to be provided by Borrowers]

Schedule 5.8(b)

to

Loan and Security Agreement

Litigation / Commercial Tort Claims / Money Borrowed

[to be provided by Borrowers]

Schedule 5.8(d)

to

Loan and Security Agreement

Plans

[to be provided by Borrowers]

Schedule 5.9

to

Loan and Security Agreement

Intellectual Property, Source Code Escrow Agreements

[to be provided by Borrowers]

Schedule 5.13

to

Loan and Security Agreement

Labor Disputes

[to be provided by Borrowers]

Schedule 5.21

to

Loan and Security Agreement

Material Contracts

[to be provided by Borrowers]

Schedule 5.22

to

Loan and Security Agreement

Capital Structure

[to be provided by Borrowers]

Schedule 5.23

to

Loan and Security Agreement

Bank Accounts

[to be provided by Borrowers]

Schedule 7.2

to

Loan and Security Agreement

Existing Liens

[to be provided by Borrowers]

Schedule 7.8

to

Loan and Security Agreement

Existing Indebtedness

[to be provided by Borrowers]

Schedule 7.10

to

Loan and Security Agreement

Transactions with Affiliates

[to be provided by Borrowers]